UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Paragon Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PARAGON TECHNOLOGIES, INC.

600 Kuebler Road, Easton, Pennsylvania 18040

Telephone (610) 252-3205

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 3, 2005

The special meeting of stockholders (the “Special Meeting”) of Paragon Technologies, Inc., a Delaware corporation (the “Company”), will be held at Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Suite 300, Berwyn, PA 19312 on August 3, 2005, at 10:30 a.m., local time, for the following purposes:

1. To consider and vote upon the approval of an asset purchase agreement, dated as of May 20, 2005, by and among TGW Transportgeräte GmbH, Malibu Acquisition, Inc., Ermanco Incorporated, and Paragon Technologies, Inc., pursuant to which Ermanco Incorporated (“Ermanco”) and Paragon Technologies, Inc. (sometimes referred to as “we,” “us” or the “Company”) will sell substantially all of the assets of Ermanco to Malibu Acquisition, Inc. (“Buyer”), a wholly owned U.S. subsidiary of TGW Transportgeräte GmbH (“TGW”). The approval of the asset purchase agreement and the sale of Ermanco’s assets to the Buyer (sometimes referred to as the “asset sale”) are collectively referred to as the “Asset Sale Proposal.” The full text of the asset purchase agreement is included as Annex A to the proxy statement.

2. To transact such other business as may properly come before the meeting or at any adjournments thereof.

Our Board of Directors has determined that the Asset Sale Proposal is advisable and in our best interest and in the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our Board of Directors unanimously recommends that you vote FOR the Asset Sale Proposal.

In connection with its approval of the Asset Sale Proposal, our Board of Directors received opinions from our financial advisor, Boenning & Scattergood, Inc., to the effect that, as of the date of their opinions, the financial consideration to be received in the asset sale is fair to our stockholders from a financial point of view. The full text of the Boenning & Scattergood, Inc. written opinion, dated May 20, 2005, is attached to this proxy statement as Annex B and incorporated herein by reference. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Boenning & Scattergood, Inc.’s opinions are addressed to our Board of Directors and do not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the asset purchase agreement or the asset sale.

Only stockholders of record as of the close of business on June 28, 2005 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by a stockholder at the Special Meeting and during normal business hours at the Company’s corporate offices during the ten-day period immediately prior to the Special Meeting.

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

In connection with the asset purchase agreement, each of Anthony W. Schweiger, Gordon A. Hellberg, L. Jack Bradt, Leon C. Kirschner, Leonard S. Yurkovic, Ronald J. Semanick, Steven Shulman and Theodore W. Myers entered into a stockholder agreement with TGW and Buyer. Collectively, these stockholders, who are directors and/or officers of the Company, hold an aggregate of 795,083 shares, or approximately 18.5%, of our common stock. Pursuant to the terms of the stockholder agreement, each of these stockholders is required to vote in favor the Asset Sale Proposal.

/s/ Ronald J. Semanick
July 1, 2005	RONALD J. SEMANICK
Easton, Pennsylvania	Secretary

PARAGON TECHNOLOGIES, INC.

600 Kuebler Road, Easton, Pennsylvania 18040

Where You Can Find Additional Information	50
Appraisal and Dissenters’ Rights	50
Regulatory Approvals	50
Board Recommendation	50
ANNEX A: ASSET PURCHASE AGREEMENT	A-1
ANNEX B: FAIRNESS OPINION	B-1

SUMMARY

This summary highlights selected information contained in this proxy statement and may not contain all of the information that you may consider important. To understand the Asset Sale Proposal more fully and for a more complete description of the legal terms of the Asset Sale Proposal, you should read carefully the entire proxy statement and the other documents to which we have referred you, including the asset purchase agreement. For further information, you should read “Where You Can Find Additional Information” on page 50 of this proxy statement.

The Special Meeting

Time, Date and Place:	The Special Meeting of Stockholders of Paragon Technologies, Inc., a Delaware corporation (the “Company”), will be held at Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Suite 300, Berwyn, PA 19312 on August 3, 2005, at 10:30 a.m., local time.

Record Date:	Only stockholders of record as of the close of business on June 28, 2005 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof.

Purpose:

1. To consider and vote upon the sale of substantially all of the assets of our wholly owned subsidiary Ermanco Incorporated (“Ermanco”) to a wholly owned subsidiary of TGW Transportgeräte GmbH (“TGW”) pursuant to an asset purchase agreement, dated as of May 20, 2005, by and among TGW, TGW’s subsidiary Malibu Acquisition, Inc. (the “Buyer”), Ermanco, and Paragon Technologies, Inc. (sometimes referred to as “we,” “us” or the “Company”). The approval of the asset purchase agreement and the asset sale to the Buyer is collectively referred to as the “Asset Sale Proposal.” The full text of the asset purchase agreement is included as Annex A to the attached proxy statement.

2. To transact such other business as may properly come before the meeting or at any adjournments thereof.

Board Recommendation:	Our Board of Directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our Board of Directors unanimously recommends that you vote FOR the Asset Sale Proposal. You should read “The Asset Sale Proposal – Reasons for the Asset Sale” on page 39 for a discussion of factors that our Board of Directors considered in deciding to recommend the approval of the Asset Sale Proposal.

Required Vote:	Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy at the Special Meeting and entitled to vote thereon.
The Parties

Paragon Technologies, Inc.:	We are a publicly traded Delaware corporation, with current assets such as cash, receivables, inventories, deferred income tax benefits, prepaid expenses and other current assets and fixed assets and the capital stock of Ermanco. Our mailing address is 600 Kuebler Road, Easton, Pennsylvania 18040-9295, and our phone number is 610-252-3205.

Ermanco Incorporated:	Ermanco is a Michigan corporation and a wholly owned subsidiary of the Company which manufactures Ermanco branded light to medium duty unit handling conveyors and conveyor and sortation systems. Ermanco’s mailing address is 6870 Grand Haven Road, Spring Lake, Michigan 49456-9652, and its phone number is 231-798-4547.

TGW Transportgeräte GmbH:	TGW is an Austrian corporation which develops, manufactures, markets and sells conveyor, material handling and storage systems. TGW’s mailing address is Collmannstrasse 2, A – 4600 Wels, Austria.

Malibu Acquisition, Inc.:	The Buyer is a Michigan corporation and wholly owned subsidiary of TGW which was created solely for the purpose of acquiring Ermanco. The Buyer’s mailing address is 601 Abbott Road, East Lansing, Michigan 48823.
The Asset Sale Proposal

Assets to be Sold:	The Company will sell to the Buyer substantially all of the assets used by Ermanco in its business of manufacturing Ermanco branded light to medium duty unit handling conveyors and conveyor and sortation systems.

Excluded Assets:

The parties have agreed that some of the assets of Ermanco will be excluded from the asset sale. The excluded assets include, but are not limited to:

•     all the cash and cash equivalents held by Ermanco;

•     all state and federal income taxes recoverable;

•     all receivables due from the Company to Ermanco as of the time the asset sale is effective; and

•     deferred income tax benefits-current.

Purchase Price:	The Buyer has agreed to purchase the assets of Ermanco for a price of $23 million in cash[1] (subject to working capital adjustments). The Buyer has also agreed to assume the ordinary operating liabilities of Ermanco, that are due and payable after closing. For further discussion, you should read “The Asset Sale Proposal – Purchase Price; Payment” on page 41.

Payment of the Purchase Price:	Under the asset purchase agreement, the Buyer will pay to Ermanco an amount equal to $23 million (subject to working capital adjustments). You should read “The Asset Sale Proposal – Purchase Price; Payment” on page 41 for a more detailed discussion of the transaction purchase price.

Use of Proceeds:	Following the payment of expenses related to the asset sale and the satisfaction of other unassumed liabilities, we expect to use the proceeds, less taxes and expenses (see below), to support the organic growth of our remaining SI business, consider strategies and transactions intended to provide liquidity and maximize stockholder value, and consider the acquisition of complementary assets and/or businesses. Although we enter into preliminary discussions and non-disclosure agreements from time to time, we do not currently have any material definitive agreements

[1]	Or as stated on page 41.

in place. There is no assurance that we will be able to consummate any such acquisition at all or an acquisition on terms that we would consider reasonable. You should read “The Asset Sale Proposal – Conduct of Business Following the Asset Sale” on page 36 for a more detailed discussion of our plans for the ongoing operations of the Company.

We intend to use a portion of the proceeds of the asset sale to fund taxes and transaction expenses related to the asset sale. We estimate that the taxes and transaction expenses incurred in connection with the asset sale (including accounting, legal, filing, investment banking, and printing fees) will aggregate approximately $3 million.

Stockholder Agreement:	In connection with completing the asset sale, all of the officers and directors of the Company, who collectively hold approximately 18.5% of the shares authorized to vote upon this transaction, have agreed to vote in favor of the Asset Sale Proposal.

Opinions of our Financial Advisor:

In connection with its approval of the Asset Sale Proposal, our Board of Directors received a written opinion from our financial advisor, Boenning & Scattergood, Inc., to the effect that, as of May 20, 2005, and subject to and based upon the qualifications and assumptions set forth in the opinion, the financial consideration to be received in the asset sale is fair to our stockholders from a financial point of view. The full text of the Boenning & Scattergood, Inc. written opinion, dated May 20, 2005, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. In addition, you should read “The Special Meeting – Opinions of our Financial Advisors” on page 28 for a more detailed discussion of the opinions of our financial advisor.

Boenning & Scattergood, Inc.’s written opinion is addressed to our Board of Directors and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the asset purchase agreement or the asset sale.

Reasons for the Sale:

Our Board of Directors is unanimously recommending the asset sale as being in the best interests of the Company and our stockholders for the following reasons:

•     our Board believes that our SI branded products that will be our core business after this transaction represents better opportunities for growth, improved profit margins and for maximizing stockholder value than the Ermanco product line that is being sold;

•     the asset sale will allow us to redirect our strategic emphasis on the higher growth and higher margin sectors of the large automated material handling marketplace. We will be accelerating the sale of proprietary sophisticated software where the market need is well established, and we will expedite the strengthening of the marketing and application engineering arms of our ongoing operations;

•     there have been no meaningful synergies realized between the Ermanco line of products and those sold under the SI brands because: (i) the different product lines serve different needs in the material handling market; while SI utilizes components produced by a wide variety of subcontractors, has system integration capability, and differentiates itself through proprietary applications and sophistication in controls and software, Ermanco’s products are essentially manufactured internally, with products that compete primarily on price; (ii) while SI branded products are customized products that are sold directly to end users, Ermanco’s products are standardized products that are sold through distributors; and (iii) although the integrated systems sold under the SI brands often utilize standard conveyors, the opportunities to include Ermanco products in SI branded systems are too infrequent to produce any meaningful cost savings or effectiveness as a result of the joint ownership of Ermanco and the SI branded products;

•     financing is not a condition to closing and the asset sale is all cash, providing certainty;

•     assuming stockholder approval, we believe the asset sale has a high likelihood of being consummated. We have concluded that TGW is a well known, well established, and financially capable buyer and can complete the asset sale and transactions dictated by the asset purchase agreement;

•     our Board of Directors believes that the combination of TGW and Ermanco is a good strategic fit and, when coupled with TGW’s objectives in the U.S. market, enabled TGW to offer the Company an attractive purchase price for this asset;

•     our Board of Directors believes the purchase price for the Ermanco assets is fair to our stockholders;

•     Boenning & Scattergood, Inc. provided a written fairness opinion to our Board of Directors pertaining to the financial consideration to be received in the asset sale;

•     the agreement permits us to furnish information to, and participate in negotiations with, any third party that has submitted an unsolicited written proposal to acquire Ermanco’s assets which we believe is superior to TGW’s proposal. Our Board of Directors can exercise its fiduciary duties with a superior offer, withdrawing its recommendation, if specified conditions are met; and

•     the stockholder agreement automatically terminates with the termination of the asset purchase agreement, thereby enabling us to accept a superior offer in accordance with the terms of the asset purchase agreement.

For further discussion, you should read “The Asset Sale Proposal – Reasons for the Asset Sale” on page 39.

Conduct of Business Following the Asset Sale:	After the closing of the asset sale we will continue to offer and sell core products under our SI Systems and SI Production & Assembly Systems brands, including material handling solutions that address order fulfillment and unit assembly handling applications. We expect to have approximately $21 to $23 million of unreserved corporate cash, including $18 to $20 million in net proceeds from the asset sale. We intend to review opportunities with the goal of maximizing our resources and increasing stockholder value. At this time, we believe that an increase in stockholder value will be best obtained through a redeployment of assets from Ermanco to our remaining SI business, through increases in the Company’s internal technology base, growth of our ongoing operations and other higher growth markets, in particular, by the enhancement of our products with advanced proprietary software capabilities through research and development efforts and/or possible acquisitions, mergers and joint ventures. We have retained an investment banking firm to assist us in the identification and selection of appropriate steps to enhance stockholder value and other transactions that could provide liquidity. Although we enter into preliminary discussions and non-disclosure agreements from time to time, we do not currently have any material definitive agreements in place. There is no assurance that we will be able to consummate any such acquisition at all or an acquisition on terms that we would consider reasonable.

Appraisal Rights:	Under applicable Delaware law, our stockholders are not entitled to appraisal or dissenters’ rights with respect to the asset purchase agreement or the asset sale and we will not independently provide our stockholders with any such right. For further discussion, you should read “The Asset Sale Proposal – Appraisal and Dissenters’ Rights” on page 50.

The Closing:	Following the satisfaction or waiver by the appropriate party to all of the conditions to each party’s obligations to complete the asset sale in the asset purchase agreement, the closing of the asset sale is expected to take place during the third quarter of 2005, unless extended to a later date in accordance with the asset purchase agreement.

Closing Conditions:	The asset purchase agreement contains closing conditions that are customary to transactions similar to the asset sale, including approval of our stockholders, the receipt of third-party consents and the absence of any material adverse change in Ermanco’s business, subject to specified exceptions. For further discussion, you should read “The Asset Sale Proposal – Conditions to Completing the Asset Sale” on page 45.

Termination:	The asset purchase agreement contains certain termination rights and provides that upon the termination of the asset purchase agreement under specified circumstances, including in the event the Company’s Board of Directors exercises the fiduciary out described in the asset purchase agreement, the Company and/or Ermanco may be required to pay to Buyer a termination fee equal to $1 million in cash, plus reimbursement to Buyer of all out-of-pocket costs and expenses incurred by Buyer or any of its affiliates in connection with the asset purchase agreement or the transactions contemplated thereby.

Interests of Certain Persons in the Asset Sale:	All of our executive officers and directors own shares of common stock and/or options to purchase shares of our common stock and, to that extent, their interests in the sale is the same as that of other holders of common stock.

Ermanco’s operations are located in a 94,000 square foot building in Spring Lake, Michigan. The building is leased from a limited liability company that is affiliated with the Company through a common director and officer of the Company, Messrs. Shulman and Kirschner. Following the closing of the asset sale, Messrs. Shulman and Kirschner will continue to lease the property to the Buyer.

Under the terms of the asset purchase agreement, the Buyer is required to enter into an employment contract with Leon C. Kirschner on or prior to the closing of the asset sale. In addition, Buyer contemplates entering into an employment relationship with Gordon A. Hellberg on or prior to the closing of the asset sale.

Certain Tax Consequences of the Asset Sale:	Ermanco will recognize gain or loss for income tax purposes on the sale of the assets in the asset sale. Ermanco’s gain or loss will be determined based upon the amount of the purchase price (increased by Ermanco’s liabilities properly accrued as of the closing, to the extent assumed by the Buyer) allocated to the assets and Ermanco’s tax basis in the assets. To the extent that the purchase price allocated to the assets exceeds its tax basis, Ermanco will recognize gain on the disposition of the assets, and to the extent the assets tax basis exceeds the purchase price allocated to the assets, Ermanco will recognize loss on the disposition of the assets. Because Ermanco will be included in our consolidated federal income tax return for the taxable year that includes the sale, the gain or loss recognized by Ermanco will be included on our federal income tax return for the taxable year that includes the sale. The asset sale may also result in state or local income, franchise, sales, use, transfer or other tax liabilities in some or all of the states or local tax jurisdictions in which Ermanco files returns. The estimated federal and state tax liabilities approximate $2 million under current tax law.

Accounting Treatment for the Asset Sale:	The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes and, if applicable, any excess in the book value of the net assets sold over the purchase price received by us, less transaction expenses, will be recognized as a loss for financial accounting purposes. We estimate that the gain or loss recognized in the transaction under U.S. generally accepted accounting principles, before income taxes, will be a loss of approximately $800,000.

Payments to Stockholders:	Holders of the Company’s common stock will not receive any distribution of proceeds as a direct result of the asset sale. Any determination to pay dividends or other payments to our stockholders in the future will be at the discretion of the Company’s Board of Directors and will depend upon numerous factors, including our results of operations, financial condition, capital requirements, contractual restrictions and strategic plan.

Regulatory Approvals:	The Asset Sale Proposal is not subject to any regulatory approvals.

PARAGON TECHNOLOGIES, INC.

600 Kuebler Road, Easton, Pennsylvania 18040

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 3, 2005

INTRODUCTION

This proxy statement and the accompanying form of proxy are being mailed on or about July 1, 2005 to the stockholders of Paragon Technologies, Inc. (sometimes referred to as “we,” “us” or the “Company”). They are being furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2005 special meeting (the “Special Meeting”) of stockholders to be held at Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Suite 300, Berwyn, PA 19312 on August 3, 2005, 10:30 a.m., local time, and at any adjournments thereof. The cost of such solicitation will be borne by the Company.

Only the holders of record of the outstanding shares of common stock of the Company on June 28, 2005 (the “Record Date”) will be entitled to vote at the Special Meeting. A stockholder giving a proxy may revoke it at any time by giving written notice of such revocation to the Corporate Secretary of the Company before it is exercised. A proxy may also be revoked by executing a later proxy or by attending the Special Meeting and voting in person, provided written notice of such actions are given to the Corporate Secretary of the Company before the proxy is exercised.

At the close of business as of the above Record Date, there were outstanding and entitled to vote 4,286,785 shares of the Company’s common stock. Each holder of shares entitled to vote has the right to one vote for each share standing in the holder’s name on the books of the Company.

The shares represented by each properly executed proxy will be voted in the manner specified by the stockholder. If instructions are not given, the shares will be voted by the persons named in the accompanying proxy for the approval of the Asset Sale Proposal as specified below and in their discretion on any other matters properly coming before the meeting.

Under the Company’s Bylaws, the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum for the purposes of the Special Meeting. Abstentions and broker non-votes will be treated as being present for purposes of determining the presence of a quorum. Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy at the meeting and entitled to vote thereon. Accordingly, directions to withhold authority and abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

July 1, 2005

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our common stock as of the Record Date. This proxy statement and proxy card relates to the Company’s 2005 Special Meeting of Stockholders to be held on August 3, 2005 and at any adjournment of that meeting. This proxy statement describes the matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposal to approve the Asset Sale Proposal to be voted on at the Special Meeting, our Board of Directors’ recommendation regarding the Asset Sale Proposal, procedures for voting at the Special Meeting and other information required by federal securities laws.

Who is soliciting my proxy?

Our Board of Directors is soliciting your proxy for use at the Special Meeting.

Why is our Board of Directors recommending the asset sale?

After considering a number of factors, including our capital requirements, liquidity needs, the financial performance and future prospects of Ermanco, current economic and market conditions in the material handling business, the price and other terms of the asset sale, and the opinions from Boenning & Scattergood, Inc., our Board of Directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interests of our stockholders. For further discussion, you should read “The Asset Sale Proposal – Reasons for the Asset Sale” on page 39.

What opinion did our Board of Directors receive from Boenning & Scattergood, Inc., our financial advisor?

In connection with its approval of the Asset Sale Proposal, our Board of Directors received a written opinion from our financial advisor, Boenning & Scattergood, Inc., to the effect that, as of May 20, 2005, and subject to and based upon the qualifications and assumptions set forth in the opinion, the financial consideration to be received in the asset sale is fair to our stockholders from a financial point of view. The full text of the Boenning & Scattergood, Inc. written opinion, dated May 20, 2005, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Boenning & Scattergood, Inc.’s written opinion is addressed to our Board of Directors and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the asset purchase agreement or the asset sale.

What am I voting on?

You are voting on the Asset Sale Proposal and any other matter brought before the meeting in accordance with law and our bylaws.

Who is entitled to vote?

Holders of shares of common stock outstanding on the Company’s books at the close of business on the Record Date for the Special Meeting may vote. There were 4,286,785 shares of common stock outstanding at that time.

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING

How many votes do I have?

You have one vote for each share of common stock you hold as of the Record Date for the Special Meeting.

What vote is required to approve the Asset Sale Proposal?

Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy at the meeting and entitled to vote thereon.

How do I vote?

After carefully reading and considering the information contained in this proxy statement, you may cast your vote in one of the following ways:

•	by completing the accompanying proxy card and returning it in the enclosed envelope; or

•	by appearing and voting in person at the Special Meeting.

If your shares are held in “street name,” which means that your shares are held in the name of a bank, broker, or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the Special Meeting.

What if I don’t indicate my voting choices?

If the Company receives your proxy in time to permit its use at the Special Meeting, your shares will be voted in accordance with the instructions you indicate. If you do not indicate instructions and have not indicated otherwise, your shares will be voted as recommended by the Company’s Board of Directors. More particularly, your shares will be voted FOR the approval of the Asset Sale Proposal.

How does discretionary voting apply?

The Company is not aware of any matter not described in this proxy statement that will be properly presented for consideration at the Special Meeting. However, if another matter is properly presented, your shares will be voted on the matter in accordance with the judgment of the person or persons voting the proxy.

May I change my vote?

After mailing in your proxy, you may change your vote by following any of these procedures. If you are a stockholder “of record,” meaning that the shares you own are registered in your name as of June 28, 2005, then to revoke your proxy, you must do one of the following before the vote is taken at the Special Meeting:

•	send written notice revoking your proxy to the Company’s Corporate Secretary at Paragon Technologies, Inc., 600 Kuebler Road, Easton, Pennsylvania 18040; or

•	sign and return a proxy with a later date.

If you are not a holder of record but you are a “beneficial holder,” meaning that your shares are registered in another name (for example, in “street name”), you must follow the procedures required by the holder of record, which is usually a brokerage firm, bank, or other financial institution, to revoke a proxy. You should contact the holder of record directly for more information on these procedures. In any event, you may not change your vote or revoke your proxy after the vote is taken at the Special Meeting.

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING

How do I vote in person?

If you plan to attend the Special Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring a letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on the Record Date for determining which of our stockholders are entitled to notice of, and to vote at, the Special Meeting, in order to vote at the Special Meeting.

In addition, if you want to vote your shares that are held in street name, you must obtain a “legal proxy” from the holder of record and present it at the Special Meeting.

How does our Board of Directors recommend that I vote?

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Asset Sale Proposal.

What does it mean if I receive more than one set of proxy materials?

Receiving multiple sets of proxy soliciting materials generally means that your shares are registered in different ways or are held in more than one account. Please respond to all of the proxy requests to ensure that all your shares are voted.

What constitutes a quorum at the Special Meeting?

A majority of the outstanding shares entitled to vote on a matter, whether present in person or by proxy, constitutes a quorum for consideration of that matter at the Special Meeting. A quorum is necessary for valid action to be taken on the matter. Your shares will be present by proxy and count towards the quorum if you give us your proxy by signing, dating, and returning a proxy form. As a result, it is important that you return your proxy. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Who counts the votes?

Representatives of our Transfer Agent, American Stock Transfer and Trust Company, will tabulate the votes.

Who pays the costs of soliciting proxies?

The Company will pay all the costs of soliciting management proxies. Brokerage firms, custodians, nominees, fiduciaries, and other intermediaries are being asked to forward the proxy soliciting materials to beneficial owners of the Company’s common stock and to obtain their authority to give proxies. The Company will reimburse these intermediaries for their reasonable expenses upon request. Alternatively, the Company may engage a proxy solicitation firm to distribute the proxy soliciting materials. If applicable, the Company will compensate such proxy soliciting firm for all fees and costs associated with its distribution of the proxy soliciting materials.

In addition to mailing proxy soliciting materials, the Company’s directors, officers, and regular employees may solicit proxies personally, by telephone, or by other means. They will not receive additional compensation for these services, other than normal overtime pay, if applicable. Representatives of the Company’s transfer agent may also solicit proxies.

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING

What are the terms of the asset sale?

Under the terms of the asset purchase agreement, the Company and Ermanco have agreed to sell to the Buyer substantially all of the assets used in Ermanco’s business of manufacturing Ermanco branded light to medium duty unit handling conveyors and conveyor and sortation systems.

What is the purchase price for the assets being sold in the asset sale?

The Buyer has agreed to purchase the assets for an amount equal to $23 million (subject to working capital adjustments). See “The Asset Sale Proposal – Purchase Price; Payment” on page 41.

How and when will this money be paid to Paragon?

At the closing of the transaction, Buyer will pay to us, by wire transfer of immediately available funds, an amount equal to U.S. $23 million (subject to working capital adjustments). See “The Asset Sale Proposal – Purchase Price; Payment” on page 41.

What will we do with the proceeds received by us in the asset sale?

Following the payment of expenses related to the asset sale and the satisfaction of other unassumed liabilities, we expect to use the proceeds, less taxes and expenses (see below), to support the organic growth of our remaining SI business, consider strategies and transactions intended to provide liquidity and maximize stockholder value, and consider the acquisition of complementary assets and/or businesses. Although we enter into preliminary discussions and non-disclosure agreements from time to time, we do not currently have any material definitive agreements in place. There is no assurance that we will be able to consummate any such acquisition at all or an acquisition on terms that we would consider reasonable. You should read “The Asset Sale Proposal – Conduct of Business Following the Asset Sale” on page 36 for a more detailed discussion of our plans for the ongoing operations of the Company.

We intend to use a portion of the proceeds of the asset sale to fund taxes and transaction expenses related to the asset sale. We estimate that the taxes and transaction expenses incurred in connection with the asset sale (including accounting, legal, filing, investment banking, and printing fees) will aggregate approximately $3 million.

When do you expect the asset sale to be completed?

The transaction is expected to close during the third quarter of 2005.

What will our business be after the asset sale?

After the closing of the asset sale we will continue to offer and sell core products under our SI Systems and SI Production & Assembly Systems brands, including material handling solutions that address order fulfillment and unit assembly handling applications. We expect to have approximately $21 to $23 million of unreserved corporate cash, including $18 to $20 million in net proceeds from the asset sale. We intend to review opportunities with the goal of maximizing our resources and increasing stockholder value. At this time, we believe that an increase in stockholder value will be best obtained through a redeployment of assets from Ermanco to our remaining SI business, through increases in the Company’s internal technology base, growth of our ongoing operations and other higher growth markets, in particular, by the enhancement of our products with advanced proprietary software capabilities through research and development efforts and/or possible acquisitions, mergers and joint ventures. We have retained an investment banking firm to assist us in the identification and selection of appropriate steps to enhance stockholder value and other transactions that could provide liquidity. Although we enter into preliminary discussions and non-disclosure agreements from time to time, we do not currently have any material definitive agreements in place. There is no assurance that we will be able to consummate any such acquisition at all or an acquisition on terms that we would consider reasonable.

Will I receive payment as a result of the asset sale?

No. You will not receive any distribution of proceeds as a direct result of the asset sale.

Will I have appraisal or dissenters’ rights?

No. Under Delaware Law, holders of our capital stock are not entitled to appraisal or dissenter’s rights in connection with the asset sale.

Are any regulatory approvals required in connection with the transaction?

No. There are no regulatory approvals required in connection with the transaction.

SELECTED FINANCIAL DATA

The following tables contain selected consolidated financial data for the interim periods ending March 31, 2005 and March 31, 2004, and the fiscal years ending December 31, 2000 through 2004. The selected consolidated financial data has been derived from our consolidated financial statements.

When you read this summary, it is important that you read along with it the financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	March 31, 2005	March 31, 2004
	(Dollar amounts in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net sales	$10,308	10,576
Net earnings (loss)	$194	341
Basic earnings (loss) per share	$.05	.08
Diluted earnings (loss) per share	$.04	.08
Weighted average shares outstanding	4,266,323	4,277,595
Weighted average shares outstanding assuming dilution	4,313,748	4,367,333

	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000
	(Dollar amounts in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net sales	$42,255	37,295	38,224	50,752	64,306
Net earnings (loss)	$1,473	3,785	663	(62)	3,480
Basic earnings (loss) per share	$.34	.89	.16	(.01)	.83
Diluted earnings (loss) per share	$.34	.87	.15	(.01)	.82
Weighted average shares outstanding	4,278,065	4,269,274	4,231,878	4,210,819	4,189,874
Weighted average shares outstanding assuming dilution	4,350,297	4,364,712	4,300,193	4,210,819	4,207,644

SELECTED FINANCIAL DATA (continued)

	March 31, 2005	March 31, 2004
	(Dollar amounts in thousands)
Consolidated Balance Sheets Data:
Total assets	$33,072	32,815
Total short-term debt and capital lease obligations	$—	—
Total long-term debt and capital lease obligations	$—	—
Total stockholders’ equity	$23,516	22,310

	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000
	(Dollar amounts in thousands)
Consolidated Balance Sheets Data:
Total assets	$32,705	33,774	36,703	41,343	45,917
Total short-term debt and capital lease obligations	$—	—	1,437	2,305	1,521
Total long-term debt and capital lease obligations	$—	—	7,263	9,900	12,780
Total stockholders’ equity	$23,308	22,061	17,885	16,912	16,980

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma consolidated balance sheet includes the historical consolidated balance sheet of Paragon Technologies, Inc. (“Paragon” or the “Company”) at March 31, 2005 and the pro forma adjustments to reflect the sale of certain assets and liabilities of Ermanco as if the asset sale occurred on March 31, 2005.

The pro forma information should be read in conjunction with the Company’s historical financial statements previously filed with the U.S. Securities and Exchange Commission.

PARAGON TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2005

(IN THOUSANDS)

	Historical Consolidated 3/31/2005	Pro Forma Adjustments		Pro Forma Consolidated
Assets

Current assets:
Cash and cash equivalents	$4,118	19,515	(A)	23,633
Receivables	5,862	(4,330	)(B)	1,532
Costs and estimated earnings in excess of billings	1,040	(583	)(B)	457
Inventories	1,627	(1,207	)(B)	420
Deferred income tax benefits	897	(291	)(B)	606
Prepaid expenses and other current assets	589	(346	)(B)	243

Total current assets	14,133	12,758		26,891

Property, plant and equipment, at cost	3,949	(2,906	)(B)	1,043
Less: accumulated depreciation	2,677	(1,834	)(B)	843

Net property, plant and equipment	1,272	(1,072	)(B)	200

Deferred income tax benefits	—	258	(C)	258
Goodwill	17,657	(17,657	)(B)	—
Other assets	10			10

Total assets	$33,072	(5,713)		27,359

PARAGON TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2005

(IN THOUSANDS)

	Historical Consolidated 3/31/2005	Pro Forma Adjustments		Pro Forma Consolidated
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,535	(1,331	)(B)	1,204
Customers’ deposits and billings in excess of costs and estimated earnings	2,256	(1,141	)(B)	1,115
Accrued salaries, wages, and commissions	411	(262	)(B)	149
Income taxes payable	44			44
Accrued product warranties	595	(187	)(B)	408
Deferred gain on sale-leaseback	165			165
Accrued other liabilities	981	(1	)(B)	980

Total current liabilities	6,987	(2,922)		4,065

Long-term liabilities:
Deferred gain on sale-leaseback	316			316
Deferred income taxes payable	2,253	(2,253	)(B)(C)	—

Total long-term liabilities	2,569	(2,253)		316

Stockholders’ equity:
Common stock	4,267			4,267
Additional paid-in capital	8,008			8,008
Retained earnings	11,241	(538	)(D)	10,703

Total stockholders’ equity	23,516	(538)		22,978

Total liabilities and stockholders’ equity	$33,072	(5,713)		27,359

NOTES:

(A)	To reflect the estimated net cash proceeds of approximately $23,000,000 (subject to working capital adjustments) less approximately $900,000 in professional fees and transaction expenses and $2,000,000 in estimated income taxes associated with the sale of certain assets and liabilities of Ermanco.

(B)	To reflect the sale of certain assets and liabilities of Ermanco.

(C)	To reclass long-term deferred income tax benefits of $258,000 from long-term deferred income taxes payable.

(D)	To reflect the estimated after-tax loss for financial statement purposes on the sale of certain assets and liabilities of Ermanco.

PARAGON TECHNOLOGIES, INC.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma consolidated statements of operations data gives effect to the sale of certain assets and liabilities of Ermanco as if the transaction occurred at the beginning of the 2004 fiscal year and at the beginning of the 2005 fiscal year. The pro forma data presented below should be read in conjunction with the Company’s financial statements previously filed with the U.S. Securities and Exchange Commission and pro forma consolidated financial information and accompanying assumptions previously included elsewhere herein. Such data is not necessarily indicative of the results of operations that would have been achieved had the transaction described above occurred on the date indicated or that may be expected to occur in the future as a result of such transaction.

	Paragon Technologies, Inc. Unaudited Pro Forma Consolidated Statement Of Operations For The Year Ended December 31, 2004 (In Thousands, Except Share And Per Share Data)				Paragon Technologies, Inc. Unaudited Pro Forma Consolidated Statement Of Operations For The Three Months Ended March 31, 2005 (In Thousands, Except Share And Per Share Data)
	Historical Consolidated 12/31/2004	(1) Pro Forma Adjustments		Pro Forma Consolidated Results	Historical Consolidated 3/31/2005	(1) Pro Forma Adjustments		Pro Forma Consolidated Results
Net sales	$42,255	(30,553	)(E)	11,702	$10,308	(6,442	)(E)	3,866
Cost of sales	31,277	(23,462	)(E)	7,815	7,696	(4,923	)(E)	2,773

Gross profit on sales	10,978	(7,091	)(E)	3,887	2,612	(1,519	)(E)	1,093

Selling, general and administrative expenses	8,703	(4,546	)(E)	4,157	2,329	(1,292	)(E)	1,037
Product development costs	314	(138	)(E)	176	43	(39	)(E)	4
Interest expense	4			4	1			1
Interest income	(76)	(390	)(F)	(466)	(13)	(98	)(F)	(111)
Other income, net	(183)	80	(E)	(103)	(55)	15	(E)	(40)

	8,762	(4,994)		3,768	2,305	(1,414)		891

Earnings before income taxes	2,216	(2,097)		119	307	(105)		202
Income tax expense	743	(697	)(G)	46	113	(35	)(G)	78

Net earnings	$1,473	(1,400)		73	$194	(70)		124

Basic earnings per share	$.34			.02	$.05			.03

Diluted earnings per share	$.34			.02	$.04			.03

Weighted average shares outstanding	4,278,065			4,278,065	4,266,323			4,266,323
Dilutive effect of stock options	72,232			72,232	47,425			47,425

Weighted average shares outstanding assuming dilution	4,350,297			4,350,297	4,313,748			4,313,748

NOTES:

(1)	The following sale of certain assets and liabilities of Ermanco adjustments reflect results of operations as if the sale of certain assets and liabilities of Ermanco, which is expected to close during the third quarter of 2005 subject to approval of Paragon’s stockholders at a Special Meeting to be called by Paragon, had occurred on January 1, 2004 and January 1, 2005. The results of operations are derived from the Company’s historical statement of operations for the year ended December 31, 2004 and the Company’s historical statement of operations for the three months ended March 31, 2005.

(E)	To reflect the elimination of Ermanco’s statement of operations activities.

(F)	To reflect an increase in interest income due to the availability of additional cash of approximately $19,500,000 from the sale of certain assets and liabilities of Ermanco.

(G)	To reflect the adjustment to record income tax expense at an effective rate of 38.62%.

RISK FACTORS

You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote to approve the Asset Sale Proposal. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission. For further discussion, you should read “Where You Can Find Additional Information” on page 50.

By completing the proposed asset sale, we will be selling the assets that generate most of our revenue.

For the year ended December 31, 2004, Ermanco accounted for approximately 72% of the Company’s total revenues. Following the asset sale, the Company will need to compensate for the loss of the revenues generated by Ermanco. In addition, the Company will need to account for costs associated with executing the contracts related to its remaining business without the revenues and profits generated by Ermanco. Interest or investment income on the Company’s cash will not fully compensate for the loss of Ermanco’s profits.

Following the sale of Ermanco, we will be dependent upon a limited number of large contracts and a longer sales cycle.

After the closing of the asset sale, the Company’s business will be largely dependent upon a limited number of large contracts with a limited number of customers and a longer sales cycle. This dependence can cause unexpected fluctuations in sales volume. Various external factors affect our customers’ decision-making process on expanding or upgrading their current production or distribution sites. In addition, our customers’ timing and placement of new orders is often affected by factors such as the current economy, current interest rates, and future expectations. Our dependence upon a limited number of large contracts with a limited number of customers and the various factors that remain out of our control that affect our customers’ decision-making processes may result in a fluctuation in the Company’s results from quarter to quarter.

Following the sale of Ermanco, our remaining business operations will produce less revenues.

In 2004, Ermanco accounted for a large portion of our net earnings. After the closing of the asset sale, our remaining business operations will be considerably smaller than our business operations with Ermanco. Our smaller size may result in the recognition of less revenues from our remaining business operations. Our remaining business operations’ inability to generate larger revenues following the asset sale may negatively affect our overall net earnings.

The public announcement of the proposed asset sale might adversely affect our operating results and ability to retain key personnel.

On May 23, 2005, we issued a press release announcing the asset sale. The asset sale may cause our customers to terminate or modify their relationship with us until the outcome of the stockholder vote has been determined, and may also adversely impact our ability to retain key management or other key personnel who are primarily involved in providing the services offered in our business. Even if the asset sale is not consummated, these negative effects could continue indefinitely.

The asset purchase agreement will expose us to contingent liabilities.

Under the asset purchase agreement, we and Ermanco have agreed to indemnify Buyer for a number of matters including the breach of our representations, warranties and covenants contained in the asset purchase agreement for a limited time. For further discussion, you should read “The Asset Sale Proposal – Survival of Representations and Warranties and Indemnification” on page 46. For example, an indemnification claim by Buyer might result if our representations made in the asset purchase agreement are later proven to be incorrect.

We may not be able to obtain necessary third party consents to the transfer of certain assets for closing of the asset sale.

In addition to the other conditions that must be satisfied prior to closing the asset sale, we are obligated to obtain certain third party consents, including our real property lessor and some of our clients and customers, to the transfer of certain contracts or assets as part of the asset sale. If we are unable to obtain these consents, the asset sale may not be consummated. The receipt of these consents depends upon parties other than us over which we have no control.

FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement and the documents incorporated by reference in and attached to this proxy statement about our expectations, beliefs, plans, objectives, or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this proxy statement. The following are key factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this proxy statement:

•	our capital requirements, liquidity needs and the effect of any contingent liabilities we may have as a result of the asset sale;

•	the effect of economic, credit, interest rate and capital market conditions in general and in the material handling industry, in particular;

•	our ability to identify and consummate strategic transactions following the asset sale;

•	government approvals, actions and initiatives that may impact our ability to identify and realize business opportunities following the asset sale; and

•	any claim for indemnification by the Buyer under the asset purchase agreement.

These factors could cause actual outcomes to differ materially from those expressed in any forward-looking statements made in this proxy statement, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our prospects following the asset sale or the extent to which any factor, or combination of factors, may cause actual outcomes to differ materially from those contained in any forward-looking statements in this proxy statement.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of June 28, 2005 (unless otherwise noted) regarding the ownership of common stock (i) by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock, (ii) by each of our directors, and (iii) all of our directors and officers as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Right to Acquire Under Options Exercisable Within 60 Days	Percentage of Class (2)
Emerald Advisers, Inc. (3) 1703 Oregon Pike Suite 101 Lancaster, PA 17601	1,290,140	—	30.1%

L. Jack Bradt (4) 580 Riverwoods Way Bethlehem, PA 18018	312,324	10,000	7.5%

Leon C. Kirschner	190,091	50,000	5.5%

Theodore W. Myers (5)	26,200	7,500	*

Anthony W. Schweiger	30,000	10,000	*

Steven Shulman	169,109	10,000	4.2%

Leonard S. Yurkovic	58,000	7,500	1.5%

Ronald J. Semanick	7,839	17,083	*

Gordon A. Hellberg	1,520	12,000	*

All current directors and executive officers as a group (8 persons) (4) (5)	795,083	124,083	20.8%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address for each stockholder listed on the table is c/o Paragon Technologies, Inc., 600 Kuebler Road, Easton, Pennsylvania 18040.

(2)	The percentage for each individual, entity or group is based on the aggregate number of shares outstanding as of June 28, 2005 (4,286,785) and all shares issuable upon the exercise of outstanding stock options held by each individual or group that are presently exercisable or exercisable within 60 days after June 28, 2005.

(3)	This information is presented in reliance on information disclosed in a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2005.

(4)	Includes 45,883 shares held by members of Mr. Bradt’s immediate family. Mr. Bradt disclaims beneficial ownership of such shares.

(5)	Includes 2,800 shares held by members of Mr. Myers’ immediate family. Mr. Myers disclaims beneficial ownership of such shares.

In connection with the asset purchase agreement, each of Anthony W. Schweiger, Gordon A. Hellberg, L. Jack Bradt, Leon C. Kirschner, Leonard S. Yurkovic, Ronald J. Semanick, Steven Shulman and Theodore W. Myers entered into a stockholder agreement with TGW and Buyer. Collectively, these stockholders, who are directors and/or officers of the Company, hold an aggregate of 795,083 shares, or approximately 18.5%, of our common stock. Pursuant to the terms of the stockholder agreement, each of these stockholders is required to vote in favor the Asset Sale Proposal.

SPECIAL MEETING

General

The enclosed proxy is solicited by our Board of Directors for use at the Special Meeting of Stockholders to be held on August 3, 2005, at 10:30 a.m., local time, or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Suite 300, Berwyn, PA 19312 on August 3, 2005, at 10:30 a.m., local time.

Matters to be Considered at the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon the following matters:

1. To consider and vote upon the approval of the sale of substantially all of the assets of Ermanco to Buyer pursuant to an asset purchase agreement, dated as of May 20, 2005, by and among TGW, Buyer, Ermanco, and the Company. The approval of the asset purchase agreement and the asset sale to the Buyer is collectively referred to as the “Asset Sale Proposal.” The full text of the asset purchase agreement is included as Annex A to the attached proxy statement.

2. To transact such other business as may properly come before the meeting or at any adjournments thereof.

Section 271 of the Delaware General Corporation Law requires stockholder approval of a sale of all, or substantially all, of the assets of a corporation. Since the assets used in Ermanco’s business represent 81% of our consolidated assets based on our March 31, 2005 balance sheet, the asset sale qualifies as a sale of all or substantially all of our assets and our stockholders must approve the Asset Sale Proposal.

Costs of Solicitation

The Company will pay all the costs of soliciting management proxies. Brokerage firms, custodians, nominees, fiduciaries, and other intermediaries are being asked to forward the proxy soliciting materials to beneficial owners of the Company’s common stock and to obtain their authority to give proxies. The Company will reimburse these intermediaries for their reasonable expenses upon request. Alternatively, the Company may engage a proxy solicitation firm to distribute the proxy soliciting materials. If applicable, the Company will compensate such proxy soliciting firm for all fees and costs associated with its distribution of the proxy soliciting materials.

In addition to mailing proxy soliciting materials, the Company’s directors, officers, and regular employees may solicit proxies personally, by telephone, or by other means. They will not receive additional compensation for these services, other than normal overtime pay, if applicable. Representatives of the Company’s transfer agent may also solicit proxies.

Voting Rights and Outstanding Shares

Stockholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, we had outstanding and entitled to vote 4,286,785 shares of common stock.

Holders of our common stock as of the Record Date will be entitled to one vote per share on all matters to be voted upon. All votes will be tabulated by representatives of our Transfer Agent, American Stock Transfer and Trust Company, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Voting by Proxy

Stockholders are requested to provide their voting instructions on the enclosed proxy by mail using the accompanying envelope. Stockholders who hold their shares through a bank or broker must follow the instructions received from that bank or broker nominee with this proxy statement in order to vote by proxy. At any time before the proxy is voted, it may be revoked by filing with our Corporate Secretary at our principal executive offices, 600 Kuebler Road, Easton, Pennsylvania 18040, a written notice of revocation or duly executed proxy bearing a later date. Proxies that are properly delivered, and not revoked, will be voted in accordance with the stockholders’ directions. IF THE PROXY CARD IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED “FOR” APPROVAL OF THE ASSET SALE PROPOSAL AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES TO ANY OTHER MATTER THAT MAY COME BEFORE THE SPECIAL MEETING, INCLUDING, IF SUBMITTED TO A VOTE OF OUR STOCKHOLDERS, A MOTION TO ADJOURN OR POSTPONE THE MEETING TO ANOTHER TIME AND/OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES OR SATISFYING THE CONDITIONS TO CLOSING THE ASSET SALE. No proxy which is voted against the proposal will be voted in favor of any adjournment or postponement of the meeting.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive offices, 600 Kuebler Road, Easton, Pennsylvania 18040, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in “street name” and you wish to vote at the meeting, you must follow instructions received from that broker, bank or nominee with this proxy statement in order to vote at the meeting or to change your vote.

Other Matters; Adjournment

We do not anticipate that any proposal other than the proposal presented in this proxy statement will be brought before the Special Meeting. However, if any matters are properly presented at the Special Meeting or any adjournment or postponement of the Special Meeting, including, if submitted to a vote of our stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to the closing of the asset sale, the persons named as proxies will be granted authority with respect to any such matter.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing the majority of votes present in person or by proxy at the Special Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Special Meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at the Special Meeting. The Company does not currently intend to seek an adjournment of the Special Meeting.

Board Recommendation

Our Board of Directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders and has unanimously directed that it be submitted to our stockholders for their approval. Our Board of Directors unanimously recommends that you vote FOR the Asset Sale Proposal.

In connection with the asset purchase agreement, each of Anthony W. Schweiger, Gordon A. Hellberg, L. Jack Bradt, Leon C. Kirschner, Leonard S. Yurkovic, Ronald J. Semanick, Steven Shulman

and Theodore W. Myers entered into a stockholder agreement with TGW and Buyer. Collectively, these stockholders, who are directors and/or officers of the Company, hold an aggregate of 795,083 shares, or approximately 18.5%, of our common stock. Pursuant to the terms of the stockholder agreement, each of these stockholders is required to vote in favor the Asset Sale Proposal.

Opinions of our Financial Advisor

On February 2, 2005, the Company retained Boenning & Scattergood, Inc. (“Boenning”) to assist us in connection with reviewing various strategic alternatives, including the proposed asset sale of Ermanco and to deliver a fairness opinion (“Fairness Opinion”) to our Board of Directors as to the fairness, from a financial point of view, to the stockholders of the Company of the financial consideration to be received in the event the asset sale was consummated.

The following paragraphs summarize the financial and comparative analysis performed by Boenning in connection with its Fairness Opinion. The following paragraphs also describe the financial and comparative analysis used in preparation of the materials distributed to our Board of Directors on May 17, 2005 (“Verbal Opinion”). Boenning has consented to being named in this proxy statement. The summary does not represent a complete description of the analysis performed by Boenning; however, it does capture the results of all of the material analysis performed by Boenning.

Boenning was retained by the Company on the basis of its experience, expertise and familiarity with a wide variety of comparable businesses and transactions. As part of its investment banking business, Boenning regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, going-private transactions, private placements and valuations for various other purposes, and in the determination of the adequacy of consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to the Company. In the ordinary course of business, Boenning may actively trade the securities of the Company for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities. Boenning may, from time to time in the future, render additional services to the Company.

On May 17, 2005, Boenning participated in a teleconference with our Board of Directors and discussed its analysis and delivered to our Board of Directors its Verbal Opinion dated May 17, 2005, to the effect that, as of that date, and based upon and subject to the assumptions, considerations and limitations set forth in its Verbal Opinion, the financial consideration to be received in the asset sale was fair, from a financial point of view, to the stockholders of the Company. Subsequent to the delivery of the Verbal Opinion, Boenning issued the Fairness Opinion to our Board of Directors to the effect that the consideration to be received in the asset sale is fair from a financial point of view to the stockholders of the Company.

Boenning’s opinions are directed to our Board of Directors and addresses only the fairness, from a financial point of view, to the stockholders of the Company of the consideration and does not address the Company’s underlying business decision to enter into the asset sale, any other terms of the asset purchase agreement or the relative benefits of the asset sale as compared to any alternative business strategy that might exist for Ermanco or the effects of any other transaction in which Ermanco or the Company might engage. In arriving at its opinions, Boenning was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Ermanco or its assets. The Verbal Opinion and Fairness Opinion were provided for the information and assistance of our Board of Directors in connection with its consideration of the transaction contemplated by the asset purchase agreement. The Verbal Opinion and Fairness Opinion do not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting of Stockholders held in connection with the asset sale or with respect to any matters related to the asset sale or the amount of consideration to be received by the Company in the asset sale, which was determined through negotiations between the Company and TGW.

It should be noted that the Fairness Opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date thereof and does not address any matters subsequent to such date. Although subsequent developments may affect the Fairness Opinion, Boenning does not have any obligation to update, revise or reaffirm it.

The full text of the Fairness Opinion which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limits on the review undertaken by Boenning in connection with the Fairness Opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to read the Fairness Opinion in its entirety.

In connection with rendering its Fairness Opinion, Boenning, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of Ermanco, and reviewed certain internal financial analysis and forecasts prepared and provided by the management of Ermanco and the Company, (ii) reviewed the asset purchase agreement, (iii), considered the terms and conditions of the asset sale as compared with the terms and conditions of certain acquisition transactions involving U.S. middle market companies and companies that manufacture material handling equipment, (iv) met and/or communicated with certain members of the Company’s and Ermanco’s senior management to discuss its operations, historical financial statements and future prospects, and (v) conducted such other financial analysis, studies and investigations as it deemed appropriate. All material analysis, studies and investigations that were performed are described in this proxy statement.

In evaluating the asset sale, Boenning performed a variety of financial and comparative analyses, including those described below. The order of the analyses described does not represent relative importance or weight given to any analysis performed by Boenning. Moreover, the summary of this analysis is not a complete description of the analysis performed by Boenning. The preparation of a fairness opinion and the related analysis is a complex analytical processes involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion and the related analysis are not readily susceptible to summary description. Accordingly, Boenning believes that selected portions of its analysis and certain factors, without considering all analysis and all factors, could create a misleading or incomplete view of the processes underlying its analysis and opinion. In addition, some of the summaries of the financial analysis include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analysis of Boenning, the tables must be read together with the full text of each summary.

In its analysis, Boenning considered industry, market, general business and economic, financial and other conditions and other matters existing as of the date of its analysis and Fairness Opinion, many of which are beyond the control of Boenning, Ermanco or the Company. No company, transaction or business considered in that analysis as a comparison is identical to Ermanco or the proposed asset sale, and an evaluation of that analysis is not entirely mathematical. Rather, the analysis involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. In arriving at its opinion, Boenning considered the results of all of its analysis as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. There were no specific factors, when viewed in the context of all of the analysis, that did not support Boenning’s Fairness Opinion.

Boenning’s Fairness Opinion was among many factors considered by our Board of Directors in its evaluation of the asset sale.

Boenning & Scattergood, Inc.’s Analysis

On May 20, 2005, Boenning delivered its Fairness Opinion to our Board of Directors, that, as of such date and based upon the assumptions made, matters considered and limitations on the review set forth therein, the consideration to be received by the Company pursuant to the asset purchase agreement is fair from a financial point of view to the stockholders of the Company. The Fairness Opinion was issued following a presentation of the Verbal Opinion to our Board of Directors on May 17, 2005, which contained analysis dated May 16, 2005.

The description below sets forth the methodology followed by Boenning, which provided the basis for its Verbal Opinion and Fairness Opinion. Holders of shares are urged to, and should, read carefully such Fairness Opinion (attached as Annex B) in its entirety.

The following is a summary of the material analysis utilized by Boenning in connection with the Verbal Opinion and Fairness Opinion.

Summary of Asset Sale

Boenning calculated the implied valuation multiples based on the offer of $23 million (the “Offer”) and Ermanco’s balance sheet and operating data as of March 31, 2005. Based on this data, the key valuation statistics were as follows:

Offer Price	$23MM
Offer Price/Last Twelve Months (LTM) Adjusted Net Income	15.9x
Offer Price/2005P Adjusted Net Income	9.2x
Offer Price/2006P Adjusted Net Income	11.5x
Offer Price/Book Value	1.1x
Offer Price/LTM Revenue	0.8x
Offer Price/LTM Adjusted EBITDA	9.4x
Offer Price/LTM Adjusted EBIT	11.0x

Note: Boenning adjusted Ermanco’s earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), earnings before interest and taxes (“Adjusted EBIT”) and net income (“Adjusted Net Income”) for other income which was generated by supplier discounts and royalty income.

Comparable Company Analysis

Boenning compared certain financial and operating ratios for Ermanco with the corresponding financial and operating ratios for a group of companies comparable to Ermanco (collectively, the “Comparable Companies”). The Comparable Companies are those publicly traded companies identified by Boenning which derive a portion of their business from material handling equipment manufacturing. Boenning identified the following as Comparable Companies: Asaka Industrial Co., Ltd. (Japan); ATS Automation Tooling Systems, Inc. (Canada); Baldwin Technology Co. (USA); Cascade Corp. (USA); Columbus McKinnon Corp. (USA); Daifuku Co., Ltd. (Japan); FKI Plc (UK); Key Technology, Inc. (USA); and Quipp, Inc. (USA).

For each of the Comparable Companies, Boenning calculated gross margins, EBITDA margins, net income margins and debt to total capital ratios based on the Comparable Companies’ LTM operating figures and most recent balance sheets. The analysis resulted in the following:

	RANGE OF COMPARABLE COMPANIES	MEDIAN OF COMPARABLE COMPANIES	OFFER
LTM Gross Margin(a)	13.3% - 39.9%	29.0%	23.4%
LTM EBITDA Margin(b)	1.5% - 14.9%	7.3%	8.7%
LTM Net Income Margin(c)	0.3% - 6.7%	2.2%	4.9%
Debt to Total Capital	4.5% - 80.9%	27.4%	0.0%

(a)	Gross margin is defined as revenue less costs of goods sold which is then divided into revenue.

(b)	EBITDA margin is defined as EBITDA divided into total revenue.

(c)	Net Income Margin is defined as after tax profit divided into total revenue.

On an LTM basis, Ermanco’s gross margin of 23.4% was within the range of the Comparable Companies of 13.3% to 39.9%. Its EBITDA margin of 8.7% and its net income margin of 4.9% were also both within the range of the Comparable Companies of 1.5% to 14.9% for EBITDA margins and 0.3% to 6.7% for net income margins. Ermanco’s LTM EBITDA and net income margins were both more than the median values of the Comparable Companies, which were 7.3% and 2.2%, respectively, which indicates that Ermanco was more profitable than the median of the Comparable Companies for each dollar of revenue earned on an EBITDA and net income basis. Only Ermanco’s gross margin of 23.4% was less then the median values of the Comparable Companies, which was 29.0%. The Company’s debt to total capital ratio of 0.0% was outside the range of the Comparable Companies of 4.5% to 80.9% and was less than the median value of 27.4%, indicating that it had less leverage than the median of the Comparable Companies.

In addition, for each of the Comparable Companies, Boenning calculated price-to-book value multiples based on the Comparable Companies’ most recent balance sheet data and price-to-earnings multiples based on the Comparable Companies’ LTM earnings and estimated earnings for the period ended December 31, 2005 and 2006. This analysis resulted in the following multiples:

	RANGE OF MULTIPLES	MEDIAN	OFFER
LTM earnings	5.8 – 79.4x	22.7x	15.9x
Estimated 2005 earnings	8.5 – 65.6x	14.2x	9.2x
Estimated 2006 earnings	7.5 – 23.4x	13.4x	11.5x
Book Value	1.0 – 2.9x	1.7x	1.1x

The multiples for the Comparable Companies ranged from 5.8 - 79.4x LTM earnings, 8.5 - 65.6x estimated 2005 earnings, 7.5 - 23.4x estimated 2006 earnings and 1.0 - 2.9x book value. The median values for the four multiples were 22.7x LTM earnings, 14.2x estimated 2005 earnings, 13.4x estimated 2006 earnings and 1.7x book value. The multiples implied by the Offer were 15.9x for LTM earnings, 9.2x for estimated 2005 earnings, 11.5x for estimated 2006 earnings and 1.1x for book value. All of the multiples implied by the Offer were within the range of the Comparable Companies but below the respective medians of the Comparable Companies.

Boenning also calculated enterprise value (market capitalization plus total debt and less cash) multiples based on LTM sales, LTM EBITDA and LTM EBIT. This analysis resulted in the following multiples:

	RANGE OF MULTIPLES	MEDIAN	OFFER
LTM Sales	0.3 – 1.1x	0.7x	0.8x
LTM EBITDA	6.3 – 31.8x	8.4x	9.4x
LTM EBIT	9.1 – 74.5x	12.4x	11.0x

The enterprise value multiples for the Comparable Companies ranged from 0.3 - 1.1x LTM sales, 6.3 - 31.8x LTM EBITDA, and 9.1 - 74.5x LTM EBIT. The median values for the three multiples were 0.7x LTM sales, 8.4x LTM EBITDA, and 12.4x LTM EBIT. The multiples implied by the Offer were 0.8x LTM sales, 9.4x LTM EBITDA, and 11.0x LTM EBIT. The multiples implied by the Offer for sales and EBITDA were within the range implied by the Comparable Companies and higher than the median value of the Comparable Companies. The multiple implied by the Offer for EBIT was within the range of the Comparable Companies and less than the median of the Comparable Companies.

To calculate the trading multiples utilized in the Comparable Company Analysis, Boenning used publicly available information concerning the historical and projected financial performance of the Comparable Companies, including public historical financial information and consensus analysts’ earnings estimates.

None of the Comparable Companies is, of course, identical to Ermanco, as Ermanco differs materially in some cases from the Comparable Companies in terms of size, product offerings, geographic location and profit margins, among other things. No directly comparable public company exists and conclusions as to the valuation of Ermanco based on the Comparable Company method is limited. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics. In addition, the multiples of stock price to estimated earnings for the Comparable Companies is based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

Industry Asset Sales Analysis

Boenning performed an Industry Asset Sales Analysis based upon the review and analysis of the range of multiples paid in acquisitions of majority ownership positions, in which information regarding the transactions was publicly available, announced between January 1, 2000 and May 16, 2005 (“Industry Asset Sales”) involving transactions (i) with selling manufacturers of material handling equipment and (ii) with the target being based in the United States. Specifically, Boenning reviewed the following transactions in connection with the Industry Asset Sales Analysis:

DATE ANNOUNCED	ACQUIRER	TARGET
11/18/2004	G&T Conveyor Co., Inc.	The Horsley Co.
6/1/2004	Superior Industries of Morris Inc.	Astec Industries, Inc.
7/23/2003	Kalamazoo Acquisition Corp.	Prab, Inc.
5/23/2003	JSJ Corp.	American Belting Inc.
1/21/2003	Berkshire Hathaway, Inc.	Production Conveyor Systems LLC
10/10/2002	Skames Inc.	D&L Systems
10/7/2002	Mclver Engineering & Controls, Inc.	DLS Engineering Corp.
9/24/2002	Kansa Technology LLC	Baldwin Technology Co, Inc.
9/13/2002	Hammond Kennedy Whitney & Co., Inc.	C&M Conveyor Inc.
9/12/2002	American Capital Strategies Ltd.	Reunion Industries, Inc.
5/13/2002	George K Baum Capital Partners LP	Columbus McKinnon Corp.
5/13/2002	Castle Rubber Co.	Park-Ohio Holdings Corp.
2/19/2001	Ambec Inc.	Century Simplimatic
11/17/2000	CTB International Corp.	ABC Industries
11/17/2000	Prab, Inc.	Lafourche Manufacturing Corp.
7/7/2000	American Securities Capital Partners	Cambridge International

The targets analyzed in the Industry Asset Sales differ materially in some cases from Ermanco in terms of size, product offerings, geographic location and profit margins, among other things. Boenning also noted that assumptions and comparisons regarding growth prospects, synergy opportunities, and industry and financial market conditions at the time of the Industry Asset Sales and the merger cannot be quantified. Therefore, conclusions as to the valuation of Ermanco based on these transactions is limited.

Boenning calculated the transaction values for the target companies based on financial results for the LTM immediately preceding the announcement of each of the respective transactions (or the most recently available twelve-month period prior to the announcement of the transaction), including equity value to net income, equity value to LTM, book value, enterprise value to LTM EBIT, enterprise value to LTM EBITDA, and enterprise value to LTM revenue. Due to the fact that many of transactions involve small, private companies, financial data was only available for four of the transactions and produced limited results. The analysis resulted in the following multiples:

	RANGE OF MULTIPLES	MEDIAN	OFFER
Equity Value/LTM Net Income	21.4 - 21.4x	21.4x	15.9x
Equity Value/Book Value	0.9 - 0.9x	0.9x	1.1x
Enterprise Value/LTM EBIT	8.4 - 8.4x	8.4x	11.0x
Enterprise Value/LTM EBITDA	4.9 - 4.9x	4.9x	9.4x
Enterprise Value/LTM Revenue	0.2 - 1.0x	0.6x	0.8x

The equity value multiples for the Industry Asset Sales ranged from 21.4 - 21.4x LTM net income and 0.9 - 0.9x book value. The median values for the equity value multiples were 21.4x LTM net income and 0.9x book value. The multiples implied by the Offer were 15.9x for LTM net income and 1.1x for book value. The multiple of net income implied by the Offer was below the range and the median of the Industry Asset Sales. The multiple of book value implied by the Offer was above the range and the median of the Industry Asset Sales.

The enterprise value multiples for the Industry Asset Sales ranged from 8.4 - 8.4x LTM EBIT, 4.9 - 4.9x LTM EBITDA and 0.2 - 1.0x LTM sales. The median values for the three multiples were 8.4x LTM EBIT, 4.9x LTM EBITDA and 0.6x LTM sales. The multiples implied by the Offer were 11.0x LTM EBIT, 9.4x LTM EBITDA and 0.8x LTM sales. The multiples implied by the Offer for EBIT and EBITDA were greater than the range implied by the Industry Asset Sales and greater than the median value of the Industry Asset Sales. The multiple implied by the Offer for revenue was within the range of the Industry Asset Sales and greater than the median of the Industry Asset Sales.

In addition to an analysis of the Industry Asset Sales, Boenning utilized U.S. Middle Market average transaction multiples for LTM EBITDA as published by Standard & Poor’s and Thomson Financial. Boenning used LTM EBITDA multiples based on the averages from three different sources (“U.S. Middle Market Multiples”); (i) Standard & Poor’s average LBO purchase price to LTM EBITDA with a transaction size less then $250 million; (ii) Standard & Poor’s average LBO purchase price to LTM EBITDA for the manufacturing and machinery industry; (iii) Thomson Financial’s average LTM EBITDA transaction multiples for middle market deals less then $25 million; and (iv) the median of the U.S. Middle Market Multiples. The U.S. Middle Market Multiples generated LTM EBITDA multiples of 6.6x, 6.8x, 10.2x and 6.8x, respectively. The multiple implied by the Offer for EBITDA was within the range of the U.S. Middle Market Multiples and above the median.

No target within the Industry Asset Sales Analysis is directly comparable to Ermanco nor is any transaction identical to the asset sale. The asset sale differs, in some cases markedly, from the Industry Asset Sales. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of Ermanco and the companies involved in the Industry Asset Sales, as well as other facts that could affect their publicly traded and/or transaction values. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the Industry Asset Sales.

Discounted Cash Flow Analysis

Boenning performed a Discounted Cash Flow Analysis (i.e., analysis of the present value of the forecasted unlevered after-tax cash flows) of Ermanco based on projected financial data prepared by Ermanco and the Company for the five-year period from 2005 to 2009. Boenning calculated Ermanco’s Weighted Average Cost of Capital as determined through the use of the Capital Asset Pricing Model to be 16.71%. As part of its analysis, Boenning used a range of discount rates of between 15.26% and 18.2% around its calculated value of 16.71%. In addition, Boenning calculated two terminal values by using (i) the perpetuity method, assuming a perpetuity growth rate of 3.0% (the growth rate supplied by management); and (ii) the exit EBITDA multiple method, assuming a 6.8x exit EBITDA multiple, which was the median EBITDA multiple implied by the U.S. Middle

Market Multiples. Based on the perpetuity method, the implied enterprise value was $19.1 million, and based on the exit EBITDA multiple method, the implied enterprise value was $25.9, as compared to the Offer of $23.0 million.

Boenning also tested these implied enterprise values by performing sensitivity analysis. Boenning’s sensitivity analysis examined variances of the perpetuity growth rate (using values both higher and lower than management’s estimates), the exit EBITDA multiple and the discount rate. Two sensitivity analyses were prepared that yielded a range of implied enterprise value. The results are included in the table below:

			(IN MILLIONS)
			LOW END OF RANGE	HIGH END OF RANGE
METHOD	RANGE OF VARIABLES				OFFER
Perpetuity	Growth rate:	1.5% - 4.5%	$16.2	$23.5	$23.0
Exit EBITDA Multiple	Exit EBITDA multiple:	5.3x - 8.3x	$21.2	$31.2	$23.0

The enterprise value implied by the Offer was within the range of the sensitivity analysis implied under both the perpetuity method and the exit EBITDA multiple method.

Financial Sponsor Asset Sale Analysis

Using the financial forecasts developed in connection with the Discounted Cash Flow Analysis described above, Boenning performed a Financial Sponsor Asset Sale Analysis for Ermanco. For purposes of this analysis, Boenning assumed a financial sponsor would require a return of 30% to 40% on invested capital over a period of 5 years. Boenning assumed an initial financing structure of a maximum total debt to LTM EBITDA ratio of 4.0x with the remaining purchase price provided by a financial sponsor in the form of an equity investment. Boenning then calculated the enterprise value using a residual value multiple of 6.5x forecasted 2009 EBITDA. Based on the 6.5x residual value EBITDA multiple and rate of return on the equity investment of 35%, the implied enterprise value was $21.2 million as compared to the Offer of $23.0 million. Boenning also tested the implied enterprise value by performing sensitivity analysis, which involved changing the debt, equity, required return, and other assumptions in the Financial Sponsor Asset Sale Analysis.

The analysis performed by Boenning is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analysis. The analysis does not purport to be an appraisal or to reflect the price at which Ermanco might actually be sold at any time in the future. Such analysis was prepared solely for the purposes of Boenning providing its Verbal Opinion and Fairness Opinion to our Board of Directors as to the fairness, from a financial point of view, of the consideration to be received in the asset sale by the Company. Because such analysis is inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of Boenning, Boenning does not assume responsibility if future results or actual values are materially different from those forecast. The foregoing is qualified by reference to the Fairness Opinion of Boenning dated as of May 20, 2005 (attached as Annex B to this proxy statement).

Boenning relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of publicly available information and information from third party sources, and the financial and other information provided to Boenning by Ermanco and the Company, including, without limitation, the financial projections. With respect to the Ermanco’s projected financial results, Boenning relied on representations that each has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and Ermanco as to the expected future performance of Ermanco. Boenning did not assume any responsibility for the independent verification of any such information or of the projections provided to Boenning, and Boenning further relied upon the assurances of the senior management of the Company and Ermanco that they are unaware of any facts that would make the information and projections provided to Boenning materially incomplete or misleading.

The engagement letter between Boenning and the Company provides that, for its services, Boenning is entitled to receive a fee of $345,000, of which $100,000 was paid upon delivery of Boenning’s Fairness Opinion. The balance of Boenning’s fee is payable upon the closing of the asset sale. Boenning will be reimbursed for certain of its out-of-pocket expenses, including legal fees, and be indemnified for certain losses, claims, damages and liabilities relating to or arising out of services provided by Boenning. Neither the Company nor any affiliate imposed any limitation on the scope of the Fairness Opinion or provided any instructions to Boenning with respect to the Fairness Opinion. In addition, Boenning has provided other services related to the strategic alternatives of the Company for which it has been paid $30,000.

THE ASSET SALE PROPOSAL

This section of the proxy statement describes certain aspects of the sale of substantially all of the assets related to Ermanco. However, we recommend that you read carefully the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A.

Parties to the Asset Sale

We are a publicly traded Delaware corporation, with current assets such as cash, receivables, inventories, deferred income tax benefits, prepaid expenses and other current assets and fixed assets and the capital stock of Ermanco. Our mailing address is 600 Kuebler Road, Easton, Pennsylvania 18040-9295, and our phone number is 610-252-3205.

Ermanco is a Michigan corporation and a wholly owned subsidiary of the Company which manufactures Ermanco branded light to medium duty unit handling conveyors and conveyor and sortation systems. Ermanco’s mailing address is 6870 Grand Haven Road, Spring Lake, Michigan 49456-9652, and its phone number is 231-798-4547.

TGW is an Austrian corporation which develops, manufactures, markets and sells conveyor, material handling and storage systems. TGW’s mailing address is Collmannstrasse 2, A – 4600 Wels, Austria.

The Buyer is a Michigan corporation and wholly owned subsidiary of TGW which was created solely for the purpose of acquiring Ermanco. The Buyer’s mailing address is 601 Abbott Road, East Lansing, Michigan 48823.

Description of the Asset Sale

Under the terms of the asset purchase agreement, Buyer has agreed to purchase from Ermanco, and Ermanco has agreed to sell to Buyer, substantially all of the assets and properties held in connection with, necessary for, or material to Ermanco’s business. Buyer has also agreed to assume from Ermanco, and Ermanco has agreed to assign to Buyer, certain liabilities of Ermanco. TGW and Paragon are parties to the asset purchase agreement to make certain representations, warranties and agreements for the purposes of inducing the parties to enter into the asset purchase agreement.

Conduct of Business Following the Asset Sale

After the closing of the asset sale we will continue to offer and sell core products under our SI Systems and SI Production & Assembly Systems brands, including material handling solutions that address order fulfillment and unit assembly handling applications. We expect to have approximately $21 to $23 million of unreserved corporate cash, including $18 to $20 million in net proceeds from the asset sale. We intend to review opportunities with the goal of maximizing our resources and increasing stockholder value. At this time, we believe that an increase in stockholder value will be best obtained through a redeployment of assets from Ermanco to our remaining SI business, through increases in the Company’s internal technology base, growth of our ongoing operations and other higher growth markets, in particular, by the enhancement of our products with advanced proprietary software capabilities through research and development efforts and/or possible acquisitions, mergers and joint ventures. We have retained an investment banking firm to assist us in the identification and selection of appropriate steps to enhance stockholder value and other transactions that could provide liquidity. Although we enter into preliminary discussions and non-disclosure agreements from time to time, we do not currently have any material definitive agreements in place. There is no assurance that we will be able to consummate any such acquisition at all or an acquisition on terms that we would consider reasonable.

Background of the Asset Sale

Following the September 2003 sale of our fifty percent ownership interest in the SI/BAKER, INC. joint venture to our joint venture partner, McKesson Automation Systems Inc., on October 8, 2003, our Board of Directors formed a Committee on Strategic Alternatives (the “Committee”) comprised of our Board Chairman, Theodore W. Myers, and Board members L. Jack Bradt and Steven Shulman. Mr. Myers serves as Chairman of the Committee. The Committee was charged with evaluating our strategic alternatives to enhance stockholder value.

Between November 2003 and August 2004, the Committee regularly met, and reviewed and reported to the full Board of Directors on the possible strategies we could pursue to enhance stockholder value and opportunities for liquidity. Our Board of Directors discussed these alternatives at each of these meetings. During this period, the Committee and our Board of Directors considered a broad range of strategic alternatives available to the Company. These alternatives included (i) maintaining the status quo and continuing to operate with the existing product lines offered by Ermanco and under the SI brands, (ii) a sale of the entire Company, and (iii) a sale of Ermanco and a redeployment of resources to potentially higher growth markets, including markets served with the Company’s SI Systems branded Order Fulfillment technologies and SI Production & Assembly Systems branded technologies, in particular, by the enhancement of our products with advanced proprietary software capabilities achieved through research and development and through possible acquisitions, mergers, and joint ventures. Throughout this process, the Committee and our Board of Directors have sought and received advice from Pepper Hamilton LLP our outside legal counsel, on legal, regulatory and fiduciary matters pertaining to the consideration and pursuit of such strategic alternatives.

After careful consideration our Board of Directors has determined that the third alternative described above was the preferred option because it would enable us to capitalize on the higher margins available in the more sophisticated and higher-end of the material handling business. Our Board of Directors determined that this strategy was preferable to maintaining the status quo because it concluded that there are no meaningful synergies between the Ermanco line of products and those sold under the SI brands, that the prospects for growth were more substantial with the SI branded products, and that the sale of Ermanco would provide capital needed to expand the SI branded product lines. Our Board of Directors further determined that this strategy was preferable to a sale of the entire Company because it concluded that, based on discussions Mr. Yurkovic held with others in the material handling and conveyor business, the different products lines offered by Ermanco and under the SI brands were too dissimilar to be of interest to a single buyer and that the potential growth in the SI branded products offered greater opportunities to enhance stockholder value than could be realized through a sale at the present time.

In early August 2004, Rudolf Hansl, Chief Technical Director of TGW, contacted Leon C. Kirschner, the President of Ermanco, by telephone to inquire about a possible sale of Ermanco.

On August 4, 2004, Leonard S. Yurkovic, our President and Chief Executive Officer, and Mr. Kirschner spoke by teleconference with Mr. Hansl and Bernhard Klingler, who is the representative of TGW’s financial advisor, KPMG Financial Advisory Services of Linz, Austria. As a result of this discussion, on August 9, 2004, we entered into a customary non-disclosure agreement with TGW.

On August 24 and 25, 2004, after certain financial and operating information had been provided to TGW, Mr. Yurkovic and Mr. Klingler had preliminary discussions concerning valuation and the structure of a possible transaction involving the sale of Ermanco.

On August 30, 2004, Mr. Yurkovic and Ronald J. Semanick, our Chief Financial Officer, held further discussions by telephone with Georg Kirchmayr, Managing Director of TGW, Mr. Hansl and Mr. Klingler concerning valuation and other business issues.

Mr. Yurkovic had additional telephonic conversations with Mr. Klingler on September 7, 2004, September 15, 2004, September 27, 2004 and October 4, 2004 concerning valuation and other business issues.

In early November 2004, Mr. Yurkovic was contacted by one of the officers of another potential acquirer of Ermanco (“Company A”). However negotiations with Company A did not proceed beyond preliminary discussions.

On November 10, 2004, Mr. Yurkovic reported at a regular meeting of our Board of Directors on the status of the discussions with TGW. Mr. Yurkovic also reported on contacts he had made with investment bankers about working with our Board of Directors on potential strategic transactions in the wake of the sale of Ermanco.

On December 1, 2004, Mr. Yurkovic sent a memorandum to our Board of Directors informing them that representatives from TGW were planning to visit Ermanco’s facilities in Spring Lake, Michigan.

On December 6 and 7, 2004, Mr. Yurkovic, Mr. Kirschner and Mr. Semanick met with Messrs. Kirchmayr, Hansl and Klingler, as well as Mr. Manfred Webersdorfer, Chief Operating Officer of TGW, at Ermanco’s facilities in Spring Lake, Michigan. At this meeting, the parties continued their discussions about the price and structure of a possible transaction involving the sale of Ermanco.

On December 8, 2004, Mr. Yurkovic sent a memorandum to our Board of Directors reporting on the progress that had been made at the meeting in Spring Lake, Michigan. Mr. Yurkovic informed our Board of Directors that the parties had agreed to meet again at the ProMat® 2005 material handling exposition to be held in Chicago, Illinois in January 2005.

During December 2004 and January 2005, we provided information to TGW in response to requests for due diligence materials.

On January 12, 2005, Messrs. Yurkovic, Kirschner, Kirchmayr and Hansl met again at the ProMat® 2005 exposition in Chicago.

On January 19, 2005, Mr. Yurkovic reported at a regular meeting of our Board of Directors on the progress that had been made in his discussions with TGW in Chicago. At that meeting, Mr. Yurkovic reported on proposals we had received from two investment banking firms to work with our Board of Directors on the strategic direction of the Company following the sale of Ermanco. Our Board of Directors authorized Mr. Yurkovic to retain Boenning & Scattergood, Inc. as our exclusive financial advisor to assist us in considering certain strategic alternatives to enhance stockholder value. Subsequently, on February 2, 2005, the Company and Boenning & Scattergood, Inc. executed a definitive engagement letter.

On February 7, 2005, Messrs. Yurkovic, Semanick and Myers met with representatives of Boenning & Scattergood, Inc. and Pepper Hamilton LLP to discuss our strategic alternatives, including the strategy of divesting Ermanco and growing our remaining business, and the status of the negotiations with TGW.

On March 4, 2005, the Committee met with Mr. Yurkovic, Mr. Semanick, outside Board member Anthony W. Schweiger and representatives of Boenning & Scattergood, Inc. and Pepper Hamilton LLP to review the status of the negotiations with TGW and to consider the merits of the transaction.

The Committee met again on March 9, 2005, with Messrs. Yurkovic, Semanick, Schweiger and Kirschner and representatives of Boenning & Scattergood, Inc. and Pepper Hamilton LLP to discuss all strategic alternatives, including the strategy of divesting Ermanco and growing our remaining business.

On March 17, 2005, our Board of Directors met to discuss negotiating issues and to consider a request from TGW to be given exclusivity for a certain period during which negotiations would continue. Our Board of Directors received advice from Pepper Hamilton LLP on their fiduciary duties in this context. Our Board of Directors agreed to grant exclusivity to TGW if an acceptable arrangement could be worked out.

On March 21 and 22, 2005, representatives of the Company and TGW, along with our respective financial and legal advisors met at the offices of Boenning & Scattergood, Inc., in Conshohocken, Pennsylvania, to discuss the terms of an exclusivity agreement and an asset purchase agreement. We entered into an exclusivity agreement with TGW on March 22, 2005, in which we agreed that, for a period of 60 days, we would not negotiate with or provide any information to any other party in connection with a transaction involving the sale of Ermanco.

On April 13, 2005, Pepper Hamilton LLP received a draft of the asset purchase agreement from TGW’s U.S. counsel, Barnes & Thornburg LLP. During the period between April 13, 2005 and May 20, 2005, Mr.

Yurkovic and Pepper Hamilton LLP negotiated and drafted the asset purchase agreement and related agreements with business and legal representatives of TGW, including Mr. Kirchmayr, Mr. Klingler and Barnes & Thornburg LLP, and TGW continued its due diligence investigation of Ermanco and its business.

On May 11, 2005, the Committee met with Messrs. Yurkovic, Semanick, Schweiger and Kirschner and representatives of Boenning & Scattergood, Inc. and Pepper Hamilton LLP to review the status of the negotiations with TGW and to consider the issues that remained to be resolved. In addition, representatives of Boenning & Scattergood, Inc. led a discussion of the strategic direction of the Company following the sale of Ermanco. Following the Committe’s meeting, at a regular meeting of our Board of Directors, the Committee reported to the full Board of Directors on the matters discussed at the Committee meeting. Our Board of Directors received advice from Pepper Hamilton LLP on their fiduciary duties in considering the sale of Ermanco and other strategic alternatives.

On May 16 and 17, 2005, representatives of our Company and TGW, along with our respective financial and legal advisors met at the offices of Pepper Hamilton LLP, in Berwyn, Pennsylvania, to negotiate the unresolved terms of the asset purchase agreement.

On May 17, 2005, our Board of Directors held a telephonic meeting to discuss and approve the asset purchase agreement. At that meeting, Mr. Yurkovic described the status of the negotiations with TGW, and representatives of Pepper Hamilton LLP reviewed the terms and conditions of the asset purchase agreement and related agreements. Representatives of Boenning & Scattergood, Inc. reviewed with our Board of Directors the activities they had undertaken in performing their financial analysis of the consideration to be received in the asset sale and reviewed with our Board of Directors a draft of their opinion as to the fairness to our stockholders from a financial point of view of the consideration to be received, which they reported Boenning & Scattergood, Inc. was prepared, subject to finalization of the terms of the asset purchase agreement, to render in final written form. After discussion among the members of our Board of Directors, which discussion included our legal and financial advisors, our Board of Directors (1) determined that the terms of the asset purchase agreement and the transactions contemplated by the asset purchase agreement were advisable and in our best interest and in the best interest of our stockholders, (2) adopted resolutions approving the asset purchase agreement and the transactions contemplated by the asset purchase agreement, and (3) adopted resolutions recommending that our stockholders approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement and related documents.

Between May 17, 2005 and May 20, 2005, TGW and its legal counsel completed their due diligence reviews, and we and TGW and our respective legal counsel finalized the asset purchase agreement. During this period, non-material provisions of the asset purchase agreement were finalized. The definitive asset purchase agreement was executed by the parties on Friday, May 20, 2005 after the close of business.

Boenning & Scattergood, Inc.’s final fairness opinion was rendered and subsequently delivered in writing to our Board of Directors dated as of May 20, 2005.

On Monday, May 23, 2005, we issued a press release announcing the definitive agreement.

Reasons for the Asset Sale

Our Board of Directors is recommending the asset sale as being in the best interest of the Company and our stockholders for the following reasons:

•	our Board of Directors believes that our SI branded products that will be our core business after this transaction represents better opportunities for growth, improved profit margins and for maximizing stockholder value than the Ermanco product line that is being sold;

•	the asset sale will allow us to redirect our strategic emphasis on the higher growth and higher margin sectors of the large automated material handling marketplace. We will be accelerating the sale of proprietary sophisticated software where the market need is well established, and we will expedite the strengthening of the marketing and application engineering arms of our ongoing operations;

•	there have been no meaningful synergies realized between the Ermanco line of products and those sold under the SI brands because: (i) the different product lines serve different needs in the material handling market; while SI utilizes components produced by a wide variety of subcontractors, has system integration capability, and differentiates itself through proprietary applications and sophistication in controls and software, Ermanco’s products are essentially manufactured internally, with products that compete primarily on price; (ii) while SI branded products are customized products that are sold directly to end users, Ermanco’s products are standardized products that are sold through distributors; and (iii) although the integrated systems sold under the SI brands often utilize standard conveyors, the opportunities to include Ermanco products in SI branded systems are too infrequent to produce any meaningful cost savings or effectiveness as a result of the joint ownership of Ermanco and the SI branded products;

•	financing is not a condition to closing and the asset sale is all cash, providing certainty;

•	assuming stockholder approval, we believe the asset sale has a high likelihood of being consummated. We have concluded that TGW is a well known, well established, and financially capable buyer and can complete the asset sale and transactions dictated by the asset purchase agreement;

•	our Board of Directors believes that the combination of TGW and Ermanco is a good strategic fit and, when coupled with TGW’s objectives in the U.S. market, enabled TGW to offer the Company an attractive purchase price for this asset;

•	our Board of Directors believes the purchase price for the Ermanco assets is fair to our stockholders;

•	Boenning & Scattergood, Inc. provided a written fairness opinion pertaining to the financial consideration of the transaction to be received in the asset sale;

•	the agreement permits us to furnish information to, and participate in negotiations with, any third party that has submitted an unsolicited written proposal to acquire Ermanco’s assets which our Board of Directors believes is superior to TGW’s proposal. Our Board of Directors can exercise its fiduciary duties with a superior offer, withdrawing its recommendation, if specified conditions are met; and

•	the stockholder agreement automatically terminates with the termination of the asset purchase agreement, thereby enabling us to accept a superior offer in accordance with the terms of the asset purchase agreement.

Our Board of Directors also considered the following potentially negative factors in its deliberations concerning the asset sale:

•	the transaction is structured as a taxable sale of assets, although Buyer will be assuming specified operating liabilities of Ermanco. The estimated federal and state tax liabilities are approximately $2 million under the current tax law, which together with transaction costs reduces our net proceeds to $18 to $20 million;

•	we will incur significant costs and expenses in connection with completing the asset sale, and there has been and will be substantial management time and effort devoted to closing the asset sale, which may adversely affect the Company’s other operations;

•

after the closing of the asset sale, the Company’s business will be significantly smaller and largely dependent upon a limited number of large contracts with a limited number of customers. This dependence can cause unexpected fluctuations in sales volume. Various external factors affect our customers’ decision-making process on expanding or upgrading their current production or distribution sites. In addition, our customers’ timing and placement of new orders is often affected by factors such as the current economy, current interest rates, and future expectations. Our dependence upon a limited number of large contracts with a limited number of customers and the various factors that remain out of our control that affect our customers’ decision-making processes may result in a fluctuation in the Company’s results from quarter to quarter;

•	for the year ended December 31, 2004, Ermanco accounted for approximately 72% of the Company’s total revenues. Following the asset sale, the Company will need to compensate for the loss of the revenues generated by Ermanco. In addition, the Company will need to account for costs associated with executing the contracts related to its remaining business without the revenues and profits generated by Ermanco;

•	under the terms of the asset purchase agreement, we are unable to solicit other acquisition proposals, but we are able to participate in negotiations with a third party that has submitted an unsolicited written acquisition proposal only under specified conditions. You should read “The Asset Sale Proposal — Third Party Proposals” on page 46 for additional information regarding the ability of our Board of Directors to consider competing proposals. Additionally, we would be required to pay to TGW a termination fee of $1 million plus reimburse them for out-of-pocket costs and expenses incurred in connection with the proposed asset sale if the asset purchase agreement is terminated under specified circumstances, including if we terminate the asset purchase agreement to accept a superior acquisition proposal, and our obligation to pay the termination fee might discourage competing acquisition proposals. For further discussion, you should read “The Asset Sale Proposal — Termination Fees” on page 48;

•	while we expect to complete the asset sale, there is no assurance that all conditions to the parties’ obligations to complete the asset sale will be satisfied and, as a result, it is possible that the asset sale may not be completed. For further discussion, you should read “The Asset Sale Proposal — Conditions to Completing the Asset Sale” on page 45; and

•	the various other risks identified in “Risk Factors” on page 22.

Our Board of Directors concluded, however, that the potential benefits of the asset sale outweighed these potentially negative factors. In view of the variety of factors and the amount of information considered, our Board of Directors did not find it practical to provide specific assessments of, or quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. Our Board of Directors’ determination to unanimously recommend that our stockholders approve the asset sale and the asset purchase agreement was made after consideration of all of the factors mentioned above taken as a whole. In addition, individual members of our Board of Directors may have given different weights to different factors.

Purchase Price; Payment

At least five business days prior to the closing of the asset sale, Ermanco will deliver to the Buyer a statement setting forth its good faith estimate of the net current assets as of the closing of the asset sale. At the closing, Buyer will pay to Ermanco, by wire transfer of immediately available funds, an amount equal to U.S. $23 million either (i) plus the amount by which the estimated net current assets of Ermanco as of the closing of the transaction are greater than U.S. $4.1 million, or (ii) less the amount by which the estimated net current assets of Ermanco as of the closing of the asset sale are less than U.S. $4.1 million.

Assets to be Sold

The Company will sell to Buyer substantially all of the assets used in Ermanco’s business of manufacturing Ermanco branded light to medium duty unit handling conveyors and conveyor and sortation systems.

Excluded Assets

The parties have agreed that some of the assets of Ermanco will be excluded from the asset sale. The excluded assets include, but are not limited to:

•	all the cash and cash equivalents held by Ermanco;

•	all state and federal income taxes recoverable;

•	all receivables due from the Company to Ermanco as of the time the transaction is effective; and

•	deferred income tax benefits-current.

Use of Proceeds

Following the payment of expenses related to the asset sale and the satisfaction of other unassumed liabilities, we expect to use the proceeds, less taxes and expenses (see below) to support the organic growth of our remaining SI business, consider strategies and transactions intended to provide liquidity and maximize stockholder value, and consider the acquisition of complementary assets and/or businesses. Although we enter into preliminary discussions and non-disclosure agreements from time to time, we do not currently have any material definitive agreements in place. There is no assurance that we will be able to consummate any such acquisition at all or an acquisition on terms that we would consider reasonable. You should read “The Asset Sale Proposal – Conduct of Business Following the Asset Sale” on page 36 for a more detailed discussion of our plans for the ongoing operations of the Company.

We intend to use a portion of the proceeds of the asset sale to fund taxes and transaction expenses related to the asset sale. We estimate that the taxes and transaction expenses incurred in connection with the asset sale (including accounting, legal, filing, investment banking, and printing fees) will aggregate approximately $3 million.

Representations and Warranties

The asset purchase agreement contains various representations and warranties for us and the Buyer related, but not limited to, the following matters:

•	existence, good standing, organization, capitalization and similar corporate matters relating to us and Ermanco;

•	our and Ermanco’s corporate power and authority to execute, deliver and perform our obligations under the asset purchase agreement, and the enforceability of the asset purchase agreement against us and Ermanco;

•	the accuracy of Ermanco’s financial statements specified in the asset purchase agreement;

•	the absence of undisclosed liabilities;

•	the absence of specified changes or events relating to Ermanco’s business and operations;

•	Ermanco’s filing of tax returns and other tax-related matters;

•	Ermanco’s compliance with all material laws relating to the business of Ermanco;

•	Ermanco’s ownership of intellectual property;

•	Ermanco’s existing insurance policies and bank accounts and other depositories;

•	Ermanco’s title to the assets being sold in the asset sale;

•	the absence of undisclosed brokers and finders fees;

•	the absence of undisclosed threatened or pending legal proceedings involving the business or product warranties of Ermanco;

•	the absence of conflicts, violations and defaults with applicable laws or under our or Ermanco’s organizational documents, bylaws and other agreements and documents;

•	the absence of any required governmental consents, approvals or authorizations other than those specified in the asset purchase agreement;

•	labor matters, employee benefit plans and other employment related matters;

•	the absence of undisclosed material contracts relating to Ermanco’s business;

•	the validity of Ermanco’s material contracts used in or related to the business of Ermanco;

•	the validity and accuracy of Ermanco’s accounts receivable;

•	the validity and accuracy of Ermanco’s inventory;

•	the accuracy of Ermanco’s corporate records and financial records related to the business of Ermanco;

•	Ermanco’s real and personal property leases;

•	Ermanco’s compliance with environmental laws and regulations;

•	Ermanco’s complete disclosure in the asset purchase agreement;

•	the accuracy of disclosure regarding clients, customers, suppliers and client contracts related to the business of Ermanco; and

•	the validity and accuracy of Ermanco’s historical and pending warranty claim experience.

The asset purchase agreement contains representations and warranties of TGW and Buyer related to the following matters:

•	existence, good standing, organization, capitalization and similar corporate matters relating to TGW and Buyer;

•	TGW and Buyer’s corporate power and authority to execute, deliver and perform its obligations under the asset purchase agreement, and the enforceability of the asset purchase agreement against TGW and Buyer;

•	the absence of undisclosed brokers and finders fees;

•	Buyer’s financial ability to complete the asset sale; and

•	the accuracy of statements made by TGW or Buyer in or related to the asset purchase agreement or the transactions contemplated therein.

Covenants

The asset purchase agreement contains covenants which obligate each party to the asset purchase agreement to take various actions in contemplation of closing the asset sale, including but not limited to, the following:

•	Ermanco agreed to conduct the operations or affairs of the business in the ordinary course, except for actions taken with the Buyer’s consent;

•	we and Ermanco agreed to use commercially reasonable best efforts to preserve intact the organization, personnel and goodwill of Ermanco’s business;

•	we and Ermanco agreed to comply with all legal requirements;

•	we and Ermanco agreed not to directly or indirectly (i) take any action that would interfere with or prevent the timely consummation or performance of the asset purchase agreement, or (ii) unless Buyer consents, take any action that would violate any warranty, representation or covenant of the asset purchase agreement;

•	we and Ermanco agreed that we and our agents shall not solicit or negotiate or provide any information to facilitate any proposal or offer to acquire all or any substantial part of the assets of Ermanco or us; however, if an unsolicited written proposal is received by Ermanco or us and it is determined by our Board of Directors to be a superior proposal, we or Ermanco, upon notice to Buyer, may disclose confidential or nonpublic information and engage in discussions and/or negotiations with the entity or individual making such superior proposal;

•	we and Ermanco agreed to provide Buyer and its advisors access to personnel, books and records during normal business hours;

•	Ermanco agreed to introduce a representative of Buyer to material customers and suppliers;

•	each party agreed to use its commercially reasonable best efforts to fulfill the conditions required by it to bring about the consummation of the asset sale, to give notice to the other parties of any event or failure of any event to occur that might interfere with the satisfaction of any condition of the asset purchase agreement or to disclose any confidential information of the other party, unless disclosure is required in the ordinary course of business or if required by law;

•	we and Ermanco agreed to provide prompt notice to Buyer of any fact or circumstance which would constitute a breach of any representation or warranty;

•	we and Ermanco agreed not to solicit any employee, customer or supplier of Buyer to leave Buyer’s employment or cease or adversely change its business dealings with Buyer for a period of three years after the closing of the asset sale;

•	Ermanco agreed to provide a list of individuals whose employment was terminated within 90 days prior to execution of the asset purchase agreement and will update such list at closing;

•	on or prior to June 3, 2005, we agreed to take all action necessary in accordance with applicable legal requirements and our organizational documents to convene a meeting of our stockholders to vote on the asset purchase agreement and the transactions contemplated thereby;

•	on or prior to June 3, 2005, we agreed to prepare and file a preliminary proxy statement with the Securities and Exchange Commission which contains a unanimous recommendation of the Company’s Board of Directors to approve the transaction;

•	Ermanco agreed to terminate all employees upon the closing of the asset sale and Buyer agreed to offer to all former Ermanco employees employment upon terms and conditions substantially similar to those previously offered by Ermanco;

•	Ermanco agreed to attempt to secure a waiver from its current employees releasing any and all claims of such employees against Ermanco or us;

•	all parties agreed that, to the extent any warranty claim for goods manufactured by or sold and delivered by Ermanco prior to closing the asset sale arises and exceeds the warranty reserves of the final closing net current asset statement, such claim will be an excluded liability and shall remain the obligation of Ermanco or us;

•	after closing of the asset sale, Buyer agreed not to settle any warranty claims in excess of $5,000 without our written consent; and to the extent that the aggregate amount of warranty claims for goods manufactured by or sold and delivered by Ermanco prior to closing of the asset sale exceeds the reserve in the final closing net current assets statement we agreed, upon receipt of an invoice from Buyer, to pay by wire the invoice amount within 15 days;

•	we and Ermanco agreed to assign all right, title and interest in and to all insurance proceeds payable, or claims available for any reason to Buyer and agreed to pay over to Buyer any proceeds of any insurance, condemnation or eminent domain taking which have been received, but not yet used to repair or replace the injured property;

•	each party agreed (i) to maintain, for a period of five years, the books and records possessed by it relating to the business, (ii) that each shall have the right to make copies of the books and records, and (iii) prior to disposing of the books and records, each party shall give written notice to the other party allowing such other party the opportunity to take possession of the books and records;

•	Buyer agreed that if it waives any required consent prior to closing, we and Ermanco shall assist Buyer in obtaining the consent after the closing of the asset sale;

•	we and Ermanco agreed, simultaneously with closing of the asset sale, to cease to use the name Ermanco or any derivative thereof, except in specific circumstances as required by law;

•	Ermanco and Buyer agreed to consult each other prior to the issuance of any press release;

•	each party agreed, after the closing of the asset sale, to deliver to the other party any mail, cash, checks with appropriate endorsements or other property that such party receives after closing of the asset sale and each party agreed to account to the other party for such receipts;

•	Buyer agreed to use good faith, commercially reasonable efforts to collect accounts receivable in full within 90 days of closing of the asset sale; and

•	Ermanco agreed to provide Buyer with unaudited balance sheets and statements of income and cash flow of Ermanco for each month-end beginning with the month ending April 30, 2005.

Conditions to Completing the Asset Sale

Our and Ermanco’s obligations to complete the asset sale are subject to satisfaction or waiver of the following conditions:

•	our stockholders having approved the Asset Sale Proposal;

•	the representations and warranties of TGW and Buyer being accurate in all material respects as of the closing of the asset sale;

•	TGW and Buyer having performed and complied in all material respects with all of the covenants and obligations under the asset purchase agreement prior to or on the closing of the asset sale;

•	receipt of officer’s certificates and closing certificates (and related documents) of TGW and Buyer certifying as to specified matters;

•	no claims or other legal proceedings having been threatened or brought to prevent the asset sale; and

•	receipt of all permits, consents, approvals and waivers of governmental authorities and other parties necessary for the completion of the asset sale.

TGW and Buyer’s obligations to complete the asset sale are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company and Ermanco being accurate in all material respects as of the closing of the asset sale;

•	us and Ermanco having performed and complied in all material respects with all of the covenants and obligations under the asset purchase agreement prior to or on the closing of the asset sale;

•	receipt of officer’s certificates and closing certificates (and related documents) of the Company and Ermanco certifying as to specified matters, including receipt of all permits, consents, approvals and waivers of governmental authorities and other parties necessary for the completion of the asset sale;

•	no claims or other legal proceedings having been threatened or brought to prevent the asset sale;

•	no material adverse change in Ermanco’s business;

•	Buyer’s completion of meeting with material customers and suppliers of Ermanco and Buyer’s satisfaction that there are no anticipated material adverse changes or developments in the business relationship with any material customer or supplier of Ermanco;

•	Buyer’s satisfaction that sufficient employees of Ermanco will accept employment offered by Buyer on terms substantially similar to those provided by Ermanco; and

•	Buyer’s execution of an employment contract with Leon C. Kirschner.

Third Party Proposals

The asset purchase agreement prohibits us and Ermanco, and requires us and Ermanco to cause any officer, director or employee of us or Ermanco, or any attorney, accountant, investment banker, financial advisor or other agent retained by either us or Ermanco not to, solicit or negotiate or provide any information to facilitate any proposal or offer to acquire all or any substantial part of Ermanco, properties or capital stock of the Company in a transaction that includes all or any substantial part of the business, properties or capital stock of Ermanco, whether by merger, purchase of assets, tender offer or otherwise (regardless of form thereof and including, without limitation, any recapitalization or going private transaction involving the Company), whether for cash, securities or any other consideration or combination thereof.

Notwithstanding the foregoing, the Company may furnish confidential or non-public information to another potential acquiror in response to an unsolicited bona fide non-binding written offer or proposal to acquire (i) all or any substantial part of Ermanco, or (ii) any part of the Company that includes all or any substantial part of Ermanco, that the Company’s Board of Directors determines would likely lead to a proposal superior to Buyer’s proposal, and engage in discussions with such potential acquiror.

The Closing of the Asset Sale

Following the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the asset sale in the asset purchase agreement, the closing of the asset sale is expected to take place during the third quarter of 2005, unless extended to a later date in accordance with the asset purchase agreement.

Survival of Representations and Warranties and Indemnification

All representations, warranties, convents and agreements made by any party to the asset purchase agreement or any of the related transaction documents will survive the closing of the asset sale until September 30, 2006, except for the following:

•	our and Ermanco’s representations and warranties relating to (i) ownership of properties and assets used in connection with Ermanco’s business; (ii) real property owned, leased or otherwise held by Ermanco; and (iii) intellectual property owned or used with respect to Ermanco’s business will survive until September 30, 2010; and

•	any claim for indemnification made pursuant to the terms of the asset purchase agreement with respect to a breach of a representation and warranty will toll the applicable survival period of such representation and warranty as it relates to such claim.

We and Ermanco have agreed to indemnify TGW and Buyer and their respective representatives and affiliates, and will reimburse their respective representatives and affiliates from and against any loss, cost, liability, penalty, tax, claim, damage, expense, remedial action or diminution of value arising from or related to:

•	any breach by us or Ermanco of any representation, warranty, covenant or agreement of Ermanco or us in the asset purchase agreement or any other related transaction document;

•	any excluded liability;

•	any failure to comply with any applicable bulk sale transfer laws or similar legal requirements, and any claims against TGW or Buyer by creditors of Ermanco, us or our respective affiliates (except with respect to liabilities assumed by Buyer);

•	Ermanco’s ownership or use of the assets purchased by Buyer or operation of Ermanco’s business on or before the closing of the asset sale; or

•	the enforcement of indemnification rights under the asset purchase agreement.

TGW and Buyer have agreed to indemnify us and Ermanco and our respective representatives and affiliates, and will reimburse our respective representatives and affiliates from and against any loss, cost, liability, penalty, tax, claim, damage, expense, remedial action or diminution of value arising from or related to:

•	any breach by TGW or Buyer of any representation, warranty, covenant or agreement of TGW or Buyer in the asset purchase agreement or any other related transaction document;

•	any assumed liability; or

•	Buyer’s ownership or use of the assets purchased by Buyer or operation of Ermanco’s business following the closing of the asset sale.

The asset purchase agreement provides that the Company and Ermanco will have no liability to TGW or Buyer with respect to claims for breach of the representations and warranties until the aggregate amount of all damages relating to such breaches exceeds $230,000, and then only for the amount by which such damage exceeds, in the aggregate, $230,000; provided, however, that the foregoing will not be applicable, and there will be first dollar indemnity for claims made pursuant to representations and warranties related to:

•	the validity of Ermanco’s accounts receivable;

•	our and Ermanco’s corporate power and authority to execute, deliver and perform the asset purchase agreement, and the enforceability of the asset purchase agreement against us and Ermanco;

•	ownership of properties and assets used in connection with Ermanco’s business;

•	real property owned, leased or otherwise held by Ermanco; or

•	intellectual property owned or used with respect to Ermanco’s business.

Our and Ermanco’s overall aggregate liability under the terms of the asset purchase agreement shall not exceed an amount equal to $5,750,000.

Security for Indemnification Obligations

At the closing of the asset sale, we have agreed to deliver to Buyer an irrevocable letter of credit issued by Wachovia Bank in the amount of $2 million as security for our indemnification obligations. The letter of credit shall remain in place for a period of one year following the closing of the asset sale or longer in the event of any pending dispute thereunder; provided, however, that if a dispute remains pending longer than the one year period following the closing of the asset sale, the amount of the letter of credit shall be reduced to an amount not less than an amount sufficient to resolve such dispute. If applicable, the reduced letter of credit shall remain in place following the one year anniversary of the closing of the asset sale until any pending dispute has been resolved.

Termination of the Asset Purchase Agreement

The asset purchase agreement may be terminated by mutual consent of Buyer and Ermanco or by notice given before or at the closing of the asset sale:

•	by Ermanco or us, on the one hand, or Buyer or TGW, on the other hand, if a material breach of any provision of the asset purchase agreement has been committed by the other and the breach has not been waived or cured, to the reasonable satisfaction of the non-breaching party, within 10 days following notice of such breach;

•	by Buyer or TGW, if any of our or Ermanco’s conditions to close have not been satisfied as of the closing of the asset sale or if the satisfaction of such a condition is or becomes impossible and Buyer has not waived the condition on or before the closing of the asset sale;

•	by us or Ermanco, if any of TGW or Buyer’s conditions to close have not been satisfied as of the closing of the asset sale or if the satisfaction of such a condition is or becomes impossible and we have not waived the condition on or before the closing of the asset sale;

•	by us, if any person shall have made a bona fide written offer for the acquisition of Ermanco or us that includes all or any substantial part of Ermanco, provided that our Board of Directors determines in good faith (i) that such offer or proposal is superior to Buyer’s offer, and (ii) that, based upon the advice of outside counsel, failure to take such action would likely violate our fiduciary duties under applicable law, provided, however, that (1) not less than four business days prior to such termination we are required to notify TGW of our intention to terminate the asset purchase agreement, and (2) to the extent reasonably requested by Buyer, shall cause our financial and legal advisors to negotiate during such four-day-business period with Buyer and TGW concerning adjustments in the terms and conditions of the asset purchase agreement as would enable us and Ermanco to proceed with the transactions contemplated therein, and (3) if Buyer makes a bona fide written offer of any such adjustments prior to the expiration of such four-day-business period, our Board of Directors still concludes in good faith that the transaction contemplated therein, even on such adjusted terms, is not more favorable to our stockholders than such other offer;

•	by Buyer or TGW, if our Board of Directors shall have failed to recommend unanimously, or shall have withdrawn, adversely modified or adversely amended in any material respects its approval or recommendation of the asset purchase agreement and the transactions contemplated thereby to our stockholders, or upon breach by any of our significant stockholders of the stockholder agreement entered into in connection with the asset purchase agreement;

•	by any party to the asset purchase agreement if our stockholders fail to approve the asset purchase agreement and the transactions contemplated thereby after a vote is taken at a duly held meeting of our stockholders called for such purpose or any adjournment or postponement thereof; and

•	by any party, if the closing of the asset sale has not occurred on or before December 31, 2005.

Termination Fees

If the asset purchase agreement is terminated:

•	by Buyer or TGW because of a material breach of any provision of the asset purchase agreement by us or Ermanco, or by us or Ermanco because we have received a superior proposal to acquire Ermanco or the Company, including all or any substantial part of Ermanco, Ermanco and/or us have agreed to immediately pay to Buyer an amount equal to $1 million and reimburse Buyer for all actually paid or incurred out-of-pocket costs and expenses incurred by Buyer or any of its affiliates in connection with the asset purchase agreement or the transactions contemplated thereby;

•	by Buyer or TGW because our Board of Directors has failed to recommend unanimously, or have withdrawn, adversely modified or adversely amended in any material respects its approval or recommendation of the asset purchase agreement and the transactions contemplated thereby to our stockholders, or because of a breach by any of our significant stockholders of the stockholder agreement entered into in connection with the asset purchase agreement, Ermanco or us are required, within two business days after the termination of the asset purchase agreement, to pay to Buyer an amount equal to $1 million and reimburse Buyer for all actually paid or incurred out-of-pocket costs and expenses incurred by Buyer or any of its affiliates in connection with the asset purchase agreement or the transactions contemplated thereby;

•

by any party because our stockholders failed to approve the asset purchase agreement and the transactions contemplated thereby after a vote is taken at a duly held meeting of our stockholders called for such purpose or any adjournment or postponement thereof, (i) Ermanco and/or us are required to reimburse Buyer for actually paid or incurred out-of-pocket costs and expenses incurred by Buyer or any of its affiliates in connection with the asset purchase agreement or the transactions contemplated thereby, and (ii) (A) if within nine months of termination we and/or Ermanco enter into a binding written agreement with respect to an acquisition of Ermanco or the Company (that includes all or any substantial portion of Ermanco), we and/or Ermanco will pay to Buyer $1 million within two business days of entry into such binding written agreement, or (B) if after nine but within 12 months of termination we and/or Ermanco enter into a binding written agreement with respect to an acquisition of Ermanco or the Company (that includes all or any substantial portion of Ermanco), we and/or Ermanco will pay to Buyer an amount equal to $500,000 within two business days of entry into such binding written agreement.

Fees and Expenses

Each of the parties to the asset purchase agreement agreed to pay their own legal, accounting, out-of-pocket and other expenses incidental to the asset purchase agreement to any action taken by such party in preparation for carrying the asset purchase agreement into effect. However, we may be required to pay Buyer for actually paid out-of-pocket costs and expenses under certain specified circumstances if the asset purchase agreement is terminated as described above.

Payment, Dividend Distribution to Holders of Our Capital Stock

Any determination to pay dividends or make distributions in the future will be at the discretion of our Board of Directors.

Certain Tax Consequences of the Asset Sale

The following summary describes the principal U.S. federal income tax consequences of the asset sale. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this proxy statement, existing and proposed U.S. Treasury Regulations promulgated under the Internal Revenue Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

Consequences to us and Ermanco. Ermanco will recognize gain or loss for income tax purposes on the sale of the assets in the asset sale. Ermanco’s gain or loss will be determined based upon the amount of the purchase price (increased by the Ermanco’s liabilities properly accrued as of the closing, to the extent assumed by the Buyer) allocated to the assets and Ermanco’s tax basis in the assets. To the extent that the purchase price allocated to assets exceeds its tax basis, Ermanco will recognize gain on the disposition of the assets, and to the extent the assets tax basis exceeds the purchase price allocated to the assets, Ermanco will recognize loss on the disposition of the assets. Because Ermanco will be included in our consolidated federal income tax return for the taxable year that includes the sale, the gain or loss recognized by Ermanco will be included on our federal income tax return for the taxable year that includes the sale. The asset sale may also result in state or local, income, franchise, sales, use, transfer or other tax liabilities in some or all of the states or local tax jurisdictions in which Ermanco files returns. The estimated federal and state tax liabilities approximate $2 million under current tax law.

Consequence to the Stockholders. Holders of our common stock will not recognize any gain or loss due to the asset sale.

Accounting Treatment of the Asset Sale

The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes and, if applicable, any excess in the book value of the net assets sold over the purchase price received by us, less transaction expenses, will be recognized as a loss for financial accounting purposes. We estimate that the gain or loss recognized in the transaction under U.S. generally accepted accounting principles, before income taxes, will be a loss of approximately $800,000.

Interest of Certain Persons in the Asset Sale

All of our executive officers and directors own shares of common stock and/or options to purchase shares of our common stock and, to that extent, their interests in the sale is the same as that of other holders of common stock.

Ermanco’s operations are located in a 94,000 square foot building in Spring Lake, Michigan. The building is leased from a limited liability company that is affiliated with the Company through a common director and officer of the Company, Messrs. Shulman and Kirschner. Following the closing of the asset sale, Messrs. Shulman and Kirschner will continue to lease the property to the Buyer.

Under the terms of the asset purchase agreement, the Buyer is required to enter into an employment contract with Leon C. Kirschner on or prior to the closing of the asset sale. In addition, Buyer contemplates entering into an employment relationship with Gordon A. Hellberg on or prior to the closing of the asset sale.

In connection with the asset purchase agreement, each of Anthony W. Schweiger, Gordon A. Hellberg, L. Jack Bradt, Leon C. Kirschner, Leonard S. Yurkovic, Ronald J. Semanick, Steven Shulman and Theodore W. Myers entered into a stockholder agreement with TGW and Buyer. Collectively, these stockholders, who are directors and/or officers of the Company, hold an aggregate of 795,083 shares, or approximately 18.5%, of our common stock. Pursuant to the terms of the stockholder agreement, each of these stockholders is required to vote in favor the Asset Sale Proposal.

Where You Can Find Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Stockholders are advised to review these filings for additional information about the Company. You may read and copy any reports, statements or other information that we file at the SEC public reference room. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.” Information contained on the SEC’s website is not incorporated by reference into this proxy statement.

You may also request a copy of the information that we file with the SEC, at no cost, by writing or telephoning us at the following address: Paragon Technologies, Inc., 600 Kuebler Road, Easton, Pennsylvania 18040, Attn: Corporate Secretary, Telephone: 610-252-3205.

You should rely only on information contained in this proxy statement to vote on the adoption of the Asset Sale Proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 1, 2005. You should not assume that the information in this proxy statement is accurate as of any date other than that date, and its mailing to stockholders shall not create any implication to the contrary.

Appraisal and Dissenters’ Rights

Under applicable Delaware law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the asset purchase agreement or the asset sale and we will not independently provide our stockholders with any such rights.

Regulatory Approvals

The asset purchase agreement is not subject to any regulatory approvals.

Board Recommendation

OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE ASSET SALE PROPOSAL IS ADVISABLE AND IN OUR BEST INTEREST AND THE BEST INTEREST OF OUR STOCKHOLDERS AND HAS DIRECTED THAT IT BE SUBMITTED TO OUR STOCKHOLDERS FOR THEIR APPROVAL. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ASSET SALE PROPOSAL.

Annex A

ASSET PURCHASE AGREEMENT

by and among

TGW Transportgeräte GmbH,

Malibu Acquisition, Inc.,

Ermanco Incorporated

and

Paragon Technologies, Inc.

May 20, 2005

EXHIBITS

Exhibit 1.3	Seller Net Current Assets as of March 31, 2005
Exhibit 1.4	Exceptions to GAAP
Exhibit 1.7	Tax Allocation
Exhibit 4.7	Employee Benefit Plans
Exhibit 8.1	Assigned Contracts
Exhibit 8.2	Assumed Liabilities
Exhibit 8.3	Data Room Index
Exhibit 8.4	Excluded Assets
Exhibit 8.5(a)	Purchased Assets - Tangible Personal Property
Exhibit 8.5(b)	Purchased Assets - Intellectual Property

DISCLOSURE SCHEDULE

Schedule 2.3	Financial Statements
Schedule 2.5	No Undisclosed Liabilities
Schedule 2.6	Taxes
Schedule 2.7	No Adverse Change; Absence of Restricted Events
Schedule 2.8	Employees; Labor Relations
Schedule 2.9	Employee Benefit Plans
Schedule 2.10	Properties and Assets
Schedule 2.11	Real Property
Schedule 2.15	Litigation
Schedule 2.16	Authorizations, and Enforceability; No Conflict
Schedule 2.17	Assigned Contracts
Schedule 2.18	Intellectual Property
Schedule 2.19	Insurance
Schedule 2.20	Customers and Suppliers
Schedule 2.21	Product Warranties and Liabilities
Schedule 2.22	Permits and Licenses; Compliance with Legal Requirements
Schedule 2.23	Environmental Matters
Schedule 2.24	Bank Accounts

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of May 20, 2005, by and among TGW Transportgeräte GmbH, an Austrian corporation (“Buyer Parent”), Malibu Acquisition, Inc., a Michigan corporation and wholly-owned subsidiary of Buyer Parent (“Buyer”), Ermanco Incorporated, a Michigan corporation (“Seller”), and Paragon Technologies, Inc., a Delaware corporation and the sole stockholder of Seller (“Seller Parent”). Buyer Parent, Buyer, Seller and Seller Parent are sometimes individually referred to in this Agreement as a Party and collectively as the Parties. Capitalized terms used in this Agreement and not otherwise defined are defined in Article 8.

Seller designs, manufactures, sells and distributes conveyors, conveyor systems and related products (the “Business”). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets and properties held in connection with, necessary for, or material to the Business, and Buyer desires to assume from Seller, and Seller desires to assign to Buyer, certain liabilities of Seller, all on the terms and subject to the conditions of this Agreement. Buyer Parent and Seller Parent join in this Agreement to make certain representations, warranties and agreements for the purposes of inducing the Parties to enter into this Agreement. As a condition to Buyer’s and Buyer Parent’s willingness to enter into this Agreement, certain Significant Stockholders of Seller Parent are simultaneously entering into and delivering stockholder agreements, each dated the date hereof, pursuant to which such stockholders have agreed, among other things, to vote to approve this Agreement and the transactions contemplated hereby at any meeting of Seller Parent’s stockholders called or convened for such purpose or any adjournments or postponement thereof (the “Stockholder Agreements”).

ACCORDINGLY, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

PRINCIPAL TRANSACTION

Section 1.1 Sale and Purchase of Assets. On the terms and subject to the conditions of this Agreement, Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, the Purchased Assets. The Purchased Assets will be transferred to Buyer free and clear of all Encumbrances.

Section 1.2 Purchase Price and Payment; Assumed Liabilities.

(a) In consideration of the transfer of the Purchased Assets to Buyer and the other agreements and undertakings set forth herein, Buyer will pay to Seller an aggregate of U.S. $23,000,000 (the “Cash Price”), subject to adjustment as provided in Section 1.3.

(b) At least five business days prior to the Closing Date, Seller will deliver to Buyer a statement (the “Estimated Closing Date Net Current Asset Statement”) setting forth its good faith written estimate of the Net Current Assets as of the Closing Date (the “Estimated Closing Date Net Current Assets”). At Closing, Buyer will pay to Seller, by wire transfer of immediately available funds, an amount equal to the Cash Price either (1) plus the amount by which the Estimated Closing Date Net Current Assets of Seller are greater than U.S. $4,100,000 or (2) less the amount by which the Estimated Closing Date Net Current Assets of Seller are less than U.S. $4,100,000 (the “Estimated Closing Payment”).

(c) As additional consideration for the Purchased Assets and the agreements and undertakings set forth in this Agreement, at Closing Buyer will assume and agree to pay, satisfy and discharge, when due, the Assumed Liabilities. Except for the Assumed Liabilities, Buyer will not assume or become liable for any obligations, commitments or liabilities of Seller, Seller Parent or any of their respective Affiliates, whether known or unknown, absolute, fixed or contingent, whether or not disclosed to Buyer in this Agreement, the Disclosure Schedule or otherwise, whether or not imposed upon Buyer as a successor under applicable Legal Requirements, and whether or not related to the Purchased Assets. The obligations and liabilities not expressly assumed by Buyer hereunder will be retained by the Seller, Seller Parent or an Affiliate, as applicable, and are collectively referred to in this Agreement as the “Excluded Liabilities.” The Cash Price, as adjusted in accordance with Section 1.3, plus the book value of the Assumed Liabilities (including those current liabilities reflected on the Final Net Current Asset Statement), is referred to in this Agreement as the “Purchase Price.”

Section 1.3 Adjustment of Cash Price. The Cash Price will be (a) increased on a dollar-for-dollar basis to the extent that the Closing Date Net Current Assets of Seller as reflected on the Final Net Current Asset Statement are greater than U.S. $4,100,000 and (b) decreased on a dollar-for-dollar basis to the extent that the Closing Date Net Current Assets of Seller as reflected on the Final Net Current Asset Statement are less than U.S. $4,100,000. For purposes of illustration only, set forth in Exhibit 1.3 is Seller’s calculation of the Net Current Assets as of March 31, 2005 based upon its unaudited balance sheet at March 31, 2005. Any difference between (a) the Cash Price, as adjusted in accordance with this Section 1.3, and (b) the Estimated Closing Payment will be paid by Buyer to Seller (if such difference is a positive amount), or by Seller to Buyer (if such difference is a negative amount), within five business days following the date that the Net Current Asset Statement becomes final, conclusive and binding on the Parties under Section 1.4.

Section 1.4 Preparation of Net Current Asset Statement; Disputes. Within no more than five (5) business days prior to the Closing Date, the Parties will jointly conduct a physical inventory of the inventory of the Business (the “Inventory Count”). Within 30 days after the Closing, Buyer will prepare and deliver to Seller a statement of Seller’s Net Current Assets as of the Closing Date (the “Net Current Asset Statement”), which will take into account the Inventory Count and will be prepared in accordance with GAAP except as otherwise expressly provided in and superseded by, Exhibit 1.4. Seller will provide reasonable support to Buyer and its Representatives to enable them to prepare the required Net Current Asset Statement, including by providing reasonable access to and the right to copy the Books and Records of Seller not included among the Purchased Assets. Any items included in the Net Current Asset Statement will be final, conclusive and binding on Buyer and Buyer Parent on the date the statement becomes final, conclusive and binding on Seller and Seller Parent, as provided below, unless, prior to such date, Buyer notifies Seller Parent in writing of any change Buyer proposes to the Net Current Asset Statement. Seller will have the opportunity to review the Net Current Asset Statement for 30 days after receipt thereof (or the date of any change thereto proposed by Buyer in accordance with the immediately preceding sentence) (the “Review Period”). During the Review Period, Buyer and Buyer Parent will provide to Seller, Seller Parent, and their Representatives access to all information, including accountants’ working papers, to enable Seller, Seller Parent and their Representatives to review and evaluate the Net Current Asset Statement. The Net Current Asset Statement will be final, conclusive and binding on Seller and Seller Parent unless, prior to the end of the Review Period, Seller notifies Buyer in writing of Seller’s objections to the Net Current Asset Statement, specifically identifying the disputed items, the estimated amounts of the disputed items, if known, and the basic facts underlying Seller’s objections. If Seller gives a notice of objections, the Parties will try in good faith to resolve the objections within 15 days after the delivery of notice by Seller. If the Parties resolve the objections within that time period, they will promptly record the resolution in a writing signed by each of them, and the resolution will be final, conclusive and binding on each of them. If the Parties are unable to resolve the objections within that time period, the Parties promptly will refer any disputed matter to the independent accounting firm of Ernst & Young LLP (or if they are unable or unwilling to serve in such capacity, another accounting firm chosen by mutual agreement of the Parties). If the final determination of the amounts set forth on the Net Current Asset Statement reported by such accounting firm is closer in amount to Buyer’s calculation of such amounts than to Seller’s calculation of such amounts, then Seller shall bear all fees and expenses of such accounting firm. If the final determination of the amounts set forth on the Net Current Asset Statement reported by such accounting firm is closer in amount to Seller’s calculation of such amounts than to Buyer’s calculation of such amounts, then Buyer shall bear all fees and expenses of such accounting firm. The designated accounting firm will act as a neutral arbitrator and, to the extent GAAP (as superseded by Exhibit 1.4) leaves room for discretion, will exercise that discretion independently, but within the range of the differences between the Parties. The accounting firm will revise the Net Current Asset Statement to reflect its resolution of the disputed matters, and its resolution will be final, conclusive and binding on the Parties. The Net Current

Asset Statement, in the form that is final, conclusive and binding on the Parties hereunder, is referred to in this Agreement as the “Final Net Current Asset Statement.”

Section 1.5 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Barnes & Thornburg, LLP, 300 Ottawa Avenue, NW, Suite 500, Grand Rapids, Michigan 49503, at 10:00 a.m. local time on the first Friday following date of approval of this Agreement (and the transactions contemplated thereby) by the stockholders of Seller Parent, or at any other place, time or later date as may be mutually agreed by Buyer and Seller or may be necessary to allow for the satisfaction of the conditions set forth in Article 5 below (the “Closing Date”). The Closing will be deemed to be effective upon the close of business on the Closing Date, unless otherwise agreed to by the Parties. The Closing will be effective at 11:59 p.m. on the Closing Date (the “Effective Time”).

Section 1.6 Deliveries at Closing.

(a) At the Closing, Buyer will deliver to Seller: (i) the Estimated Closing Payment; (ii) an instrument or agreement, reasonably acceptable to Seller, that provides for Buyer’s assumption of the Assumed Liabilities; (iii) certified copies of resolutions of Buyer and Buyer Parent authorizing the consummation of the transactions contemplated by this Agreement; and (iv) any and all other agreements, certificates, instruments and documents as may be required of Buyer or Buyer Parent under this Agreement.

(b) At the Closing, Seller will deliver to Buyer: (1) possession of the Purchased Assets, bills of sale, warranty deeds, certificates of title, endorsements, assignments and other instruments of conveyance, reasonably acceptable to Buyer, that are sufficient to transfer to Buyer title to the applicable Purchased Assets in accordance with this Agreement; (2) written consents of third parties, if required, with respect to the transfer of the Purchased Assets (including rights under the Assigned Contracts); (3) certified copies of resolutions of Seller and Seller Parent authorizing the consummation of the transactions contemplated by this Agreement; and (4) any and all other agreements, certificates, instruments and documents as may be required of Seller or Seller Parent under this Agreement.

Section 1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Exhibit 1.7 (the “Tax Allocation”). After the Closing, the Parties will make consistent use of the allocation, fair market value, and useful lives specified in Exhibit 1.7 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof. Buyer and Seller will each file an IRS Form 8594 “Asset Acquisition Statement under Section 1060” at the time and in the manner as required by Treasury Regulation 1.1060-1(e) consistent with the Tax Allocation concerning the Purchase Price. The IRS Form 8594 will be prepared by Seller after Closing and submitted within 30 days after the final Net Current Asset Statement has become final to Buyer for review and comment. The Tax Allocation will be conclusive and binding on the Parties for reporting and disclosure requirements under the Code and any foreign, state or local Tax authority.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Seller and Seller Parent, jointly and severally, represent and warrant to Buyer as follows:

Section 2.1 Disclosure Schedule. Seller has delivered to Buyer a disclosure schedule which is comprised of the numbered schedules specifically referred to in this Article 2 (the “Disclosure Schedule”). The information contained in the Disclosure Schedule is complete and accurate and all documents that are attached to or form a part of Disclosure Schedule are true and complete copies of the genuine original documents they purport to represent.

Section 2.2 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation. Seller Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation. Seller has full corporate power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under the

Assigned Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification. Seller Parent owns all of the outstanding capital stock of Seller.

Section 2.3 Financial Statements. Copies of the unaudited financial statements for Seller at and for the fiscal years ended December 31, 2004, 2003 and 2002 are attached to Schedule 2.3 of the Disclosure Schedule (the “Financial Statements”). Also attached to Schedule 2.3 are copies of the unaudited interim balance sheets and interim statements of income and cash flow of Seller at and for the fiscal quarter ended March 31, 2005 (the “Interim Financial Statements”). The Interim Financial Statements include the balance sheet of Seller at March 31, 2005 (the “Balance Sheet”). The Financial Statements and Interim Financial Statements present fairly the financial condition of Seller at the dates indicated and its results of operations for the periods then ended, all in accordance with GAAP applied on a basis consistent throughout such periods and consistent with prior periods (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and absence of footnotes, the effect of which will not individually or in the aggregate be materially adverse).

Section 2.4 Books and Records. The Books and Records material to the Business or any Purchased Asset are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound and customary business practices including the maintenance of an adequate system of controls. Such Books and Records as of April 21, 2005 are included in the Data Room or have been delivered to Buyer.

Section 2.5 No Undisclosed Liabilities. Except as set forth in Schedule 2.5 of the Disclosure Schedule and except for executory obligations under Assigned Contracts that are included among the Assumed Liabilities, Seller does not have any liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) except for liabilities or obligations expressly reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet which is consistent in nature and amount with prior experience.

Section 2.6 Taxes. Seller has timely (a) filed all Tax Returns pursuant to applicable Legal Requirements; (b) paid or made proper provision for payment of all Taxes due and payable by it; and (c) withheld or collected all Taxes required to be withheld or collected by it under applicable Legal Requirements through the Closing Date and, to the extent required, paid such Taxes to the proper Governmental Body or other Person. To Seller’s Knowledge, Seller has not been delinquent in the payment of any Tax, and has no Tax deficiency or claim outstanding or assessed against it, and there is no basis for any such deficiency or claim. Except as set forth in Schedule 2.6 of the Disclosure Schedule, there is not now in force any extension of time with respect to the date on which any Tax Return was or is due to be filed by or with respect to Seller, the Business, or the Purchased Assets, or any waiver or agreement by Seller or Seller Parent for the extension of time for the assessment of any Tax in respect of Seller, the Business, or any of the Purchased Assets.

Section 2.7 No Adverse Change; Absence of Restricted Events. Except as set forth in Schedule 2.7 of the Disclosure Schedule, since December 31, 2004, (a) the operations and affairs of Seller have been conducted only in the Ordinary Course of Business and (b) there has not been any change in the business, operations, properties, assets or condition of Seller that is likely to result in a Material Adverse Consequence. Except as set forth in Schedule 2.7 of the Disclosure Schedule, since December 31, 2004, no Restricted Event has occurred with respect to Seller.

Section 2.8 Employees; Labor Relations.

(a) Schedule 2.8 of the Disclosure Schedule contains, as of a recent date specified therein, the following information for each current employee of Seller (including each employee on leave of absence or layoff status): name; job title; hire date; current compensation paid or payable; vacation accrued; eligibility to participate under any Employee Benefit Plan; and citizenship. Except as set forth in Schedule 2.8, Seller and Seller Parent believe that if Buyer were to offer Seller’s employees employment on substantially similar terms as those paid by Seller as of the Closing Date, sufficient employees will remain employed through the Closing Date, and will accept employment if offered by Buyer or an Affiliate following the Closing Date, so as not to disrupt or adversely affect the operation of the Business by Buyer following the Closing Date. Seller’s current employees are either U.S. citizens or permanent resident aliens.

(b) Except as disclosed on Schedule 2.8, neither Seller, nor any Affiliate of Seller, is now or has ever been a party to any collective bargaining or other labor Contract with respect to the Business. Except as disclosed in Schedule 2.8, since January 1, 2000, there has not been, there is not presently pending or existing and to Seller’s Knowledge there is not Threatened: (i) any strike, slowdown, picketing, work stoppage, lockout, organizational activity or other labor dispute or Proceeding against or affecting Seller; (ii) any application or complaint filed by any employee or union with any Governmental Body against or affecting Seller; or (iii) any election or certification of, or any application or demand for recognition or certification of, a collective bargaining agent made to or affecting Seller. Except as set forth in Schedule 2.8, there is not currently, nor has there been in the past five years, any internal investigation of any charge or complaint by any employee of Seller alleging harassment, discrimination or other employment conduct which could give rise to liability. All Legal Requirements relating to Seller’s employees, including Legal Requirements relating to terms of employment, immigration and employment of illegal aliens, the payment of social security and other payroll Taxes, the payment of employee wages and benefits (including overtime pay) and occupational safety and health, have been complied with.

(c) Except as disclosed in Schedule 2.8 or Schedule 2.9, neither Seller, nor any Affiliate of Seller, is a party to any Contract regarding the Business the obligations of which, by the terms of such Contract, will survive the Closing Date or could be asserted against Buyer or its Affiliates with any of Seller’s present or former directors, officers, employees or consultants with respect to length, duration or conditions of employment (or the termination of employment), salaries, bonuses, compensation, deferred compensation, health insurance or any other form of remuneration. A copy of each employee policy manual and handbook provided to or governing Seller’s employees, and a copy of the employment application forms currently being used by Seller in connection with the hiring of new employees, has been included in the Data Room or delivered to Buyer.

(d) Seller has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility; and Seller has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Legal Requirements. Except as set forth in Schedule 2.8, none of Seller’s employees will have suffered an “employment loss” under the WARN Act since six months prior to the Closing Date or any similar state or local Legal Requirement since 12 months prior to the Closing Date.

Section 2.9 Employee Benefit Plans.

(a) Schedule 2.9 of the Disclosure Schedule sets forth each Employee Benefit Plan. Copies of all Employee Benefit Plans and all Contracts relating to such Employee Benefit Plans are included in the Data Room or have been delivered to Buyer. Seller has not made and is not bound by any unwritten Employee Benefit Plan or Contract.

(b) All obligations under the Employee Benefit Plans (including, to the extent applicable, reporting, disclosure, prohibited transaction, IRS qualification, ERISA requirements and funding obligations) have been timely complied with. The Employee Benefit Plans, and the administration of the Employee Benefit Plans, comply and have complied with all applicable Legal Requirements.

(c) Neither Seller, nor any predecessor or Affiliate of Seller, has ever established, maintained or contributed to or otherwise participated in, or had an obligation to establish, maintain, contribute to or otherwise participate in, any Multi-Employer Retirement Plan or any Multiple Employer Plan. Except as set forth on Schedule 2.9, none of the Employee Benefit Plans are subject to Title IV of ERISA.

(d) Except as set forth in Schedule 2.9, neither Seller, nor any Affiliate of Seller, has any obligation to provide post-employment medical or other benefits to Seller’s employees or former employees, or their survivors, dependents or beneficiaries, except as may be required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state medical benefits continuation Legal Requirement, and Seller may terminate any such postretirement medical or other benefits upon 30 days’ notice or less without any Adverse Consequences.

(e) Except as set forth on Schedule 2.9, neither the execution of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including, without limitation, any severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Seller, (ii) increase any benefit otherwise payable under any of the Employee Benefit Plans, or (iii) result in the acceleration of the time of payment of any such benefit.

Section 2.10 Properties and Assets. Except as set forth in Schedule 2.10 of the Disclosure Schedule, Seller owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) used in connection with the Business, including all of the properties and assets reflected in the Balance Sheet or acquired after the date of the Balance Sheet (except for inventory sold and accounts receivable collected since the date of the Balance Sheet in the Ordinary Course of Business). All properties and assets owned by Seller that will be owned by Buyer upon Closing are free and clear of all Encumbrances or will be as of the Closing Date. Schedule 2.10 identifies and includes a complete copy of each lease of property and assets of the Business (other than Real Property) (the “Personal Property Leases”). All properties and assets owned by or leased to Seller will be in the possession of Seller on the Closing Date or at such other location or locations as are set forth in Schedule 2.10.

Section 2.11 Real Property. Schedule 2.11 of the Disclosure Schedule sets forth a description of all real property and real property interests currently owned, leased or otherwise held by Seller (collectively, the “Real Property”). Schedule 2.11 also sets forth a list and complete copy of all leases of Real Property to which Seller is a signatory or by which it is bound or affected (each a “Real Property Lease” and collectively the “Real Property Leases”). Seller owns valid and binding leasehold interests in its Real Property Leases. Seller does not own any Real Property. Except as described in Schedule 2.11, all buildings or improvements that Seller owns or uses lie wholly within the boundaries of the Real Property leased by Seller and do not encroach on any easement or property owned by another, and no building or improvement owned or used by another encroaches on any property that Seller uses or on any easement the benefit of which runs to Seller in a manner that interferes with the Business as presently conducted by Seller. Except as disclosed in Schedule 2.11, the Real Property and Seller’s use of the Real Property fully complies with all applicable Contracts and Legal Requirements. To the Seller’s Knowledge, there are no material ground subsidences or slides on or affecting any Real Property. Except as set forth in Schedule 2.11 (which Schedule also includes the amounts anticipated to be received by Seller relating to any condemnation or other taking disclosed thereon), none of the Real Property is the subject of any condemnation action and, to Seller’s Knowledge, there is no proposal under consideration by any Governmental Body to take or use any of the Real Property. True and complete copies of all instruments, Contracts and other documents evidencing, creating or constituting any Encumbrances on the Real Property are included in the Data Room or have been delivered to Buyer, all of which Encumbrances will be removed or released as of the Closing Date, except as otherwise may be agreed by Buyer.

Section 2.12 Condition and Sufficiency of Assets. The buildings, plants, structures and equipment owned or used by Seller: (a) are structurally sound, are in good operating condition and repair, normal wear and tear excepted, are adequately serviced by all required utilities and are adequate for the uses to which they are being put; (b) do not need maintenance or repairs except for ordinary, routine maintenance and repairs; and (c) are sufficient for the continued conduct of Seller’s Business by Buyer after the Closing in substantially the same manner as conducted before the Closing.

Section 2.13 Accounts Receivable. All accounts receivable of Seller that will be reflected in the Final Net Current Asset Statement (the “Accounts Receivable”) will represent valid obligations due Seller arising from bona fide sales of Seller made in the Ordinary Course of Business.

Section 2.14 Inventory. All inventory of Seller that will be reflected in the Final Net Current Asset Statement will consist of inventory manufactured or acquired in bona fide transactions in the Ordinary Course of Business and be of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items below standard quality, all of which will have been written off or written down to net realizable value on the Final Net Current Asset Statement. All inventories not written off will be reflected in the Final Net Current Asset Statement at the lower of cost or market on a first in, first out basis.

Section 2.15 Litigation. Except as set forth in Schedule 2.15 of the Disclosure Schedule, there is no Proceeding or Order pending that relates to or may affect the Business, or any of the properties or assets owned or used by Seller, or that may interfere with the timely consummation of the transactions contemplated by this Agreement. To Seller’s Knowledge, no such Proceeding or Order has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

Section 2.16 Authorization and Enforceability; No Conflict.

(a) Seller has full corporate power and authority to enter into and to perform the Transaction Documents to which it is a signatory and to carry out the transactions contemplated by such Transaction Documents. Seller Parent has full corporate power and authority to enter into and to perform the Transaction Documents to which it is a signatory and to carry out the transactions contemplated by such Transaction Documents. This Agreement is, and on the Closing Date each of the other Transaction Documents to which Seller is a party will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms. This Agreement is, and on the Closing Date each of the other Transaction Documents to which Seller Parent is a party will be, legal, valid and binding obligations of Seller Parent, enforceable against it in accordance with their respective terms. The execution, performance and delivery of each Transaction Document to which Seller is a signatory has been duly authorized, approved and adopted by Seller. The execution, performance and delivery of each Transaction Document to which Seller Parent is a signatory has been duly authorized, approved, and adopted by Seller Parent.

(b) The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not (i) contravene any Organizational Documents of Seller or Seller Parent or result in a Breach of any provision of, or constitute a default under, any Assigned Contract; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization; (iii) result in the imposition of any Tax on either Buyer, the Purchased Assets or the Business of Seller (other than Taxes for which Seller will be solely responsible and Taxes described in Section 9.8); (iv) result in the acceleration of any Assumed Liability, or adversely modify terms of any Assumed Liability; or (v) result in any Encumbrance being created or imposed upon or with respect to any of the Purchased Assets. All consents, approvals or authorizations of, or declarations, filings or registrations with, any Person required in connection with the execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated thereby (including the assignment of rights under the Assigned Contracts to Buyer) are set forth in Schedule 2.16 of the Disclosure Schedule and will be timely obtained or made, as applicable, by Seller prior to the Closing.

Section 2.17 Assigned Contracts. Each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller and, to Seller’s Knowledge each other Person that is a party to an Assigned Contract, has complied and is fully complying with the terms of each Assigned Contract, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give Seller or, to Seller’s Knowledge any other Person, the right to declare a default under, any Assigned Contract. Complete copies of all written, and complete descriptions of all oral,

Assigned Contracts are included in Exhibit 8.1. Schedule 2.17 of the Disclosure Schedule lists all material Contracts of Seller that are not Assigned Contracts. Except as specifically identified on Schedule 2.17, none of the Assigned Contracts restricts or purports to restrict the activities or operations of the Business or limits or purports to limit the Business’s ability to compete anywhere in the world.

Section 2.18 Intellectual Property. Schedule 2.18 of the Disclosure Schedule sets forth all Intellectual Property Assets presently owned or used with respect to Seller’s Business. Seller will own the entire right, title and interest in and to such Intellectual Property Assets on the Closing Date and will transfer the same to Buyer free and clear of all Encumbrances. Following the Closing Date, Buyer will have the right to use each Intellectual Property Asset included among the applicable Purchased Assets without payment or other liability to any Person, except as otherwise provided in Schedule 2.18. Except as set forth in Schedule 2.18, neither Seller, nor any Affiliate of Seller, has infringed or unlawfully used any Intellectual Property Assets of any other Person and, to Seller’s Knowledge, there is no infringement of or unlawful use by any other Person of any of Seller’s Intellectual Property Assets. Schedule 2.18 also sets forth a list of all Contracts relating to Intellectual Property Assets to which Seller or any Affiliate is a party or by which Seller or any Affiliate is bound or affected. Except as set forth in Schedule 2.18, none of the Intellectual Property Assets of Seller is subject to any pending or, to Seller’s Knowledge, Threatened Proceeding, and, to Seller’s Knowledge, there is no valid basis for asserting any such Proceeding. No Intellectual Property Asset owned or used by Seller is subject to any outstanding Order restricting the use by Seller (or Buyer following the Closing) of that Intellectual Property Asset. The Intellectual Property Assets included among the Purchased Assets are all those necessary for the operation of the Business of Seller by Buyer after the Closing in substantially the same manner as conducted before the Closing and are sufficient in form and quality so that, following the Closing, Buyer can design, produce, manufacture and sell the products designed, produced, manufactured or sold by Seller before the Closing, in a manner that meets applicable specifications and conforms to commercially acceptable quality standards in all material respects.

Section 2.19 Insurance. Schedule 2.19 of the Disclosure Schedule sets forth a list of all policies of Insurance to which Seller is a party or under which Seller, the Business, or any Purchased Asset is covered, and for each policy indicates: the name of the insurer; the amount of coverage; the type of Insurance; the policy number; the renewal or expiration date; and all pending claims under the policy. All of the policies of Insurance set forth in Schedule 2.19 are outstanding and in full force and will remain in full force until the Closing Date, all premiums with respect to the policies are currently paid and all duties of the insureds under the policies have been fully discharged. Neither Seller nor Seller Parent has been refused Insurance with respect to the Business by any carrier to which it has applied for Insurance within the prior five years.

Section 2.20 Customers and Suppliers; Certain Relationship. Schedule 2.20 of the Disclosure Schedule sets forth (a) a list of the 20 largest customers of Seller (by dollar volume) in terms of bookings for the 12 months ended December 31, 2003 and December 31, 2004 and the four months ended April 30, 2005, showing for each period the approximate total bookings from each customer and (b) a list of the 20 largest suppliers of Seller (by dollar volume) in terms of purchases for the 12 months ended December 31, 2004 and the four months ended April 30, 2005, showing for each period the approximate total purchases from each supplier. To Seller’s Knowledge, there has not been any material adverse change or development in the business relationship with any customer or supplier set forth in Schedule 2.20, and such an adverse change or development could not reasonably be anticipated as a result of the consummation of the transactions contemplated by this Agreement. To Seller’s Knowledge, there is no reason to anticipate that any customer will substantially reduce its purchases following the Closing Date. Except as set forth in Schedule 2.20, neither Seller, Seller Parent nor any of their respective Affiliates or Related Persons is an owner, shareholder, creditor or agent of, or consultant or lender to, any Person engaged in a business that acts as a supplier of any goods or services to Seller or any part of which is in actual or potential competition with Seller.

Section 2.21 Product Warranties and Liabilities. Set forth in Schedule 2.21 of the Disclosure Schedule are all standard warranties offered by Seller in connection with products designed, developed or manufactured by Seller. Except as set forth in Schedule 2.21, there are no claims outstanding against Seller to return products by reason of alleged overshipments, early or late shipments, defective delivery, defective merchandise or otherwise, and there is no Proceeding pending or to Seller’s Knowledge, Threatened against Seller under any product warranty, nor, to Seller’s Knowledge, is there any basis upon which any claim could validly be made. Schedule 2.21 summarizes all product warranty and liability claims having a value in excess of five thousand dollars ($5,000) that have been asserted against Seller within the preceding five years, indicating for each claim whether it has been resolved or remains outstanding and, if resolved, the manner and cost of resolution.

Section 2.22 Permits and Licenses; Compliance with Legal Requirements. All Governmental Authorizations necessary for Seller to carry on the Business as presently conducted are set forth in Schedule 2.22 of the Disclosure Schedule and have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension or cancellation of any Governmental Authorization has been Threatened or could result by reason of the transactions contemplated by this Agreement. Neither Seller nor any Affiliate of Seller, or any of the properties and assets owned or used by Seller, is subject to, nor to Seller’s Knowledge has Seller or any Affiliate of Seller been Threatened with, any Adverse Consequence relating to the Business or any of the Purchased Assets as the result of a failure to comply with any Legal Requirement, and no event has occurred or circumstance formerly existed or currently exists that (with or without notice or lapse of time) may give rise to any such Adverse Consequence. Seller is presently, and during all applicable statutory periods of limitation has been, in compliance with all applicable Legal Requirements.

Section 2.23 Environmental Matters. Except as set forth in Schedule 2.23 of the Disclosure Schedule:

(a) Compliance. Seller is and during all applicable statutory periods of limitation has been in compliance with all applicable Environmental Laws with respect to any Real Property or other assets to be owned or leased by Buyer upon Closing. Seller possesses all Governmental Authorizations required under applicable Environmental Laws and has complied, and is complying, with the terms and conditions thereof. Seller is in compliance with all notification, reporting and registration provisions under applicable Environmental Laws. Seller may, under the Environmental Laws, transfer its Governmental Authorizations to Buyer.

(b) Notices and Permits. Seller has not received any communication (written or oral), whether from a Governmental Body, citizens group, employee or otherwise, alleging that Seller is not in full compliance with any Environmental Laws, and, to Seller’s Knowledge, there are no circumstances that may prevent or interfere with full compliance with any Environmental Laws in the future. All Governmental Authorizations and compliance schedules currently held by Seller pursuant to any Environmental Laws with respect to any Real Property or other assets to be owned or leased by Buyer upon Closing are identified in Schedule 2.23 of the Disclosure Schedule, and copies thereof have been included in the Data Room or have been delivered to Buyer.

(c) Environmental Liability. There is no Environmental Liability existing or, to Seller’s Knowledge, Threatened against Seller or against any Person whose liability for any Environmental Liability Seller has or may have retained or assumed, either contractually or by operation of applicable Legal Requirements with respect to any Real Property or other assets to be owned or leased by Buyer upon Closing. To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence, treatment or disposal of any Hazardous Substance or Material, that could form the basis for any Environmental Liability of Seller or of any Person whose responsibility for any such Environmental Liability Seller has or may have retained or assumed, either contractually or by operation of applicable Legal Requirements.

(d) Real Property. Without limiting the generality of the foregoing, except as set forth on Schedule 2.23 of the Disclosure Schedule: (i) none of the Real Property is listed on, or to Seller’s Knowledge is being considered for listing on, any list of contaminated sites maintained under any Environmental Law; (ii) to Seller’s Knowledge none of the Real Property has been designated as an area under the control of any conservation authority; (iii) neither Seller nor any predecessor to Seller’s Business has disposed of any waste and Hazardous Substance or Material in, on or under the air, soil, groundwater or surface water located on the Real Property, in a quantity or concentration that may result in any Environmental Liability; (iv) neither Seller nor any predecessor to Seller’s Business has installed any underground storage tanks, receptacles or other similar containers or depositories on the Real Property to be leased by a Buyer upon Closing; (v) none of the buildings, building components, structures or improvements owned, leased or used by Seller to be owned or leased by Buyer upon Closing is constructed in whole or in part of any material (including asbestos, except to the extent properly encapsulated in accordance with Environmental Law) that releases or may release any substance, whether gaseous, liquid or solid, that may give rise to any Environmental Liability; (vi) the Business as currently conducted at the Real Property does not constitute a nuisance and no claim of nuisance has been made to Seller with respect to the Business by any adjoining landowner or other Person, and Seller has not made or received complaints to or from any Person regarding a nuisance caused or created by any adjoining landowner or other Person; (vii) to Seller’s Knowledge, there have been no investigations conducted or other Proceedings taken or by any Governmental Body or any other Person pursuant to any Environmental Law with respect to the Real Property, the Business or the Purchased Assets; (viii) no polychlorinated biphenyls (PCB’s) were ever used, stored or disposed of by Seller or any predecessor to Seller’s Business at any of the Real Property; (ix) there is no consent decree, consent order or other Contract to which Seller is a party or by which it is bound or affected in relation to any environmental matter and no Contract is necessary for Seller’s continued compliance with all Environmental Laws; (x) no Hazardous Substance or Material is or was used, generated, emitted, transported, stored, treated or disposed of by Seller in violation of any Environmental Law or in a manner that may result in any Environmental Liability; (xi) except as set forth in Schedule 2.23, neither Seller nor any predecessor to Seller’s Business has treated, stored, disposed or arranged for disposal of any Hazardous Substance or Material at any location except in full compliance with Environmental Laws; and (xii) neither Seller nor any predecessor to Seller’s Business has disposed of or released, or permitted the disposal or release of, and it does not know of the disposal or release of, any Hazardous Substance or Material on any of the Real Property except in full compliance with Environmental Laws. A complete copy of every site assessment, study, test result or datum on the Environment and the Real Property in the possession or control of Seller or Seller Parent has been included in the Data Room or has been delivered to Buyer, including any Voluntary Response Action Plan or related submission under the Michigan Natural Resources and Environmental Protection Act, MCLA 324.101 et seq. A complete copy of all documents in the possession or control of Seller or Seller Parent evidencing any land use restriction or institutional control, easement, covenant, deed restriction or deed notice relating to the Environment with respect to the Real Property has also been included in the Data Room or has been delivered to Buyer.

Section 2.24 Bank Accounts. Schedule 2.24 of the Disclosure Schedule lists the names, account numbers and locations of all banks and other financial institutions of which Seller has any accounts or safe deposit boxes, and the names of all Persons authorized to draft or have access to any such accounts.

Section 2.25 No Broker’s Fees. Neither Seller, Seller Parent nor anyone acting on Seller’s or Seller Parent’s behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could be liable.

Section 2.26 Accuracy of Statements. No representation or warranty made by Seller or Seller Parent in this Agreement or any statement, certificate or schedule furnished to Buyer or Buyer Parent pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. The representations and warranties of Seller and Seller Parent will be deemed made as of the date of this Agreement and again on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Buyer and Buyer Parent, jointly and severally, represent and warrant to Seller and Seller Parent as follows:

Section 3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full corporate power and authority to conduct its business as it is now being conducted and to own or use its properties and assets. Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full corporate power and authority to conduct its business as it is now being conducted and to own or use its properties and assets.

Section 3.2 Authorization and Enforceability; No Conflict.

(a) Buyer has full corporate power and authority to enter into and to perform the Transaction Documents to which it is a signatory and to carry out the transactions contemplated by such Transaction Documents. Buyer Parent has full corporate power and authority to enter into and to perform the Transaction Documents to which it is a signatory and to carry out the transactions contemplated by such Transaction Documents. This Agreement is, and on the Closing Date each of the other Transaction Documents to which Buyer is a party will be, legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. This Agreement is, and on the Closing Date each of the Transaction Documents to which Buyer Parent is a party will be, legal, valid and binding obligations of Buyer Parent, enforceable against it in accordance with their respective terms. The execution, performance and delivery of each Transaction Document to which Buyer is a signatory has been duly authorized, approved and adopted by Buyer. The execution, performance and delivery of each Transaction Document to which Buyer Parent is a signatory has been duly authorized, approved and adopted by Buyer Parent.

(b) The execution, delivery and performance of the Transaction Documents and the consummation by Buyer and Buyer Parent of the transactions contemplated thereby will not (i) contravene any Organizational Documents of Buyer or Buyer Parent or result in a breach of any provision of, or constitute a default under, any Contract or (ii) violate any Legal Requirement or Order.

Section 3.3 No Broker’s Fees. Neither Buyer, Buyer Parent nor anyone acting on Buyer’s or Buyer Parent’s behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or Seller Parent could become liable.

Section 3.4 Financing. Buyer has, and at the Closing will have, sufficient funds in its possession or available pursuant to existing credit facilities to purchase the Purchased Assets and to complete the transactions contemplated hereby.

Section 3.5 Accuracy of Statements. No representation or warranty made by Buyer or Buyer Parent in this Agreement or any statement, certificate or schedule furnished to Seller or Seller Parent pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. The representations and warranties of Buyer and Buyer Parent will be deemed made as of the date of this Agreement and again on the Closing Date.

ARTICLE 4

COVENANTS AND AGREEMENTS

The Parties (as applicable) covenant and agree as follows:

Section 4.1 Conduct Pending the Closing.

(a) From the date of this Agreement to the Closing Date, Seller will conduct, and Seller Parent will cause Seller to conduct, the operations and affairs of the Business only in the Ordinary Course of Business, except for actions taken with Buyer’s consent to prepare for the transactions contemplated by this Agreement. Seller and Seller Parent will exercise their commercially reasonable best efforts to preserve intact the organization, personnel and goodwill of the Business with Persons having business dealings with it, and will comply with all Legal Requirements. Except as required by any Legal Requirement, from the date of this Agreement to the Closing Date, neither Seller nor Seller Parent will, directly or indirectly: (i) take any action that would interfere with or prevent the timely consummation or performance of this Agreement; or (ii) except for actions taken with Buyer’s prior consent to prepare for the transactions contemplated by this Agreement, take any action that would constitute a Restricted Event or which would be inconsistent in any respect with any of the representations, warranties, covenants or agreements set forth in this Agreement, as if such representations, warranties, covenants or agreements were made at a time subsequent to such action.

(b) After the date hereof and prior to the Closing Date or earlier termination of this Agreement, neither Seller nor Seller Parent shall initiate, solicit or negotiate or provide any information to facilitate, and Seller and Seller Parent shall cause any officer, director or employee of either Seller or Seller Parent, any attorney, accountant, investment banker, financial advisor or other agent retained by either of them or any of their Affiliates, not to initiate, solicit or negotiate or provide any information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Seller or any part of the business, properties or capital stock of Seller Parent in a transaction that includes all or any substantial part of the business, properties or capital stock of Seller, whether by merger, purchase of assets, tender offer or otherwise (regardless of form thereof and including without limitation any recapitalization or going private transaction involving Seller Parent), whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”).

(c) Notwithstanding the provisions of paragraph (b) above or any other provision of this Agreement, within three (3) business days after complying with Section 4.1(d) below, Seller Parent may, in response to an unsolicited bona fide non-binding written offer or proposal with respect to an Acquisition Transaction (an “Acquisition Proposal”) from a Person or group of Persons (a “Potential Acquirer”) that Seller Parent’s Board of Directors determines, in good faith and after consultation with and consideration of the views of its independent financial advisors and legal counsel, would likely lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquirer. For purposes of this Agreement, “Superior Proposal” means an Acquisition Transaction that Seller Parent’s Board of Directors determines, taking into account all legal, financial, regulatory and other aspects of the proposal, in its good faith judgment and after consultation with and consideration of the views of its independent financial advisors and legal counsel, is (i) likely to be consummated and (ii) would, if consummated, be more favorable to Seller Parent or Seller Parent’s stockholders than the transactions contemplated by this Agreement.

(d) Seller Parent shall promptly notify Buyer Parent after receipt of any Acquisition Proposal, or request for access to the properties, Books and Records of Seller Parent or Seller from any Person or group of Persons that informs the Board of Directors of Seller Parent or Seller that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror or potential offeror and the material terms and conditions of such proposal, inquiry or contact to the extent known.

Section 4.2 Access and Investigation by Buyer and Buyer Parent. From the date of this Agreement to the Closing Date, Seller and Seller Parent will give Buyer and Buyer Parent and their Representatives reasonable access to those of their advisors and personnel as are identified by Buyer and full and free access during normal business hours and upon reasonable prior notice to the properties, contracts, books, records and other documents and data of the Business; provided, that Buyer, Buyer Parent and their Representatives will conduct themselves in a manner that does not unreasonably interfere with the normal operations and relationships of Seller’s Business. As soon as reasonably practical after the public announcement of the execution of this Agreement,

Seller will introduce a Representative designated by Buyer to those material customers or suppliers of the Business as Buyer may identify. Seller or Seller Parent will provide copies of any materials relating to the Business as Buyer may reasonably request. All propriety, secret and confidential information furnished by Seller or Seller Parent to Buyer or Buyer Parent will be kept in confidence in accordance with the Confidentiality Agreement dated August 5, 2004.

Section 4.3 Reasonable Best Efforts; Notice; Further Assurances. Each Party will use its commercially reasonable best efforts to fulfill the conditions required to be fulfilled by it to bring about the timely consummation of the transactions contemplated by this Agreement. Each Party will give prompt notice to the other Parties of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the satisfaction of any condition precedent to the obligations of any Party under this Agreement or the timely consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller will promptly notify Buyer of any fact or circumstance which could constitute a Breach of Seller’s or Seller Parent’s representations and warranties set forth in Article 2; provided, however, that any such supplemental disclosure shall not be deemed to be part of the Disclosure Schedule for purposes of this Agreement. After the Closing, each Party will take all such further actions, execute and deliver all such further documents and do all other acts and things as another Party may reasonably request for the purpose of carrying out and documenting the intent of this Agreement and the other Transaction Documents. Following the Closing, Seller will timely and fully discharge each Excluded Liability. Each of Seller Parent and Buyer Parent will take all required actions to ensure full and timely compliance by Seller and Buyer, respectively, of the terms of this Agreement.

Section 4.4 Non-Solicitation; Confidentiality.

(a) Non-Solicitation. Seller and Seller Parent covenant and agree that for a period of three years from the Closing Date, they will not, and will cause their respective current Affiliates not to, directly or indirectly, induce any employee, customer or supplier of Buyer (or any Affiliate) to leave Buyer’s (or any Affiliate’s) employment or to cease or adversely change its business dealings with Buyer or any Affiliate (as applicable) or, directly or indirectly, assist any other Person in requesting or inducing any employee, customer or supplier of Buyer (or any Affiliate) to leave Buyer’s (or any Affiliate’s) employment or to cease or adversely change its business dealings with Buyer or any Affiliate (as applicable). No breach or violation of this Section 4.4(a) shall occur as a result of any activity conducted directly or indirectly by any acquirer of all or any part of the Seller Parent’s Business.

(b) Confidentiality. Seller and Seller Parent on the one hand, and Buyer on the other, covenant and agree that they will not, and will cause their respective Affiliates not to, from the date of this Agreement and forever afterward, disclose to any Person any proprietary, secret or confidential information of the Business or the Seller Parent’s Business, including customer names and information, sales and manufacturing information and business and trade secrets, except (i)(A) in connection with the Seller Parent’s Ordinary Course of Business, or (B) in connection with the Ordinary Course of Business, and (ii) if required to do so by Legal Requirement or legal process (provided that they make a reasonable effort to notify the other party before complying with the legal process), and except to the extent that the information becomes public knowledge through no fault of Seller or Seller Parent on the one hand, or Buyer on the other, or their respective Affiliates.

(c) Enforcement. If any court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible under applicable Legal Requirements and the geographic coverage and scope shall be deemed to comprise the largest coverage and scope permissible under applicable Legal Requirements. It is the Parties’ intent to protect and preserve the Business and goodwill of the Business to be acquired by Buyer and thus the Parties agree that the time period and the geographic coverage and scope of the covenants set forth in this Section 4.4 are reasonable and necessary to protect the Business and the goodwill of the Business to be acquired by Buyer. If Seller,

Seller Parent or any of their respective Affiliates Breaches or Threatens to Breach any of the foregoing covenants, Buyer will be entitled to seek and receive injunctive relief in any court of competent jurisdiction, without the requirement of posting any bond, in addition to any other remedies that may be available under applicable Legal Requirements.

Section 4.5 Terminated Employees. Within five business days after the execution of this Agreement, Seller will provide to Buyer a list of all individuals whose employment with Seller has been terminated within 90 days prior to the date of this Agreement, and will update that list as of the Closing Date to reflect all individuals whose employment with Seller has been terminated within 90 days of the Closing Date.

Section 4.6 Meeting of Seller Parent’s Stockholders; Proxy Statement.

(a) On or prior to June 3, 2005, Seller Parent shall take all action necessary in accordance with applicable Legal Requirements and its Organizational Documents to convene a meeting of Seller Parent’s stockholders (the “Seller Parent Meeting”) to vote on this Agreement and the transactions contemplated hereby. The Board of Directors of Seller Parent shall unanimously recommend that Seller Parent’s stockholders vote to approve this Agreement and the consummation of the transactions contemplated hereby, and use its commercially reasonable best efforts to solicit from stockholders of Seller Parent proxies in favor of this Agreement and the transactions contemplated hereby, and to take all other reasonable action in its judgment necessary and appropriate to secure the vote of stockholders required by Legal Requirements to effect the transactions contemplated by this Agreement; provided, however, that the Board of Directors may change or withdraw such recommendation in any respect and not take efforts to solicit proxies if the Board of Directors determines in good faith, based on advice of outside counsel, that the failure to take such action would likely result in a violation of the Board of Directors’ fiduciary duties. Nothing herein shall impair Seller Parent’s ability to take and disclose a position contemplated by Rule 14e-2 under the Exchange Act or otherwise to comply with applicable securities laws.

(b) On or prior to June 3, 2005, Seller Parent shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use commercially reasonable best efforts to have the Proxy Statement cleared by the SEC. The Proxy Statement shall contain the unanimous recommendation of Seller Parent’s Board of Directors to the stockholders to vote to approve this Agreement and the transactions contemplated hereby. Seller Parent shall give Buyer and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give Buyer and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Parties agree to use its commercially reasonable best efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Seller Parent shall mail the Proxy Statement to the stockholders of Seller Parent.

Section 4.7 Employees and Employee Benefit Plans.

(a) Within two days prior to the Closing Date, Seller will deliver to Buyer an updated schedule of the information required to be disclosed in the Disclosure Schedule pursuant to the first sentence of Section 2.8(a), which will be current as of such date. Except as otherwise may be agreed by Buyer, Seller will terminate its current employees as of the Closing Date and use its commercially reasonable best efforts to cause all of its employees to make available their employment services to Buyer from and after the Closing Date. Except as otherwise may be agreed by Seller, Buyer shall offer as of the Closing Date, employment to all of the employees of Seller upon terms and conditions substantially similar to those in effect with Seller. Buyer shall give credit to the Hired Employees for past service with Seller for purposes of seniority and vesting under its Employee Benefit Plans. Seller (or its Affiliates) shall not solicit the employment of any employee of Seller. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Hired Employees after the Closing.

(b) Buyer will be responsible for, and will timely pay, all accrued but unpaid salaries, wages, bonuses, incentive compensation, severance and vacation and sick pay and all other payroll items (including deferred compensation) in respect of the Hired Employees arising or accrued prior to the Closing Date but only to the extent and in the amount recorded on the Final Net Current Asset Statement, but no retention, termination, change in control or other similar compensation or benefits which are or may become payable at any time before or after the Closing Date, except to the extent such obligations are expressly included as an Assumed Liability. Between the date of this Agreement and the Closing Date, Seller will seek to obtain from each of its employees a written waiver that will irrevocably terminate and waive any claims of each such employee against Seller or Seller Parent arising as a result of or following the termination of the employment of such employee with Seller, including, without limitation, with respect to severance, health care coverage premiums, accrued vacation, etc. Buyer will cooperate with Seller in its efforts to obtain such waivers and acknowledges that, in order to induce its employees to execute and deliver such waivers, Seller will offer bonus payments to all of its employees in an aggregate amount approximately equal to the bonus accrual for FY 2005 carried by Seller. Buyer further acknowledges that, as a result of the payment of such bonus amounts, the bonus accrual that would otherwise have been carried on the books of Seller as of the Closing Date will not be included in the Net Current Asset Statement and that no downward adjustment will be made the Net Current Asset Statement as a result thereof. Seller acknowledges that the execution and delivery of the waiver described above shall not be a condition to employment with Buyer.

(c) Except to the extent such obligations are expressly included as an Assumed Liability, from and after the Closing Date, Seller will remain solely responsible for any and all liabilities in respect of the Hired Employees, any of its employees who are not Hired Employees, and their respective beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any such employee by Seller (including in connection with the consummation of the transactions contemplated by this Agreement); (ii) the participation in, accrual of benefits or compensation under or the failure to participate in or to accrue compensation or benefits under, any Employee Benefit Plan of Seller; and (iii) for costs and expenses incurred in respect of employee health and medical benefits arising on or prior to the Closing Date.

(d) Except as described on Exhibit 4.7, Buyer will not assume any assets, liabilities or responsibilities under any Employee Benefit Plan of Seller; provided, however, that upon written request by Buyer to Seller, Buyer may continue or obtain an assignment of any Employee Benefit Plan designated by it, or designated Contracts relating thereto, on or following the Closing Date. In the event that Buyer does not request Seller to assign an existing health insurance policy of Seller to it, then Seller may terminate such health insurance as of the Closing Date, and thereafter Seller shall have no obligation to continue to maintain such health insurance policy.

(e) From and after the Closing Date, Buyer and its Affiliates shall be responsible for any and all benefit liabilities relating to or arising in connection with the requirements of COBRA in respect of (i) employees of Seller who are not Hired Employees and their beneficiaries and dependents, and (ii) to the extent related to a qualifying event for purposes of Section 4980B of the Code occurring on or before the Closing Date, the Hired Employees and their beneficiaries and dependents.

Section 4.8 Product Warranty Claims. After the Closing, all claims under those certain warranties set forth on Schedule 2.21 of the Disclosure Schedule applicable to finished goods manufactured by or products sold and delivered by Seller before the Closing, but specifically excluding product liability claims (each a “Warranty Claim”), shall be referred to and processed by Buyer so that Buyer controls the goodwill and public image of the Business after the Closing. As an accommodation to Seller and to Seller Parent, and as an integral part of the economic bargaining among the Parties, but subject to the timely compliance by Seller and Seller Parent with all of their obligations hereunder, Buyer has agreed to process, to make certain payments, and to undertake certain other actions in respect of all Warranty Claims, including those claims in excess of the warranty reserve included on the Final Net Current Asset Statement; provided, however, that to the extent not accrued for on the Final Closing Net Current Asset Statement, such Warranty Claims will remain Excluded Liabilities for the purposes of this Agreement and will continue to be the liabilities of Seller, Seller Parent, or an Affiliate (as applicable).

Buyer will process all Warranty Claims, determine the validity thereof and comply with, pay or settle all Warranty Claims consistent with the practices of Seller prior to the Closing. Notwithstanding the foregoing, from and after the Closing Date, neither Buyer nor any Affiliate, will settle any Warranty Claim for an amount (whether in cash, materials, services or otherwise) in excess of five thousand dollars ($5,000) without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld. Buyer will send to Seller invoices in amounts by which Warranty Claims paid by Buyer relating to products sold and delivered by Seller prior to the Closing, net of actual receipts or replacements from third party manufacturers, exceed the amount of the warranty reserve included on the Final Closing Net Current Asset Statement. Within 15 days following the receipt of any such invoice, Seller or Seller Parent will reimburse Buyer the invoiced amount by wire transfer of immediately available funds.

Section 4.9 Insurance Proceeds. At the Closing (i) Seller or Seller Parent will assign to Buyer all of its right, title and interest in and to all Insurance proceeds payable, or claims available, to Seller or any Affiliate by reason of any damage to any of the Purchased Assets or the Business prior to Closing caused by fire or other casualty, and all awards payable to Seller or any Affiliate by reason of a taking in condemnation or by eminent domain prior to Closing, or by sale in lieu thereof, of any part of the Purchased Assets, and (ii) Seller or Seller Parent will pay over to Buyer at Closing the proceeds of any Insurance, condemnation or eminent domain taking, or sale in lieu thereof, which have been received but not theretofore utilized to repair or restore the affected portion of the Purchased Assets and, in the event of an insured casualty to the affected Purchased Assets, the amount of any deductible under the Insurance covering the casualty. To the extent any claim referred to in this Section 4.9 is not assignable as contemplated hereby, Seller or Seller Parent will enforce such claim to the extent requested by Buyer and pay the proceed thereof to Buyer promptly upon receipt. From and after the date of this Agreement, neither Seller, nor any Affiliate, will settle any claims for Insurance with respect to the Business or the Purchased Assets without the prior written consent of Buyer (which consent will not be unreasonably withheld), except with respect to claims relating solely to liabilities that are not included in the Assumed Liabilities and that do not relate to matters that could adversely affect the value or use of any of the Purchased Assets by Buyer or the value of the Business following the Closing. Buyer’s rights under this Section 4.9 will not prejudice any other rights of Buyer under this Agreement or applicable Legal Requirements.

Section 4.10 Prorations.

(a) All Proration Items and all other items, if any, that are paid by Seller and that relate, in whole or in part, to periods after the Effective Time, and all Proration Items and all other items, if any, that are paid by Buyer or otherwise affect the Business or the Purchased Assets and that relate, in whole or in part, to periods on or prior to the effective time of the Closing, will be apportioned as of the Effective Time, and representatives of Seller and Buyer will, if practicable, examine all relevant Books and Records relating to the Business as of the Closing Date in order to make the determination of such apportionments, which determinations shall be calculated in accordance with the past practices of Seller to the extent applicable. The net amount of all Proration Items will be settled and paid on the Closing Date to the extent practicable, or as soon thereafter as is reasonably possible. In the event that the amount of any of the Proration Items is not known by Seller and Buyer at the Closing, the proration will be made based upon the amount of the most recent cost of such Proration Item to Seller. After Closing, Buyer and Seller each will provide to the other written notice, within 10 business days after receipt, of each invoice relating to any Proration Item so estimated. Within 10 business days thereafter, Buyer and Seller will make any payment to the other that is necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the actual invoice. Seller and Buyer will each fully cooperate to avoid, to the extent legally possible, the payment of duplicate personal property Taxes, and each will furnish, at the request of the other, proof of payment of any personal property Taxes or other documentation that is a prerequisite to avoiding payment of a duplicate Tax.

(b) If either Buyer or Seller (a “Payor”) pays a Proration Item (other than, with respect to Buyer, if and to the extent included among the Assumed Liabilities) for which the other (a “Payee”) is obligated in whole or in part under this Section 4.10, the Payor will present to the Payee evidence of payment and a statement setting forth the Payee’s proportionate share of such Proration Item, and the Payee will promptly pay its share to the Payor. In the event either a Buyer or Seller (as applicable, a “Recipient”) receives payments, or the benefits of payments, of a Proration Item to which the other (a “Beneficiary”) is entitled in whole or in part under this Agreement, the Recipient will promptly pay such amount to the Beneficiary.

(c) In the event there exists as of the Closing Date any pending appeals of ad valorem Tax assessments with regard to any of the Purchased Assets, the continued prosecution and/or settlement of such appeals will be subject to the direction and control of Buyer, at Buyer’s cost, with respect to assessments for the year within which the Closing occurs.

(d) Notwithstanding the foregoing, items reflected or to be reflected in the Final Net Current Asset Statement will be excluded from this Section 4.10 to the extent appropriate to avoid double consideration of such items.

Section 4.11 Maintenance and Retention of Books and Records.

(a) Seller and Seller Parent will preserve until the fifth (5th) anniversary of the Closing Date all Books and Records possessed by it relating to the Business or any of the Purchased Assets prior to the Closing Date that are not included among the Purchased Assets. After the Closing Date, Seller and Seller Parent will provide Buyer and Buyer’s Representatives with access, during normal business hours and upon prior reasonable written request, to (i) its officers and employees and (ii) such Books and Records. Buyer and its Representatives will have the right to make copies of such Books and Records at Buyer’s cost. Prior to disposing of or destroying any such Books and Records after the fifth (5th) anniversary of the Closing Date, Seller shall give written notice to Buyer of its intention to do so and shall give Buyer the opportunity to take possession of such Books and Records.

(b) Buyer and Buyer Parent will preserve until the fifth (5th) anniversary of the Closing Date all Books and Records possessed by it relating to the Business or any of the Purchased Assets prior to the Closing Date that are included among the Purchased Assets. After the Closing Date, Buyer and Buyer Parent will provide Seller, Seller Parent and their Representatives with access, during normal business hours upon prior reasonable written request, to (i) its officers and employees and (ii) such Books and Records. Seller, Seller Parent and their Representatives will have the right to make copies of such Books and Records at Seller’s cost. Prior to disposing of or destroying any such Books and Records after the fifth (5th) anniversary of the Closing Date, Buyer shall give written notice to Seller Parent of its intention to do so and shall give Seller Parent the opportunity to take possession of such Books and Records.

Section 4.12 Consents. If Seller notifies Buyer in writing prior to Closing that a specifically identified necessary consent or estoppel has not been obtained at or prior to Closing in connection with an Assigned Contract or other Purchased Assets, Buyer may elect to proceed with the Closing, in which event Seller will assist Buyer, at Buyer’s request, after Closing in every reasonable effort to obtain such consent or estoppel. If any such consent or estoppel is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights and Buyer nevertheless elects to proceed with the Closing, Seller, to the maximum extent permitted by applicable Legal Requirements, will cooperate with Buyer in any reasonable arrangement designed to provide Buyer all benefits under the Purchased Asset, including the enforcement for the benefit of Buyer of any and all rights of Seller against another Person. Furthermore, if the failure to obtain any such consent would render Seller incapable of performing its obligations under the applicable Assigned Contract as a result of the consummation of the transactions contemplated by this Agreement and Buyer nevertheless elects to proceed with the Closing, as a condition to Closing, Buyer shall assume Seller’s obligations under the applicable Assigned Contract and shall perform Seller’s obligations thereunder as provided in such Assigned Contract.

Section 4.13 Names. Seller and Seller Parent will, simultaneously with the Closing, cease to use in any manner whatsoever the trade names included among the Purchased Assets, except in connection with its Tax Returns or other Legal Requirements, and similar purposes relating to periods prior to Closing. Seller agrees, prior to or concurrently with the Closing, to change its corporate name to such other name that does not contain the word “Ermanco” or any derivatives thereof, and will coordinate filing of applicable documents to effect or evidence such name change with Buyer to ensure Buyer receives all rights to such names.

Section 4.14 Public Announcements. Seller and Buyer will consult with each other before issuing any press releases or otherwise making any public statements or filings with any Governmental Body with respect to this Agreement or the transactions contemplated by this Agreement, and will not issue any press releases or make any public statements or filings with any Governmental Body prior to such consultation, unless required to do so under applicable Legal Requirements. As soon as reasonably practical after the public announcement of the execution of this Agreement, Seller and Buyer will cooperate with one another to coordinate joint communications with employees, customers and suppliers of the Business concerning the transactions contemplated by this Agreement and the transition of the Business from Seller to Buyer, including, in the case of Seller’s employees, with respect to the employee waivers described in Section 4.7(b) of this Agreement.

Section 4.15 Payments Received. After the Closing, Seller and Seller Parent, on one hand, and Buyer and Buyer Parent, on the other hand, will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property, including any Insurance proceeds, that they may receive on or after the Closing which properly belongs to the other, and will account to the other for all such receipts. Without limiting the generality of the foregoing, within ten (10) business days following receipt, Seller or Seller Parent will remit to Buyer, without offset, all customer payments received on account of the Accounts Receivable or other Purchased Assets, and Buyer or Buyer Parent will remit to Seller, without offset, any payments received on account of the Excluded Assets. Seller and Seller Parent, on one hand, and Buyer and Buyer Parent, on the other hand, upon reasonable notice to the other and during normal business hours, may audit the Books and Records of the other pertaining to the Business to ensure compliance with this Section 4.15. From and after the Closing, Buyer will have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of the Purchased Assets, and will provide copies of each check it so endorses to Seller.

Section 4.16 Mail Received After Closing. On or after the Closing Date, Buyer may receive and open all mail addressed to Seller, and Buyer may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to Seller’s Business, the Purchased Assets or any of the Assumed Liabilities. Buyer agrees to deliver or to cause to be delivered promptly to Seller all other mail received which is addressed to Seller and does not relate to Seller’s Business, the Purchased Assets or the Assumed Liabilities.

Section 4.17 Accounts Receivable. Buyer shall use good faith, commercially reasonable efforts to collect the Accounts Receivable (which efforts specifically do not include the commencement of any Proceedings or ceasing to do business with any account debtor) in full within ninety (90) days after the Closing Date. In the event the aggregate amount collected by Buyer on account of the Accounts Receivable on or prior to the date ninety (90) days following the Closing Date is less than the amount of (a) the Accounts Receivable minus (b) the reserves against such Accounts Receivable reflected in Seller’s Final Net Current Asset Statement (the “Net Accounts Receivable”), then promptly following written notice thereof from Buyer to Seller, Seller shall pay to Buyer an amount equal to the difference between the amount actually collected by Buyer on account of the Accounts Receivable and the Net Accounts Receivable. In the event the aggregate amount collected by Buyer on account of the Accounts Receivable on or prior to the date ninety (90) days following the Closing Date is greater than the Net Accounts Receivable, then promptly following such date, Buyer shall pay to Seller an amount equal to the difference between the amount actually collected by Buyer on account of the Accounts Receivable and the Net Accounts Receivable. Any portion of the Accounts Receivable not collected by Buyer within ninety (90) days following the Closing Date (the “Uncollected Receivables”) shall be referred by Buyer to an independent collection agency for collection. Any Uncollected Receivables that are collected on or prior to the date one hundred eighty (180) days following the Closing Date shall be paid, net of collection costs, by Buyer to Seller promptly following the collection thereof. Any Uncollected Receivables collected more than one hundred eighty (180) days following the Closing Date shall be paid to Buyer. For purposes of the foregoing, all collected

Accounts Receivable, net of collection costs, will be first allocated as indicated by the applicable account debtor, and if no such indication is provided, to the oldest outstanding Account Receivable of such account debtor, unless subject to dispute or contested by the account debtor.

Section 4.18 Updated Financial Statement. Seller shall provide to Buyer unaudited balance sheets and statements of income and cash flow of Seller at and for each month-end beginning with the month ended April 30, 2005 and ending with the month immediately prior to the month in which the Closing occurs, which statements shall be prepared in accordance with GAAP applied on a basis consistent throughout such periods and consistent with prior periods (subject to normal recurring year-end adjustments and absence of footnotes).

ARTICLE 5

CONDITIONS TO OBLIGATION TO CLOSE

Section 5.1 Conditions to Obligation of Buyer. Buyer’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) The representations and warranties set forth in Article 2 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(b) Seller and Seller Parent must have performed and complied in all material respects with all of their respective covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date;

(c) Seller and Seller Parent must have delivered to Buyer, in a form reasonably acceptable to Buyer: (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Section 5.1(a) and (b) have been satisfied; (ii) a list of terminated employees as required in Section 4.5; (iii) all completed forms, notices, assignments and other documents necessary or useful to transfer to Buyer all Governmental Authorizations pertaining to operation of the Business; and (iv) such other certificates, instruments or documents required under this Agreement or as Buyer may reasonably request;

(d) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement in effect which would prevent the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or which could result in any Material Adverse Consequence against Buyer or the Business if the transactions contemplated by this Agreement or the other Transaction Documents were consummated;

(e) There must not have been any material adverse change in Seller’s Business, financial or otherwise, from the date of this Agreement to the Closing Date;

(f) All authorizations, consents and approvals by any Person, including any Governmental Authorization, that are necessary for the consummation of the transactions contemplated by this Agreement or any other Transaction Document must have been received and must be in full force and effect; all necessary filings, declarations and notices of, with or to any Person must also have been timely and properly made or given and must be in full force and effect;

(g) Buyer must have conducted meetings with material customers and suppliers of Seller, as Buyer may identify, and Buyer must be satisfied that there are no anticipated material adverse changes or developments in the business relationship with any material customer or supplier of Seller;

(h) Buyer must be satisfied, in its reasonable judgment, that sufficient employees of Seller will accept employment offered by Buyer on terms substantially similar to those provided by Seller so as to avoid any adverse disruption to the operation of the Business by Buyer following the Closing Date; and

(i) Buyer must have entered into an employment contract with Leon C. Kirschner, upon terms and conditions satisfactory to Buyer.

Section 5.2 Conditions to Obligation of Seller and Seller Parent. Seller’s and Seller Parent’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Seller and Seller Parent at the Closing are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Seller Parent and no discussions or negotiations concerning a Superior Proposal shall be in process;

(b) The representations and warranties set forth in Article 3 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(c) Buyer and Buyer Parent must have performed and complied in all material respects with all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date;

(d) Buyer and Buyer Parent must have delivered to Seller, in form reasonably acceptable to Seller: (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Section 5.2(b) and (c) have been satisfied; and (ii) such other certificates, instruments or documents required under this Agreement or as Seller may reasonably request;

(e) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement enacted since the date of this Agreement which would prevent the consummation by Seller or Seller Parent of any of the transactions contemplated by this Agreement or any other Transaction Document; and

(f) All Governmental Authorizations that are necessary for the consummation by Seller or Seller Parent of the transactions contemplated by this Agreement or any other Transaction Document must have been received and must be in full force and effect.

ARTICLE 6

TERMINATION

Section 6.1 Termination Events. This Agreement may be terminated by mutual consent of Buyer and Seller or by notice given before or at the Closing:

(a) By Seller or Seller Parent, on one hand, or Buyer or Buyer Parent, on the other hand, if a material Breach of any provision of this Agreement has been committed by the other and the Breach has not been waived or cured, to the reasonable satisfaction of the non-Breaching Party, within 10 days following notice of such Breach;

(b) By Buyer or Buyer Parent, if any of the conditions set forth in Section 5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer or Buyer Parent to comply with its obligations under this Agreement) and Buyer has not waived the condition on or before the Closing Date;

(c) By Seller or Seller Parent, if any of the conditions set forth in Section 5.2 (other than clause (a)) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Seller Parent to comply with their respective obligations under this Agreement) and Seller has not waived the condition on or before the Closing Date;

(d) By Seller Parent, if any Person shall have made a bona fide written offer for an Acquisition Transaction, provided that the Board of Directors determines in good faith (i) that such Acquisition Transaction is a Superior Proposal and (ii) that, based upon the advice of outside counsel, failure to take such action would likely violate its fiduciary duties under applicable law; provided, however, that (1) not less than four business days prior to such termination Seller Parent shall notify Buyer Parent of its intention to terminate this Agreement pursuant to this Section 6.1(d) and (2) to the extent reasonably requested by Buyer, shall cause its financial and legal advisors to negotiate during such four-business-day period with Buyer and Buyer Parent concerning adjustments in the terms and conditions of this Agreement as would enable Seller Parent and Seller to proceed with the transactions contemplated herein on adjusted terms, and (3) if Buyer makes a bona fide written offer of any such adjustments prior to the expiration of such four-business-day period, the Board of Directors of Seller Parent still concludes in good faith that the transaction contemplated herein, even on such adjusted terms, is not more favorable to the stockholders of Seller Parent than such other offer; provided, further, that any termination under this Section 6.1(d) shall not be effective until Seller Parent or Seller has made the payments required by Section 6.3;

(e) By Buyer or Buyer Parent, if the Board of Directors of Seller Parent shall have failed to recommend unanimously, or shall have withdrawn, adversely modified or adversely amended in any material respects its approval or recommendation of this Agreement and the transactions contemplated hereby to Seller Parent’s stockholders, or upon Breach by any of the Significant Stockholders of the Stockholder Agreement;

(f) By any Party if the stockholders of Seller Parent fail to approve this Agreement and the transactions contemplated hereby after a vote is taken at a duly held meeting of Seller Parent’s stockholders called for such purpose or any adjournment or postponement thereof; provided, however, that any termination by Seller or Seller Parent shall not be effective until Seller Parent or Seller has made the payments required under Section 6.3; or

(g) By any Party, if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement (or its Affiliates) to comply fully with their respective obligations under this Agreement) on or before December 31, 2005.

Section 6.2 Effect of Termination. The right of termination provided in Section 6.1 is in addition to any other rights a Party may have under this Agreement or otherwise, and the exercise of a right of termination will not be deemed an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement will terminate, except for obligations under this Section 6.2 and Section 6.3, which shall survive the termination. If this Agreement is terminated by Buyer or Buyer Parent, on one hand, or Seller or Seller Parent, on the other hand, because of a material Breach of the Agreement by the other, the terminating Party’s right to pursue all available legal remedies will survive termination unimpaired.

Section 6.3 Expenses and Fees.

(a) Except as otherwise specifically provided herein, each of Buyer, Buyer Parent, Seller, and Seller Parent will pay its own respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own respective financial advisors, accountants and counsel.

(b) If this Agreement is terminated:

(i) by Buyer or Buyer Parent pursuant to clause (a) of Section 6.1 or by Seller or Seller Parent pursuant to clause (d) of Section 6.1, Seller and/or Seller Parent will immediately pay to Buyer the Seller Termination Fee and reimburse Buyer for all actually paid or incurred out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby;

(ii) by Buyer or Buyer Parent pursuant to clause (e) of Section 6.1, Seller and/or Seller Parent will, within two business days after termination of this Agreement, pay to Buyer the Seller Termination Fee and reimburse Buyer for all actually paid or incurred out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby; or

(iii) by any Party pursuant to clause (f) of Section 6.1, (A) Seller and/or Seller Parent will reimburse Buyer for all actually paid or incurred out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, and (B) (1) if within nine months of termination Seller Parent and/or Seller enter into a binding written agreement with respect to an Acquisition Transaction, Seller Parent and/or Seller will pay to Buyer the Seller Termination Fee within two business days of entry into such binding written agreement, or (2) if after nine but within 12 months of termination Seller Parent and/or Seller enter into a binding written agreement with respect to an Acquisition Transaction, Seller Parent and/or Seller will pay to Buyer an amount equal to 50% of the Seller Termination Fee within two business days of entry into such binding written agreement.

(c) For purposes of the foregoing, “Seller Termination Fee” shall mean an amount equal to $1 million in cash.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Indemnification and Reimbursement by Seller and Seller Parent. Seller and Seller Parent, jointly and severally, will indemnify and hold harmless Buyer, Buyer Parent and their respective Representatives and Affiliates, and will reimburse Buyer, Buyer Parent, and their respective Representatives and Affiliates, for all Adverse Consequences arising from or related to (a) any Breach by Seller or Seller Parent of any representation, warranty, covenant or agreement of Seller or Seller Parent in this Agreement or any other Transaction Document delivered by Seller or Seller Parent pursuant to this Agreement; (b) any Excluded Liability; (c) any failure to comply with any applicable bulk sale transfer laws or similar Legal Requirements, and any claims against Buyer or Buyer Parent by creditors of Seller, Seller Parent or their respective Affiliates (except with respect to the Assumed Liabilities); (d) Seller’s ownership or use of the Purchased Assets or operation of the Business on or before the Closing Date, provided this clause (d) will not apply with respect to any matter for which Buyer is obligated to provide indemnification under Section 7.2; and (e) the enforcement of indemnification rights under this Article 7.

Section 7.2 Indemnification and Reimbursement by Buyer and Buyer Parent. Buyer and Buyer Parent, jointly and severally, will indemnify and hold harmless Seller, Seller Parent and their respective Representatives and Affiliates, and will reimburse Seller, Seller Parent and their respective Representatives and Affiliates, for all Adverse Consequences arising from or related to (a) any Breach by Buyer or Buyer Parent of any representation, warranty, covenant or agreement of Buyer or Buyer Parent in this Agreement or any other Transaction Document delivered by Buyer or Buyer Parent pursuant to this Agreement; (b) any Assumed Liability; and (c) Buyer’s ownership or use of the Purchased Assets or operation of the Business following the Closing Date, provided this clause (c) will not apply with respect to any matter for which Seller or Seller Parent is obligated to provide indemnification under Section 7.1; and (d) the enforcement of indemnification rights under this Article 7.

Section 7.3 Indemnification Procedures.

(a) Third-Party Proceedings.

(i) Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an “Indemnified Party”) of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 7, give notice to the Indemnifying Party of the commencement of such Proceeding. The failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party, except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnified Party’s failure to provide prompt notice.

(ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate) to assume the defense of such Proceeding and can demonstrate its financial capability to assume and diligently pursue such defense, it may do so with counsel of its choice reasonably satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within ten days properly exercise its election to assume the defense of such Proceeding, (A) the Indemnifying Party will be bound by any determination made in such Proceeding; and (B) no compromise or settlement of such claims may be effected by the Indemnified Party without the Indemnifying Party’s consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnifying Party, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnified Party concurrently with the compromise or settlement; provided that notwithstanding anything set forth herein, the Indemnified Party shall retain its right to seek indemnification hereunder for any Adverse Consequences associated with the compromise or settlement, and the Indemnifying Party shall be entitled to contest the reasonableness of any such compromise or settlement.

(iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, retain the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which consent will not be unreasonably withheld).

(iv) Each Party will make available to the other Parties and each other Parties’ Representatives all of its or his Books and Records relating to a third-party Proceeding and each Party will render to the other Party’s assistance as may be reasonably required in order to ensure the proper and adequate defense of such third-party Proceeding.

(v) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a Person not a Party to this Agreement against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

(b) Other Claims. A claim for indemnification for any matter not involving a third-party Proceeding must be asserted by written notice to the Parties from whom indemnification is sought, specifically identifying the matter for which identification is sought, the estimated amounts of the claim, and the basic facts underlying the claim.

Section 7.4 Basket and Cap. Seller and Seller Parent will have no liability to Buyer or Buyer Parent (or to any Indemnified Party) under this Article 7 with respect to claims of Breach of the representations and warranties set forth in Article 2 of this Agreement until the aggregate amount of all Adverse Consequences relating to Breaches of such representations and warranties exceed $230,000, and then only for the amount by which such Adverse Consequences exceed in the aggregate such amounts (the “Basket”); provided that no Basket will be applicable, and there will be first dollar indemnity, for (i) claims under Sections 2.13 and 2.16 of this Agreement,

(ii) claims under Sections 2.10, 2.11, and 2.18 of this Agreement with respect to title to the Purchased Assets, or (iii) in the event of fraud or an intentional Breach. The overall aggregate liability of Seller and Seller Parent under this Article 7 shall not exceed an amount equal to $5,750,000.

Section 7.5 Offset Remedies. The Parties (the “Payors”) have agreed to make certain remittances and other payments to other Parties (the “Payees”) under other provisions of this Agreement (i.e., other than pursuant to this Article 7) and each Payor agrees that it will timely pay the same as provided in this Agreement. Any amounts not paid by a Payor when due under the provisions of this Agreement (other than pursuant to this Article 7) will accrue interest at a rate of ten percent (10%) per annum until paid. A Payee may, as one of its remedies in the event of any Breach of this Agreement by a Payor or to effect indemnification against a Payor under this Article 7, withhold sums payable to a Payor pursuant to this Agreement, any other Transaction Document or otherwise, to the extent of any claim asserted by a Payee or other Indemnified Parties, and offset against the amounts due under this Agreement, any other Transaction Document or otherwise any amounts or estimated amounts that a Payee or other Indemnified Parties are entitled to be indemnified for this Article 7. Any sums appropriately withheld will operate as a discharge, to the extent of the amount withheld, of a Payee’s or other Indemnified Parties’ payment obligations to a Payor under this Agreement, any other Transaction Document or otherwise. The exercise of a right of offset by a Payee or other Indemnified Parties in good faith, whether or not ultimately determined to be justified, will not constitute default by Buyer, Buyer Parent or other Indemnified Parties of the payment obligation against which offset is effected.

Section 7.6 Exclusive Remedies; Characterization of Certain Claims. Except as expressly provided in this Agreement, or for Adverse Consequences based on fraud committed by the Indemnifying Party, the indemnities set forth in this Article 7 shall be the exclusive remedies of the Parties for any Adverse Consequences to which they are entitled to indemnification pursuant to this Article 7, and the Parties hereto shall not be entitled to any further indemnification rights or other remedies of any nature whatsoever in respect thereof. For purposes of Article 7, to the extent any fact or circumstance can be deemed a breach of representation or warranty by Seller or Seller Parent or an Excluded Liability, such fact or circumstance will be deemed to be an Excluded Liability. Notwithstanding anything set forth herein, nothing in this Section 7.6 shall limit the ability of the Parties to seek equitable relief.

Section 7.7 Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 7 will be accounted for as an adjustment to the Purchase Price.

Section 7.8 Security for Indemnification Obligations.

(a) Letter of Credit. On the Closing Date, Seller shall deliver to Buyer, in a form reasonably acceptable to Buyer, an irrevocable letter of credit issued by Wachovia Bank in the amount of Two Million Dollars ($2,000,000), which shall remain in place for a period of one (1) year following the Closing Date or longer in the event of any pending dispute thereunder (the “Letter of Credit”); provided, however, that if a dispute remains pending longer than the one (1) year period following the Closing Date set forth above, the amount of the Letter of Credit shall be reduced to an amount not less than an amount sufficient to resolve such dispute (the “Amended Letter of Credit”). If applicable, the Amended Letter of Credit shall remain in place following the one (1) year anniversary of the Closing Date until any pending dispute has been resolved. In the event Wachovia Bank is unable or unwilling to issue the Letter of Credit, Seller shall identify an alternative bank to do so with the approval of Buyer, which approval shall not be unreasonably withheld.

(b) Payments on the Letter of Credit. The Letter of Credit shall provide, among other things, that (i) upon a determination by Buyer that it is entitled to receive a payment from Seller under this Article 7, Buyer shall provide written notice (the “Notice”) to the issuer of the Letter of Credit (the “Bank”) that it is making a claim for payment under the Letter of Credit and the amount to which it believes it is entitled, (ii) the Notice shall set forth in reasonable detail the basis for Buyer’s claim, (iii) the Bank shall distribute the amount claimed by Buyer to Buyer on the thirtieth (30th) day following the Bank’s receipt of the Notice, unless Seller has notified the Bank and Buyer in writing within twenty (20) days following Seller’s receipt of the Notice that Seller disputes such claim (a “Notice of Objection”), (iv) the Notice of Objection shall set forth in reasonable detail the basis for Seller’s dispute with such claim, (v) if the Bank receives a Notice of Objection, then the Bank shall pay to Buyer only that portion of the amounts set forth in the Notice, if any, not disputed by Seller in the Notice of Objection and shall not pay the disputed portion of such amounts until it receives either (1) joint written instructions from Buyer and Seller as to their agreed disposition of the disputed portion of such amounts or (2) a final unappealable court or arbitration order disposing of the disputed portion of such amounts (either of (1) or (2) is referred to herein as a “Disposition Document”), and (vi) the Bank shall pay such amounts payable to Buyer pursuant to the Disposition Document within ten (10) days following receipt of a Disposition Document. Nothing in this Section 7.8(b) shall prevent Seller from paying amounts due to Buyer directly in lieu of having a payment made against the Letter of Credit, in which event Seller shall deliver written confirmation of such payment to the Bank on or prior to the date on which such amount would otherwise be paid by the Bank.

ARTICLE 8

DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings specified or referred to in this Article 8:

“Adverse Consequence” means any loss, cost, liability, penalty, Tax, claim, damage, expense (including cost of investigation, defense, settlement and reasonable attorneys’ and other professional fees), remedial action or diminution of value.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with, that Person and any officer, director or controlling person of that Person.

“Accounts Receivable” has the meaning set forth in Section 2.13 of this Agreement.

“Amended Letter of Credit” has the meaning set forth in Section 7.8(a) of this Agreement.

“Assigned Contracts” means, the purchase orders, leases, subleases and other Contracts set forth in Exhibit 8.1 to this Agreement, as the same may be updated with the consent of Buyer prior to Closing, and any Permitted Contract (excluding, however, those purchase orders and other Contracts under which the delivery of goods and services and the payment of the purchase price therefor has been completely performed prior to the Closing Date).

“Assumed Liabilities” means the following liabilities and obligations of Seller: (a) current balance sheet liabilities to the extent and in the amount recorded on the Final Net Current Asset Statement under the line items set forth on Exhibit 1.3; (b) executory obligations (excluding warranty obligations which are covered by the provisions of Section 4.8 of this Agreement) arising after the Closing Date under its Assigned Contracts, but excluding any obligations arising from or relating to any Breach of or performance under the Assigned Contracts on or prior to the Closing Date; and (c) those liabilities set forth on Exhibit 8.2. Notwithstanding the foregoing, Assumed Liabilities do not include (x) liabilities and obligations of Seller that are insured against under a policy of Insurance that Seller is unable to assign to Buyer and that continues to be maintained by Seller following the Closing, or (y) any liabilities owed to any Affiliate of Seller.

“Balance Sheet” has the meaning set forth in Section 2.3 of this Agreement.

“Basket” has the meaning set forth in Section 7.4 of this Agreement.

“Beneficiary” has the meaning set forth in Section 4.10.

“Books and Records” includes all existing data, documents, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, employee files (to the extent permitted by applicable Legal Requirements) and Contracts.

“Breach” means, as to any representation, warranty, covenant, obligation or other provision of this Agreement or any other Transaction Document, (a) any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (b) other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, in either case regardless of whether deliberate, reckless, negligent, innocent or unintentional.

“Business” has the meaning set forth in the second paragraph of this Agreement.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Parent” has the meaning set forth in the first paragraph of this Agreement.

“Cash Price” has the meaning set forth in Section 1.2 of this Agreement.

“Closing” has the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.5 of this Agreement.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Data Room” means the electronic data room set up by Boenning & Scattergood which includes only those items set forth on the Index attached hereto as Exhibit 8.3 to this Agreement.

“Disclosure Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Employee Benefit Plan” means any of the following maintained by Seller or in which any of Seller’s employees participate or receive benefits or for which Seller may have any liability or obligation: “employee pension benefit plan” or “employee welfare benefit plan” as defined under ERISA (whether or not subject to ERISA), and any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, commissions, pensions, profit-sharing, stock options, stock purchase rights, restricted stock, phantom stock, deferred compensation, insurance relating to accidents, health or sickness, retirement benefits, vacation, severance, disability, compensation, employee assistance or counseling, educational assistance, §125/cafeteria/flexible benefits, adoption assistance, group legal, (taxable or nontaxable, direct or indirect), fringe or payroll practice of any nature, covering any current or former (including retired) employees.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind (other than Legal Requirements and customary utility easements of record which do not adversely affect the value or use of any owned or leased Real Property as presently improved), including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement designed: (a) to advise appropriate authorities, employees or the public of intended, threatened or actual releases of pollutants or hazardous substances, wastes or materials, violations of environmental permits, or other violations of applicable Legal Requirements and of the commencement of activities, such as resource extraction or construction, that could have a significant impact on the Environment; (b) to prevent or regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances or Materials into the Environment; (c) to reduce the quantities, prevent the release and minimize Hazardous Substances or Materials or Hazardous Wastes or the hazardous characteristics of wastes that are generated; (d) to regulate the generation, management, treatment, storage, handling, transportation or disposal of hazardous substances or wastes; (e) to assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (f) to protect natural resources, species or ecological amenities; (g) to provide for or require the cleanup of Hazardous Substances or Materials or Hazardous Wastes that have been released; (h) to recover response costs or to make responsible Persons pay private Persons, or groups of them, for damages done to their health or the Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets; or (i) to regulate in any manner the potential impact of an activity on the Environment.

“Environmental Liability” means any Adverse Consequence arising from or relating to any violation of or liability under Environmental Law or Occupational Safety and Health Law with respect to acts or omissions by Seller, or any predecessor or Affiliate of Seller, or conditions in existence or events or circumstances having occurred, in each case on or before the Closing Date, including (a) any Environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health violations, and regulation of chemical substances or products); and (b) any responsibility for response costs, natural resource damages, corrective action or actions to achieve compliance, including any cleanup, removal, containment or other remediation or response action (“Cleanup”) for which Seller is liable under applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been ordered or requested by any Governmental Body or any other Person). The terms “removal,” “remedial,” and “response action” include the types of activities covered by the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or any similar state Legal Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Net Current Assets” has the meaning set forth in Section 1.2 of this Agreement.

“Estimated Closing Date Net Current Asset Statement” for each Seller has the meaning set forth in Section 1.2 of this Agreement.

“Estimated Closing Payment” has the meaning set forth in Section 1.2 of this Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excluded Assets” means all cash held by Seller and all receivables due from Seller Parent as of the Effective Time and those assets set forth on Exhibit 8.4 to this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 1.2 of this Agreement.

“Final Net Current Asset Statement” has the meaning set forth in Section 1.4 of this Agreement.

“Financial Statements” has the meaning set forth in Section 2.3 of this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

“Hazardous Substance or Material” means any substance or material that is controlled or regulated by any Environmental Law in any way, including oil, petroleum or derivatives thereof and radioactivity.

“Hazardous Waste” means any substance that is defined as a hazardous waste under the Federal Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq. or any analogous state, federal or foreign statute applicable to either Seller.

“Hired Employees” those Employees who are terminated by Seller as of the Closing Date and who accept an offer of employment with Buyer (or an Affiliate).

“Indemnified Party” has the meaning set forth in Section 7.3 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.3 of this Agreement.

“Insurance” includes liability, crime, fidelity, life, fire, product liability, workers’ compensation, health, director and officer liability and other forms of insurance owned, maintained or insuring any of the Business, properties or assets of Seller.

“Intellectual Property Assets” include all (a) legal names of Persons, fictional business names, trade names, domain names, and registered and unregistered trademarks, service marks, certification marks, collective marks and applications; (b) patents, design registrations, utility models and patent applications both filed and in progress; (c) registered and unregistered copyrights and applications both in published works and unpublished works; (d) rights in mask works and layout designs; (e) know-how, trade secrets, confidential information, software, technical information, designs, inventions, processes, technology, plans, drawings, specifications, bills of material, blue prints and other similar data; and (f) all other intellectual property rights throughout the world.

“Interim Financial Statements” has the meaning set forth in Section 2.3 of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law (including any Environmental Law or Occupational Safety and Health Law), ordinance, principle of common law, statute, code, regulation, rule or treaty or any rule or regulation of the Securities and Exchange Commission or the American Stock Exchange.

“Material Adverse Consequence” means an Adverse Consequence, individually or collectively with all other Adverse Consequences, that has been, or could reasonably be expected to be material to Seller’s Business, the Purchased Assets, or the Assumed Liabilities, taken as a whole.

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“Multiple Employer Plan” has the meaning set forth in Section 413(c) of the Code.

“Net Current Asset Statement” has the meaning set forth in Section 1.4 of this Agreement.

“Net Current Assets” means the book value of the current assets included in the Purchased Assets less the book value of the current liabilities included in the Assumed Liabilities in each case determined in accordance with GAAP as modified by Exhibit 1.4.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program of any Governmental Body designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means in accordance with the usages of trade prevailing in the industry in which Seller operates and in accordance with Seller’s historical and customary day-to-day practices with respect to the activity in question.

“Organizational Documents” means the complete charter and bylaws, or similar documents of organization, of Buyer, Buyer Parent, Seller and Seller Parent (as applicable), including all amendments.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Payee” has the meaning set forth in Section 4.10.

“Payor” has the meaning set forth in Section 4.10.

“Permitted Contract” means any Contract entered into by Seller between the date of this Agreement and the Closing Date that (i) is a standard purchase order entered into in the Ordinary Course of Business, (ii) is entered into in the Ordinary Course of Business, is subject to Seller’s standard terms and conditions of sale (including warranties of Seller), and either involves payments to Seller in an amount of less than $2,000,000 or has been approved by Buyer (which approval shall not be unreasonably withheld), (iii) is entered into in the Ordinary Course of Business, is subject to terms and conditions that are materially less favorable to Seller than Seller’s standard terms and conditions of sale (including warranties of Seller), and either involves payments to Seller in an amount of less than $1,000,000 or has been approved by Buyer (which approval shall not be unreasonably withheld), or (iv) restricts or purports to restrict the activities or operations of the Business or limits or purports to limit the Business’s ability to compete anywhere in the world or subjects Seller to material liquidated damages or liability for consequential or incidental damages, including lost profits, and has been approved by Buyer (which approval shall not be unreasonably withheld).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

“Personal Property Leases” has the meaning set forth in Section 2.10 of this Agreement.

“Proceeding” means any action, arbitration, charge, claim, complaint, challenge, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proration Items” means, for Seller, utility charges (including water, sewer, electric and gas), rental charges, equipment charges, Real Property Taxes, Personal Property Taxes, service Contracts included among the Assigned Contracts (including amounts owed pursuant to transferable permits included among the Purchased Assets), and other items that are customarily apportioned between the parties.

“Proxy Statement” means any proxy statement or information statement to be distributed in connection with the Seller Parent Meeting.

“Purchased Assets” means the assets owned or used by Seller, including all (a) Real Property, leaseholds, subleaseholds, improvements, fixtures, fittings, easements, rights of way and other appurtenances (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, marketing, sales and promotional materials, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, boats, trailers, molds, tooling, tools, and dies, including those items set forth in Exhibit 8.5(a)); (c) Intellectual Property Assets, including those items set forth in Exhibit 8.5(b); (d) rights and benefits under the Assigned Contracts; (e) Accounts Receivables and other current assets; (f) claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment; (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments Governmental Bodies; and (h) goodwill; provided, however, that the Purchased Assets do not include any Excluded Assets.

“Purchase Price” has the meaning set forth in Section 1.2 of this Agreement.

“Real Property” has the meaning set forth in Section 2.11 of this Agreement.

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 2.11 of this Agreement.

“Recipient” has the meaning set forth in Section 4.10.

“Related Person” means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a smaller capacity). For purposes of this definition, (a) the “Family” of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13D-3 under the Exchange Act) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Event” means (a) except in the Ordinary Course of Business, any payment of any bonus to any officer or employee, or any increase in the salary or other compensation of any officer or employee, or entry into any employment, severance or similar Contract with any officer or employee; (b) except in the Ordinary Course of Business, the adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan; (c) any damage to or destruction or loss of any material property or assets, whether or not covered by Insurance; (d) the entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, noncompetition, joint venture, credit or other Contract or transaction that is material to the Business or that involves a total remaining commitment of more than U.S. $10,000 (other than a Permitted Contract); (e) any sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any property or asset of the Business or the imposition of any Encumbrance on any property or asset, including the sale, lease or disposition of any Intellectual Property Asset; (f) the cancellation or waiver of any claims or rights with a value in the aggregate in excess of U.S. $5,000 (other than any amounts due to Seller from Seller Parent); (g) any change in the accounting methods used by the Business; (h) any failure to cause any uncontested liability or obligation to be paid or satisfied when the same becomes due in excess of U.S. $5,000 individually or U.S. $20,000 in the aggregate; (i) any capital expenditure in excess of U.S. $10,000 individually or U.S. $50,000 in the aggregate; or (j) the entry into a Contract to do any of the foregoing.

“Review Period” shall have the meaning set forth in Section 1.4 of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Parent” has the meaning set forth in the first paragraph of this Agreement.

“Seller Parent’s Business” shall mean the design, procurement, manufacture, installation, integration, sale and distribution of material handling systems or the creation of automated solutions for material flow applications, all of which may include conveyor systems and related products.

“Seller Parent’s Ordinary Course of Business” means in accordance with the usages of trade prevailing in the industry in which Seller Parent operates and in accordance with Seller Parent’s historical and customary day-to-day practices with respect to the activity in question.

“Seller’s Knowledge” or words of similar import means actual awareness of a particular fact or other matter by any officer, director or management employee of Seller or Seller Parent.

“Significant Stockholders” means the following stockholders of Seller Parent: L. Jack Bradt, Leon C. Kirschner, Theodore W. Myers, Anthony W. Schweiger, Steven Shulman, Leonard S. Yurkovic, Ronald J. Semanick, and Gordon A. Hellberg.

“Stockholder Agreements” has the meaning set forth in the second paragraph of this Agreement.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, business tax, payroll tax, gift tax, estate tax, franchise tax, net worth tax, excise tax and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing Contract or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or reported to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means, as to any claim, Proceeding, dispute, action or other matter, that a demand or statement has been made (orally, if made to an officer or director of Seller or Seller Parent, or in writing), a notice has been given (orally, if made to an officer or director of Seller or Seller Parent, or in writing) or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Documents” means this Agreement, the Stockholder Agreement and all other Contracts and documents to be executed and delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“WARN Act” has the meaning set forth in Section 2.8.

“Warranty Claim” has the meaning set for in Section 4.8.

ARTICLE 9

GENERAL

Section 9.1 Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by any Party in this Agreement or any other Transaction Document will survive the Closing. The representations and warranties set forth in Article 2 and 3 of this Agreement will expire on September 30, 2006, except that the representations and warranties set forth in Section 2.10, Section 2.11 and Section 2.18 with respect to title to the Purchased Assets will survive until September 30, 2010.

Any claim for indemnification under Article 7 with respect to a Breach of a representation or warranty set forth in Article 2 and 3 will toll the applicable survival period of such representation and warranty as it relates to such claim. No investigation by or Knowledge of a Party or its Representatives, before or after the Closing, will affect in any manner the representations, warranties, covenants or agreements of another Party set forth in this Agreement (or in any document or agreement to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or another Party’s rights to rely thereon, and such representations, warranties, covenants and agreements will survive any such investigation.

Section 9.2 Binding Effect; Benefits; Assignment. All of the terms of this Agreement and the other Transaction Documents will be binding upon, inure to the benefit of and be enforceable by and against the successors and authorized assigns of the Parties (as applicable). Except as otherwise expressly provided in this Agreement or another Transaction Document, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the applicable Parties and their respective heirs, legal representatives, successors and assigns. No Party will assign any of its respective rights or obligations under this Agreement or another Transaction Document to any other Person without the prior written consent of the other Parties; provided, however, that Buyer may assign all or part of its right and interest in this Agreement or another Transaction Document (without the written consent of Seller or Seller Parent) to one or more of its Affiliates.

Section 9.3 Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the other Transaction Documents, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or in another Transaction Document, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

Section 9.4 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any Breach of any such term, covenant, representation or warranty, or any other term, covenant, representation or warranty set forth in this Agreement.

Section 9.5 Governing Law; Exclusive Jurisdiction. This Agreement will be governed by and construed in accordance with the applicable Legal Requirements of the State of Michigan as applicable to contracts made and to be performed in the State of Michigan without regard to conflicts of laws principles. Except as provided in Section 7.3(a)(v), any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any other Transaction Document may only be brought in a court sitting in the State of Michigan, County of Kent, City of Grand Rapids, or if it has or can acquire jurisdiction, the United States District Court for Michigan, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on a Party anywhere in the world.

Section 9.6 Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be delivered by hand, sent by facsimile with confirmation, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

(a)	If to Buyer or Buyer Parent:	with a copy to:

	TGW Transportgeräte GmbH	Barnes & Thornburg LLP
	A-4600 Wels	Suite 500
	Collmannstrasse 2	300 Ottawa Avenue, N.W.
Grand Rapids, Michigan 49503
	Telephone: +43.(0)7242.486-379	Telephone: 616/742-3932
	Facsimile: +43.(0)7242.486-349	Facsimile: 616/742-3999
	Attention: Georg J. Kirchmayr	Attention: Tracy T. Larsen

and to:

Saxinger Chalupsky Weber & Partner Rechtsanwälte GmbH
Europaplatz 7
4020 Linz, Austria
Telephone: 0043 70/60 30 30-41
Facsimile: 0043 70/60 30 30-10
Attention: Franz Mittendorfer

(b)	If to Seller or Seller Parent:	with a copy to:

	Paragon Technologies, Inc.	Pepper Hamilton LLP
	600 Kuebler Road	400 Berwyn Park
	Easton, PA 18040-9295	899 Cassatt Road
	Telephone: (610) 559-4027	Berwyn, PA 19413
	Facsimile: (610) 252-3102	Telephone: (610) 640-7825
	Attention: Leonard S. Yurkovic	Facsimile: (610) 640-7835
Attention: Jeffrey P. Libson

Any communication given in conformity with this Section 9.6, shall be effective upon the earlier of actual receipt or deemed delivery. Delivery shall be deemed to have occurred as follows: if hand delivered on the day so delivered; if mailed, three business days after the same is deposited in the United States Mail; and if sent by facsimile or overnight express courier service, the next business day. Any Party may change its address, telephone number or facsimile number by giving prior written notice to the other Parties in the manner provided herein.

Section 9.7 Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

Section 9.8 Certain Expenses. Any transfer, sales, recording or other Taxes or fees incurred in connection with the transactions contemplated by this Agreement, including the transfer of the Purchased Assets to Buyer, will paid borne equally by Buyer and Seller irrespective of which Party pays or is liable for such amounts.

Section 9.9 Headings; Construction; Time of Essence. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the word “including” or “includes” whenever used in this Agreement does not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Masculine terms are deemed to include the feminine equivalent. Neither this Agreement, any other Transaction Document nor any uncertainty or ambiguity herein or therein will be construed against Buyer or Seller, whether under any rule of construction or otherwise. No Party to this Agreement or any other Transaction Document will be considered the draftsman. On the contrary, this Agreement and each other Transaction Document has been reviewed, negotiated and accepted by all Parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties. All dollar amounts set forth in this Agreement or in any other Transaction Documents are in United States dollars, unless expressly stated to the contrary.

Section 9.10 Partial Invalidity. Whenever possible, each provision of this Agreement and each Transaction Document will be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but in case any one or more of the provisions contained in this Agreement or any other Transaction Document is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, and this Agreement, or such other Transaction Document, will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein or therein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby or thereby to be unreasonable. If the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a material adverse effect on a Party, all applicable Parties will endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVE THEIR RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of Page Intentionally Left Blank]

The parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.

TGW TRANSPORTGERÄTE GmbH

By	/s/ Georg J. Kirchmayr
	Its	CEO
“Buyer Parent”

MALIBU ACQUISITION, INC.

By	/s/ Georg J. Kirchmayr
	Its	CEO
“Buyer”

ERMANCO INCORPORATED

By	/s/ Leon C. Kirschner
	Its	President
“Seller”

PARAGON TECHNOLOGIES, INC.

By	/s/ Leonard S. Yurkovic
	Its	CEO
“Seller Parent”

Exhibit 1.3

Seller Net Current Assets as of March 31, 2005

Exhibit 1.4

Exceptions to GAAP

Exhibit 1.7

Tax Allocation

Exhibit 4.7

Employee Benefit Plans

Exhibit 8.1

Assigned Contracts

Exhibit 8.2

Assumed Liabilities

Exhibit 8.3

Data Room Index

Exhibit 8.4

Excluded Assets

Exhibit 8.5(a)

Purchased Assets - Tangible Personal Property

Exhibit 8.5(b)

Purchased Assets - Intellectual Property

[to be completed]

Annex B

May 20, 2005

The Board of Directors

Paragon Technologies, Inc.

600 Kuebler Road

Easton, Pennsylvania 18044

Dear Sirs:

We understand that Paragon Technologies, Inc. (“Parent”), ERMANCO Incorporated (“Company”) and TGW Transportgertate GmbH or its affiliate (“Purchaser”), entered into an Asset Purchase Agreement dated May 20, 2005 (the “Agreement”) pursuant to which, upon the terms and subject to the conditions contained in the Agreement, the Parent shall sell and transfer to the Purchaser the assets of the Company (the “Transaction”) for an aggregate purchase price of $23 million in cash subject to adjustment as provided in the Agreement (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received pursuant to the Agreement is fair from a financial point of view to the stockholders of the Parent.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, going-private transactions, private placements and valuations for various other purposes, and in the determination of the adequacy of consideration in such transactions. We have been retained by the Parent for the purpose of providing this opinion. We have not been authorized by the Parent or the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company and no opinion is expressed whether an alternative transaction might produce consideration in excess of the Consideration. In the ordinary course of its business as a broker-dealer, Boenning & Scattergood, Inc. may, from time to time, purchase securities from, and sell securities to, the Parent. In the ordinary course of business, Boenning & Scattergood, Inc. may actively trade the securities of the Parent for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities. Boenning & Scattergood, Inc. may, from time to time in the future, render additional services to the Parent.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of the Company, and reviewed certain internal financial analyses and forecasts prepared by the management of the Company, (ii) reviewed the Agreement, (iii), considered the terms and conditions of the Transaction as compared with the terms and conditions of certain acquisition transactions involving U.S. middle market companies and companies that manufacture material handling equipment, (iv) met and/or communicated with certain members of the Parent’s and the Company’s senior management to discuss its operations, historical financial statements and future prospects, and (v) conducted such other financial analyses, studies and investigations as we deemed appropriate.

4 Tower Bridge  •  200 Barr Harbor Drive  •  Suite 300  •  West Conshohocken  •  PA 19428-2979

(610) 832-1212  •  (800) 883-1212  •  FAX (610) 832-5301

Member NASD, SIPC

B-1

Board of Directors

May 20, 2005

Our opinion is given in reliance on information and representations made or given by the Parent and/or the Company, and its officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued or provided to us by the Parent and/or the Company including financial statements and financial projections as well as certain information from recognized independent sources. We have not independently verified the information concerning the Company or other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted a physical inspection of any properties or facilities of the Company. We have not made or obtained any independent evaluation or appraisal of any of the properties or facilities of the Company. Additionally, we assume that the Transaction is in all respects lawful under applicable law.

With regard to financial and other information relating to the general prospects of the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the management of the Company as to the Company’s most likely future performance. We have also assumed, with your consent, that the Agreement and related documents that we reviewed will conform in all material respects to their final form.

Our opinion is based upon information provided to us by the management of the Parent and/or the Company, as well as market, economic, industry, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Transaction and is provided for the information and assistance of the board of director of the Parent. Our opinion does not constitute a recommendation to the board of directors of the Parent nor does it address the business basis for the Transaction, and does not constitute a recommendation to the Parent’s shareholders as to whether how such shareholders should vote on the Transaction.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received pursuant to the Agreement is fair from a financial point of view to the stockholders of the Parent.

Sincerely,

BOENNING & SCATTERGOOD, INC.

B-2

PARAGON TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Theodore W. Myers and Ronald J. Semanick, or either of them acting in the absence of the other, as proxy holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Paragon Technologies, Inc., held of record by the undersigned on June 28, 2005, at the Special Meeting of Stockholders to be held on August 3, 2005, at 10:30 a.m., local time, or at any adjournments thereof.

This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1. This proxy may be voted, in the discretion of the proxy holders, upon such other business as may properly come before the Special Meeting of Stockholders or any adjournments thereof. The Board of Directors does not presently know of any other matters to be presented at the meeting.

Please vote and sign on the other side. No postage is required if this proxy is returned in the enclosed envelope and mailed in the United States.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

PARAGON TECHNOLOGIES, INC.

August 3, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” Proposal No. 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To approve the Asset Sale Proposal as more fully described in the attached proxy statement.

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

? FOR ? AGAINST ? ABSTAIN

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ?

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

?

Signature of Stockholder Date: Signature of Stockholder Date:

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.